As filed with the Securities and Exchange Commission on February 1, 2024

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________

Fly-E Group, Inc.
(Exact name of registrant as specified in its charter)

________________

Delaware	3711	92-0981080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

136-40 39th Avenue
Flushing, NY 11354
(929) 410-2770
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________

Zhou Ou
Chief Executive Officer
136-40 39th Avenue
Flushing, NY 11354
(929) 410-2770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

Copies to:

Richard Aftanas, Esq. Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 (212) 918-3000	Joseph M. Lucosky, Esq. Scott Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400

_____________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated _______ , 2024

PRELIMINARY PROSPECTUS

____________ Shares

Fly-E Group, Inc.

Common Stock

This is the initial public offering of Fly E-Group, Inc. We are offering _________ shares of our common stock, par value $0.01 per share. Prior to this offering, there has been no public market for shares of our common stock. We anticipate the initial public offering price will be between $____ and $____ per share.

We have applied to have shares of our common stock listed on the Nasdaq Capital Market under the symbol “FLYE.” There can be no assurance that such application will be approved. If shares of our common stock are not approved for listing on Nasdaq, we will not consummate this offering.

We are an “emerging growth company” and a “smaller reporting company” as defined in the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

After the completion of this offering, our directors and executive officers will continue to control a majority of the voting power of our common stock. As a result, although we do not expect to rely on the “controlled company” exemption, we will be a “controlled company” under the listing rules of Nasdaq, and we will qualify for exemptions from certain corporate governance requirements. See “Management — Controlled Company Exemption.”

An investment in shares of our common stock is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment, See “Risk Factors” beginning on page 9 of this prospectus before you make your decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us, before expenses(3)	$	$

____________

(1)      Assuming an initial public offering price is $___, the midpoint of the range set forth on the cover page of this prospectus.

(2)      Represents underwriting discounts equal to (i) 7% per share, which is the underwriting discounts we have agreed to pay on investors in this offering introduced by the underwriters; and (ii) 5.5% per share, which is the underwriting discounts we have agreed to pay on investors in this offering introduced by us. For purpose of the calculation only, we assume 100% investors in this offering are introduced by the underwriters. We have also agreed to issue a warrant or warrants to the representative of the underwriters exercisable in the aggregate for up to such number of shares equal to 5% of the number of shares sold in this offering (the “Representative Warrants”), to reimburse the underwriters for certain expenses and to provide the representative a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable at the closing of the offering. See “Underwriting”.

(3)      The proceeds to us presented in this table does not give effect to the exercise of (i) the option we have granted to the underwriters as described below and (ii) the Representative’s Warrants.

We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus to purchase up to ____ additional shares of our common stock from us at the initial public offering price, less the underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise their option in full, the total proceeds to us, before expenses, will be $____ , based upon an assumed initial public offering price of $____ per share, the midpoint of the range set forth on the cover page of this prospectus.

The underwriters expect to deliver the shares of common stock to investors on or about ________________, 2024.

The Benchmark Company

The date of this prospectus is ___________________, 2024.

FLY E-BIKE
WE RIDE TO FLY
驾驭未来
E-SCOOTER
E-MOTORCYCLE
E-BIKE

i

ABOUT THIS PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Although we are responsible for all of the disclosures contained in this prospectus and we believe the market and industry data included in this prospectus is reliable, we have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, we believe our internal surveys, industry forecasts and market research are reliable, even though such surveys, forecasts and research have not been independently verified. The market and industry data and forecasts included in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. While we are not aware of any misstatements regarding the market and industry data and forecasts presented in this prospectus, such data and forecasts involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•        our ability to obtain additional funding to market our vehicles and develop new products;

•        our ability to produce our vehicles with sufficient volume and quality to satisfy customers;

•        the inability of our principal vendors to deliver the necessary components for our vehicles at prices and volumes acceptable to us;

•        our principal vendors failing to perform quality control on our products;

•        the inability to obtain sufficient intellectual property protection for our brand and technologies;

•        our vehicles failing to perform as expected;

•        our facing product warranty claims or product recalls;

•        our facing adverse determinations in significant product liability claims;

•        customers not adopting electric vehicles;

•        the development of alternative technology that adversely affects our business;

•        the lingering impact of COVID-19 on our business;

•        increased government regulation of our industry; and

•        tariffs and currency exchange rates.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

iii

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, each included elsewhere in this prospectus. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” and “Fly-E Group” refer to Fly-E Group, Inc., a Delaware corporation.

Overview

We are an electric vehicle (“EV”) company that is principally engaged in designing, installing and selling smart electric motorcycles (“E-motorcycles”), electric bikes (“E-bikes”), electric scooters (“E-scooters”) and related accessories under the brand “Fly E-Bike.” At Fly E-Bike, our commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future.

Fly E-Bike was established in 2018 with its first store opened in New York. Our business has grown rapidly since then and we are now one of the leading providers of E-bikes for food delivery workers in New York City. As of January 31, 2024, we have opened 39 retail stores, including 38 stores in the United States and one store in Canada. We plan to expand our presence in the United States and extend our business into South America and Europe in the future. We also sell our products through our online store at flyebike.com.

We have a diversified product portfolio that is designed to satisfy the various demands of our customers and address different urban travel scenarios. As of January 31, 2024, we offered 21 E-motorcycle products, 34 E-bike products and 12 E-scooter products.

We are currently developing the Fly E-Bike app, which is a management service mobile software for our EVs.  We aim to design an app that will bring users a comprehensive intelligent experience to create a safer and more satisfying riding life. The development of the app is still in its preliminary stage. We have launched a testing version of the app, which is currently unavailable to our customers.

We source a significant portion of our vehicle components from China and the United States, and then assemble them into our vehicles in a leased facility located in Brooklyn, New York. In the year ended March 31, 2023, we produced 2,039 E-motorcycles, 5,953 E-bikes and 2,279 E-scooters in this facility. For the six months ended September 30, 2023, we produced 4,015 E-motorcycles, 5,980 E-bikes and 2,107 E-scooters at the same facility. In response to the increasing demand for our products, we are currently looking to lease a larger assembling facility to replace our current facility in the near future.

Our Industry

The EV industry has been experiencing significant growth and innovation in recent years. With the advancement of technology and the increasing demand for environmentally friendly transportation options, E-bikes, E-motorcycles and E-scooters have become popular choices for commuting, leisure and sports. As the demand for sustainable transportation options continues to grow, the EV industry is poised for further growth and development.

Some of the major trends driving the growth of the EV industry include the increasing demand for sustainable transportation options, advancements in battery and motor technology, and the growing popularity of E-bike sharing services. Government incentives and regulations, such as tax credits and subsidies for the purchase of EVs, are also driving the growth of the industry.

City bikes and city E-bikes are popular in big cities in the United States, such as New York City, Miami and Dallas. There is also a growing popularity of E-scooters as an increasing number of EV merchants are launching their businesses in these cities.

New York City is a major commercial hub and the largest metropolitan area in the United States. As a result, the volume of small package deliveries in New York City is remarkably high, and it has continued to grow over the years. With the rise of E-commerce and online shopping, more and more people in New York City are relying on package deliveries for their everyday needs, leading to a significant increase in small package delivery volume. The COVID-19 pandemic has further accelerated this trend as more people have turned to online shopping.

The high volume of package deliveries in New York City has led to concerns about traffic congestion and delivery vehicle emissions, which the city is working to address through initiatives such as congestion pricing and EV incentives. For short-distance deliveries within urban areas, E-bike delivery can be a more efficient and environmentally friendly option compared to truck delivery. E-bikes can navigate through congested city streets, often taking shorter routes that trucks cannot access, and deliver packages quickly without contributing to traffic congestion or air pollution. Additionally, E-bikes are often cheaper to operate and maintain than trucks. We expect that other large densely populated cities in the United States, such as Miami and Dallas, face similar challenges and will continue to adopt the use of E-bikes, E-motorcycles and E-scooters to meet their delivery needs.

Our Products

We offer a diverse product portfolio that satisfies various demands of our customers and addresses different urban travel scenarios. Following market trends and technological updates, we continuously develop and add new products into our portfolio to meet our customers’ needs. We also regularly introduce upgrades and refreshes to our existing models.

E-motorcycles

Our E-motorcycle category consists of 21 different products, which include a range of E-moped, E-motorcycle and E-tricycle.

E-moped

Our E-moped product line is one of our most popular, featuring a range of eight different models. Our E-mopeds can run an average of 20-70 miles on a single charge, with a top speed of 20-38 miles per hour. Additionally, our E-mopeds are capable of holding a payload of 185-400 pounds. Each E-moped offer several standard features, including a remote key fob, alarm system, lockable under-seat storage, front and rear suspension, and a complete lighting package. Some models also offer a USB phone charging port for added convenience. These features make them an ideal choice for delivery workers.

All of our E-mopeds feature a low seat height and large tires, providing excellent stability at all speeds and on all surfaces. Moreover, their electric drivetrain requires no clutch or gears, making them easy to operate for almost anyone.

E-motorcycle

We also offer E-motorcycles that are designed for urban commuting and city riding, offering a range of 25-80 miles on a single charge and a top speed of 30-59 miles per hour. They have a payload capacity of 160-400 pounds and feature a powerful electric motor with multiple riding modes to choose from. Additionally, our E-motorcycles are equipped with advanced safety features, including anti-lock brakes and a high-performance suspension system, ensuring optimal handling and rider safety.

E-tricycle

The Fly-Tricycle is an electric three-wheel vehicle that offers three seats. The interior of this vehicle is crafted with high-quality automotive-grade materials, ensuring long-lasting durability. This vehicle can run a range of 43-62 miles on a single charge, with a top speed of 30 miles per hour. Additionally, the Fly-Tricycle is capable of holding a payload of 1239 pounds.

E-bikes

We currently offer 34 different E-bike products, which include City E-bikes, foldable E-bikes and standard E-bikes.

City E-bike

Our City E-Bike has a range of 15-20 miles on a single charge and a maximum speed of 20 miles per hour. It has a payload capacity of 200 pounds and an under-seat storage area.

Foldable E-bike

Our foldable E-bikes, including the Dolphin E-Bike and the Air-2, are versatile and convenient for folding. They are capable of running 20-25 miles on a single charge with a top speed of 23 miles per hour. In addition, our foldable E-bikes have a payload capacity of 250 pounds. They are compact, portable and easy to store, making them a good choice for people who are conscious of space limitations, such as those who live in small apartments in big cities.

Standard E-bike

Our standard E-bikes are designed to be lightweight and come in a variety of different outlook designs, with multiple speed options to choose from. They offer a range of 20-60 miles on a single charge, with a top speed range of 15-32 miles per hour, and have a payload capacity of 180-250 pounds.

E-scooters

Our E-scooter segment currently offers 12 different products, which the Insurgent E-Scooter, Flytron, H-Max and H-1 models.

Our E-scooters offer a range of 15-45 miles on a single charge and a top speed range of 15-40 miles per hour. They are also capable of holding a weight range of 250-330 pounds. Additionally, our smart E-scooters are equipped with hydraulic disc brakes made from special alloys. The brake discs are slotted to extend the life of the system. The hardware of the brakes is complemented by the electronic braking system, which provides for intelligent braking and recycling kinetic energy. Certain of our models also employ the combined braking system, which intelligently splits braking force between the front and rear discs to shorten the braking distance at higher speeds.

Accessories and spare parts

We offer a comprehensive line of Fly E-Bike branded accessories and spare parts. We also sell traditional bikes.

Risks Relating to Our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•        We may be unable to meet our growing production plans and delivery plans, any of which could harm our business and prospects.

•        We are dependent on certain principal vendors in China for a significant portion of our vehicle components, and the inability of these vendors to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

•        We rely on third parties for quality control on the parts sourced from China.

•        Our success will depend on our ability to economically produce our vehicles at scale, and our ability to produce vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

•        Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs and manage inventory at optimal levels, our operating results will suffer.

•        Increases in costs, disruption of supply, or shortage of materials used to manufacture the component parts used in our vehicles, including potential risks stemming from the conflict between Russia and Ukraine, could harm our business.

•        Our vehicles may not perform in line with customer expectations.

•        Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt electric vehicles.

•        The electric mobility industry is subject to rapidly changing and often complex regulatory environments.

•        We may be unable to adequately control the costs associated with our operations.

•        We may not succeed in establishing, maintaining and strengthening our brand, which could materially and adversely affect customer acceptance of our products, which could in turn materially affect our business, results of operations or financial condition.

•        We have a relatively short operating history, which makes it difficult to evaluate our future prospects, forecast financial results, and assess the risks and challenges we may face.

•        We identified material weaknesses and significant deficiencies in our internal control over financial reporting.

•        The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in this industry.

•        An adverse determination in any significant product liability claim against us could materially adversely affect our business, results of operations or financial condition.

•        We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

•        Our management team does not have any experience in operating a publicly traded company.

•        We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

•        If we are unable to adequately establish, maintain, protect and enforce our intellectual property and proprietary rights, our reputation may be harmed, we may be subject to litigation, and our business may be adversely affected.

•        Improper activities by third parties, exploitation of encryption technology, new data-hacking tools and discoveries and other events or developments may result in future intrusions into or compromise of our networks and technology systems.

•        Potential tariffs or a global trade war could increase our costs and could further increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

•        We may be unable to improve our existing products and develop and market new products that respond to customer needs and preferences and achieve market acceptance.

•        We have limited experience servicing our vehicles, and if we are unable to address the service requirements of our customers, our business could be materially and adversely affected.

•        Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on our business, results of operations or financial condition.

•        If our vehicle owners customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm our business.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the federal securities laws and, therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•        a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•        exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•        reduced disclosure obligations regarding executive compensation; and

•        exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in total annual growth revenues, have issued more than $1 billion of non-convertible debt in the past three years, or if we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”). We may choose to take advantage of some, but not all, of the available benefits available to emerging growth companies. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Implication of Being a Controlled Company

As of the date of this prospectus, our directors and executive officers currently beneficially own approximately 78% of the outstanding shares of our common stock. Upon closing of this offering, we expect that our directors and executive officers will beneficially own approximately ___% of our common stock (or approximately ___% if the underwriters exercise their overallotment to purchase additional shares of our common stock in full). Therefore, our directors and executive officers will be able to have a significant influence over fundamental and significant corporate matters and transactions. Although we do not expect to rely on the “controlled company” exemption, we will be a “controlled company” under the listing rules of Nasdaq and we will qualify for exemptions from certain corporate governance requirements. See “Management — Controlled Company Exemption” and “Risk Factors — Risks Related to Our Common Stock and this Offering — Our directors and executive officers will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.”

Company Information

Our principal executive office is located at 136-40 39th Avenue, Flushing, NY11354. Our website address is flyebike.com. The information on or accessible through our website is not part of this prospectus.

The Offering

Securities we are offering	________ shares of common stock.
Initial public offering price	We anticipate the initial public offering price will be between $___ and $___ per share.
Shares of common stock outstanding immediately before this offering	________ shares.
Shares of common stock outstanding immediately after this offering	________ shares.
Over-allotment option

We have granted the underwriters a 30-day option to purchase up to an additional ________ shares of our common stock at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments, if any.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds”.
Risk Factors

See “Risk Factors” on page 9 of this prospectus and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Lock-up

We, our directors, executive officers, and holders of more than 5% of the outstanding shares of our common stock certain shareholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days after the date of this prospectus. See “Underwriting”.

Representative’s Warrants

We have agreed to issue to the representative of the underwriters or its designees at the closing of this offering, warrants to purchase the number of shares of our common stock equal to 5% of the aggregate number of shares sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the commencement of sales in this offering. The exercise price of the Representative’s Warrants will equal 100% of the initial public offering price per share, subject to adjustments. See “Underwriting”.

Nasdaq listing and symbol

We have applied to have shares of our common stock listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FLYE”. No assurance can be given that our application for listing will be approved by Nasdaq or that a trading market will develop for our common stock. We will not proceed with this offering in the event shares of our common stock are not approved for listing on Nasdaq.

The number of shares of common stock to be outstanding after this offering is based on ___ shares outstanding as of the date of this prospectus.

Unless otherwise indicated, this prospectus reflects and assumes no exercise by the underwriters of their over-allotment option or the Representative’s Warrants.

Summary Consolidated Financial Data

The following tables set forth a summary of our consolidated financial data as of the dates and for the periods presented. We have derived the summary statement of consolidated operations data for the years ended March 31, 2023 and 2022, and the consolidated balance sheet data as of March 31, 2023 and 2022, from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statement of operations data for the six months ended September 30, 2023 and 2022, and the consolidated balance sheet data as of September 30, 2023, from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the sections in this prospectus entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not necessarily indicative of our future results.

Statement of Consolidated Operations data:

	For the Six Months ended September 30,		For the Years Ended March 31,
	2023	2022	2023	2022
Revenues	$16,606,185	$11,983,113	$21,774,937	$17,192,659
Cost of Revenues	10,122,171	7,461,381	13,485,405	13,950,620
Gross Profit	6,484,014	4,521,732	8,289,532	3,242,039

Operating Expenses
Selling Expenses	2,701,545	1,667,355	3,667,227	2,042,668
General and Administrative Expenses	1,930,300	1,394,753	2,309,927	571,639
Total operating expenses	4,631,845	3,062,108	5,977,154	2,614,307
Income from Operations	1,852,169	1,459,624	2,312,378	627,732

Other Income (Expenses), net	29,701	(2,375)	(11,574)	(48,503)
Interest Expenses, net	(50,592)	(12,263)	(100,341)	—
Income Before Income Taxes	1,831,278	1,444,986	2,200,463	579,229
Income Tax Expense	(644,279)	(443,840)	(821,892)	(171,208)
Net Income	1,186,999	1,001,146	$1,378,571	$408,021

Consolidated Balance Sheet data:

	September 30, 2023	March 31, 2023	March 31, 2022
ASSETS
Current Assets
Cash	$1,109,429	$358,894	$395,034
Accounts receivable	853,026	389,077	54,325
Accounts receivable – related parties	339,634	136,565	—
Inventories, net	5,351,889	3,838,754	4,605,526
Prepayments and other receivables	777,596	782,819	145,189
Prepayments and Other receivables – related parties	99,500	—	—
Total Current Assets	8,531,074	5,506,109	5,200,074
Property and equipment, net	1,155,914	785,285	424,480
Security deposits	503,133	424,942	294,262
Deferred IPO costs	175,819	75,819	—
Deferred tax assets, net	21,500	211,100	659,900
Operating lease right-of-use assets	11,563,288	10,261,556	8,083,920
Total Assets	21,950,728	$17,264,811	$14,662,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$505,415	$1,005,401	$1,076,329
Current portion of long-term loan payables	964,235	412,224	—
Current portion of long-term loan payables – related parties	30,000	—	—
Accrued expenses and other payables	399,535	365,662	470,759
Other payables – related parties	183,866	332,481	2,828,804
Operating lease liabilities – current	2,161,081	1,836,737	1,312,549
Taxes payable	1,302,604	959,456	734,429
Total Current Liabilities	5,546,736	4,911,961	6,422,870
Long-term loan payables	270,817	723,228	—
Long-term loan payables – related parties	—	150,000	—
Operating lease liabilities – non-current	10,045,747	8,979,193	7,117,908
Total Liabilities	15,863,300	14,764,382	13,540,778

Stockholders’ Equity
Preferred stock, $0.01 par value, 40 shares authorized and nil outstanding	—	—	—
Common stock, $0.01 par value, 400 shares authorized and 200 shares outstanding	2	2	2
Additional Paid-in Capital	2,400,000	—	—
Retained Earnings	3,687,426	2,500,427	1,121,856
Total Stockholders’ Equity	6,087,428	2,500,429	1,121,858
Total Liabilities and Stockholders’ Equity	$21,950,728	$17,264,811	$14,662,636

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Company’s Business, Operations, and Industry

We may be unable to meet our growing production plans and delivery plans, any of which could harm our business and prospects.

In order to meet the increasing demand of our products, we plan to open more stores in the future. Our plans call for achieving and sustaining increases in vehicles production and deliveries. Our ability to achieve these plans will depend upon a number of factors, including our suppliers’ ability to support our needs and our ability to utilize our current assembling capacity, achieve the planned production yield and further increase capacity as planned while maintaining our desired quality levels and optimize design and production changes. If we are unable to realize our plans, our brand, business, prospects, financial condition and operating results could be materially damaged.

We are dependent on certain principal vendors in China for a significant portion of our vehicle components, and the inability of these vendors to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

We source a significant portion of our vehicle components from China and then assemble these parts into our products in the United States. We rely on certain principal vendors who help us source parts used in our vehicles from various suppliers in China.

If our principal vendors decide to terminate their partnership with us, experience sourcing failures, or otherwise become unable to provide us with the necessary components in sufficient quantities, in a timely manner, and on acceptable terms, we may have to delay the production and sale of our products or find an alternative vendor. Any significant unanticipated demand would require us to procure additional components in a short amount of time. While we believe that we will be able to secure additional or alternate sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components of our products.

In addition, as a result of COVID-19, normal economic life throughout China was sharply curtailed and there were disruptions to normal operation of businesses in various areas. For example, in 2022, when China rigorously enforced its “Zero-COVID” policy, some manufacturing facilities were closed and work at other facilities was curtailed in many places where we sourced our vehicle components. Some of our vendors had to temporarily close a facility for disinfecting after employees tested positive for COVID-19, and others faced staffing shortages from employees who were sick or apprehensive about coming to work. Further, the ability of our vendors to ship their goods to us became difficult as transportation networks and distribution facilities reduced capacity, all of which caused an increase in shipping costs and time and affected the availability of inventories to meet our sales demand.

Although the anti-pandemic policies have been eased in China since the beginning of 2023, it is uncertain whether the Chinese government will tighten its restrictive policies and measures again in the future. Furthermore, the lingering impacts of the global pandemic may continue adversely affecting our supply chain, which in turn may materially and adversely affect our business and results of operations. Although our business operations were not materially impacted because of measures we took during the lockdown period in 2022, which included increasing order quantities for vehicle components and maintaining higher inventory levels, as well as avoiding heavy reliance on a single vendor, there can be no assurance as to whether and to what extent these mitigation measures will be effective in the event of future supply chain disruptions. Maintenance of high inventories can increase our costs and involve other risks. See “Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs and manage inventory at optimal levels, our operating results will suffer.” In addition, if we encounter unexpected difficulties with our principal vendors, and if we are unable to fill these needs from other vendors in a timely manner, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our vehicles. The loss of any vendors or the disruption in the supply of components from these vendors could lead to design changes and delays in product deliveries to our customers, which could hurt our relationships with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

We rely on third parties for quality control on the parts sourced from China.

We rely on one of our principal vendors in China to monitor the factories manufacturing the parts sourced from China for use in our vehicles. We have limited control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If our principal vendor fails to perform its duties, including proper inspections on sample products before mass production, the third-party manufacturers may fail to manufacture our product components according to our schedule and requirements or at all. The quality of our products is crucial to our continued growth. If our principal vendor fails to perform its supervising and inspecting duties properly, our final products could have quality issues, which could result in product recall, return of products and potential lawsuits against us if our products cause any injuries or damages due to the quality issues. Any occurrence of the foregoing could hurt our relationship with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

Our success will depend on our ability to economically produce our vehicles at scale, and our ability to produce vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

Our business success will depend in large part on our ability to economically produce, market and sell our vehicles at sufficient capacity to meet the demands of our customers. We will need to scale our production capacity in order to successfully implement our growth strategy.

We currently have one facility in which we assemble all of our products in Brooklyn, New York. We have no experience in large-scale production of our vehicles, and we do not know whether we will be able to develop efficient, automated, low-cost production capabilities and processes, such that we will be able to meet the quality, price and production standards, as well as the production volumes, required to successfully market our vehicles and meet our business objectives and customer needs. Any failure to develop and scale our production capability and processes could have a material adverse effect on our business, prospects, financial condition and operating results.

Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs and manage inventory at optimal levels, our operating results will suffer.

As we plan to continue expanding our business, we expect to include more products and their components in our inventory, which will make it more challenging for us to manage our inventory effectively and will put more pressure on our warehousing system. Maintaining excessive inventory levels beyond customer demand can lead to higher inventory carrying costs. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. On the other hand, if we underestimate customer demand or encounter delays from our vendors in supplying vehicle components promptly, we may face inventory shortages. This could potentially compel us to procure vehicle components at higher costs, leading to a backorder situation or unfulfilled customer orders, which could lead to potential cancellations or loss of customers to competitors and negatively impact our brand image and reputation.

There is no assurance that our suppliers will ultimately be able to meet our cost, quality and volume needs, or do so on a timely basis. Furthermore, as the volume of our sales increases, we will need to accurately forecast, purchase and warehouse components at much higher volumes than we have experience with. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, or storage, transportation and write-off costs. Any of the above could have a material adverse effect on our business, prospects, financial condition and operating results.

Increases in costs, disruption of supply, or shortage of materials used to manufacture the component parts used in our vehicles, including potential risks stemming from the conflict between Russia and Ukraine, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of similar products by our competitors, and could adversely affect our business and operating results. These risks include:

•        an increase in the cost, or decrease in the available supply, of materials used in the battery packs;

•        tariffs on the materials we source in China; and

•        fluctuations in the value of the Chinese Renminbi against the U.S. dollar as our purchases for the components of our products are denominated in Chinese Renminbi.

Disruption in our supply chain and rising prices of raw materials as a result of the conflict between Russia and Ukraine may also negatively impact our businesses. In February 2022, Russian military forces launched a military action in Ukraine. The ongoing military action between Russia and Ukraine, sanctions and other measures imposed against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic by the U.S. and other countries and bodies around the world, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, has in the past and in the future could continue to adversely affect the global economy and financial markets and could adversely affect our business, prospects, financial condition and operating results. Additional potential sanctions and penalties have also been proposed and/or threatened. Although our operations have not experienced a material adverse impact on supply chain or other aspects of our business from the ongoing conflict between Russia and Ukraine, during times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks that could materially disrupt our operations, supply chain, and ability to produce, sell and distribute our products. We cannot predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant, could result in increases in commodity, freight, logistics and input costs and could potentially have substantial impact on the global economy and our business for an unknown period of time.

Substantial increases in the prices for our materials or prices charged to us would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase prices in response to increased material costs could result in cancellations of vehicle orders and therefore materially and adversely affect our brand, business, prospects, financial condition and operating results.

Our vehicles may not perform in line with customer expectations.

Our vehicles may not perform in line with customers’ expectations. For example, our vehicles may not have the durability or longevity of other vehicles in the market, and may not be as easy and convenient to repair as other vehicles on the market. Any product defects or any other failure of our vehicles to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, prospects, financial condition and operating results.

In addition, the range of our vehicles on a single charge declines principally as a function of usage, time and charging patterns as well as other factors. For example, a customer’s use of his or her electric vehicle as well as the frequency with which he or she charges the battery can result in additional deterioration of the battery’s ability to hold a charge. Furthermore, our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. If any of our vehicles fail to perform as expected, we may need to delay deliveries, initiate product recalls and provide servicing or updates under warranty at our expenses, which could materially and adversely affect our brand, business, prospects, financial condition and operating results.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt electric vehicles.

Demand for our products depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new electric vehicles and technologies. As our business grows, economic conditions and trends will impact our business, prospects and operating results as well.

Demand for our electric vehicles may also be affected by factors directly impacting the price or the cost of purchasing and operating electric vehicles such as sales and financing incentives, prices of raw materials, parts and components and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.

In addition, the demand for our vehicles and services will highly depend upon the adoption by consumers of new energy vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, price and other competition, evolving government regulation and industry standards and changing consumer demands and behaviors.

Other factors that may influence the adoption of new energy vehicles, and specifically electric vehicles, include:

•        perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles, whether or not such vehicles are produced by us or other companies;

•        perceptions about vehicle safety in general;

•        the limited range over which electric vehicles may be driven on a single battery charge and the speed at which batteries can be recharged;

•        the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•        the availability of service for electric vehicles;

•        the environmental consciousness of consumers;

•        the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•        macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our electric vehicles and use our services. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be affected.

The electric mobility industry is subject to rapidly changing and often complex regulatory environments.

The electric mobility industry is subject to rapidly changing and often complex regulatory environments at local, state, national, and international levels. Evolving regulations related to safety standards, emissions, licensing, and operational requirements can have a substantial impact on our business operations and profitability. Compliance with these changing regulations may necessitate costly modifications to our products, business processes, or market strategies, which could lead to increased expenses and delays in product development and market entry. Failure to navigate and adhere to evolving regulations adequately could result in legal and financial liabilities, damage to our reputation, and potential market restrictions. Furthermore, inconsistency in regulations between different jurisdictions may create challenges in maintaining uniform business practices and product offerings, increasing our exposure to regulatory risks. Furthermore, a significant portion of our customer base comprises food delivery workers, and if leading food delivery platforms like Uber Eats and DoorDash impose new requirements on the type of electric vehicles they allow, non-compliance on our part could result in the loss of these customers. While we believe we are presently in compliance with applicable laws and regulations in our operating regions, there can be no assurance that we can always promptly adapt to the rapidly changing regulatory environment. If we fail to effectively adjust to the changing regulatory landscape and comply with applicable laws and regulations in our operating regions, our business, prospects, financial condition and operating results would be materially and adversely affected.

We may be unable to adequately control the costs associated with our operations.

We expect to incur significant costs which will impact our profitability, including research and development expenses as we roll out new models and improve existing models, raw material procurement costs and selling and distribution expenses as we build our brand and market our vehicles. Our ability to remain profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell and distribute and service our vehicles and services, our business, prospects, financial condition and operating results would be materially and adversely affected.

We may not succeed in establishing, maintaining and strengthening our brand, which could materially and adversely affect customer acceptance of our products, which could in turn materially affect our business, results of operations or financial condition.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Fly E-Bike brand. If we are unable to establish, maintain and strengthen our brand, we may lose the opportunity to build and maintain a critical mass of customers. Our ability to develop, maintain and strengthen our brand will depend heavily on the success of our marketing efforts. Failure to develop and maintain a strong brand could materially and adversely affect customer acceptance of our vehicles, could result in suppliers and other third parties being less likely to invest time and resources in developing business relationships with us, and could materially adversely affect our business, prospects, financial condition and operating results.

We have a relatively short operating history, which makes it difficult to evaluate our future prospects, forecast financial results, and assess the risks and challenges we may face.

Our business is relatively new and rapidly evolving. We first launched our business in 2018 and have a limited operating history. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. Risks and challenges we have faced or expect to face as a result of our relatively limited operating history and evolving business model include our ability to:

•        make operating decisions and evaluate our future prospects and the risks and challenges we may encounter;

•        forecast our revenue and budget for and manage our expenses;

•        attract new customers and retain existing customers in a cost-effective manner;

•        comply with existing and new or modified laws and regulations applicable to our business;

•        manage our business assets and expenses;

•        plan for and manage capital expenditures for our current and future offerings and manage our supply chain and supplier relationships related to our current and future offerings;

•        anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•        maintain and enhance the value of our reputation and brand;

•        effectively manage our growth and business operations;

•        successfully expand our geographic reach;

•        hire, integrate and retain talented people at all levels of our organization; and

•        successfully develop new features, offerings and services to enhance the experience of customers.

If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, prospects, financial condition and operating results could be adversely affected.

We identified material weaknesses and significant deficiencies in our internal control over financial reporting. If we are unable to remediate these material weaknesses and significant deficiencies, or identify additional material weaknesses and significant deficiencies in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation and audit of our consolidated financial statements for the year ended March 31, 2023, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses that have been identified included our lack of (i) sufficient financial reporting and accounting personnel with appropriate knowledge of generally accepted accounting principles in the United States of America (the “U.S. GAAP”) and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements, (ii) formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework, and (iii) sufficient controls designed and implemented in IT environment and IT general control activities, which are mainly associated with areas of logical access security, computer operation and service organization control monitoring activities. We have also identified significant deficiencies in our internal control over financial reporting during the review of our internal control.

In response to the material weaknesses and significant deficiencies identified prior to this offering, we are in the process of implementing a number of measures to address the material weaknesses and significant deficiencies identified, including but not limited to (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements; and (iii) regularly conducting checks on the IT software we utilize to ensure its proper functionality, and arranging training sessions for our IT staff. We also plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating a U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and establishing an audit committee and strengthening corporate governance as well as general control over our information technology. While we believe these efforts will remediate the material weaknesses and significant deficiencies, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting, to prevent the identification of new significant deficiencies in the future or that they will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses and significant deficiencies, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods required of public companies could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in this industry.

The market of electric two-wheel vehicles is in its infancy, and we expect it will become more competitive in the future. There is no assurance that our vehicles will be successful in the respective markets in which they compete. A significant and growing number of established and new companies, as well as other companies, have entered or are reported to have plans to enter the electric vehicle market. Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, sales networks and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Increased competition could result in lower vehicles sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

An adverse determination in any significant product liability claim against us could materially adversely affect our business, results of operations or financial condition.

The development, production, marketing, sale and usage of our vehicles will expose us to significant risks associated with product liability claims. Our business is vulnerable to product liability claims, and we may face inherent risk of exposure to claims in the event our vehicles do not perform or are claimed to not have performed as expected. If our products are defective, malfunction or are used incorrectly by our customers, it may result in bodily injury, property damage or other injury, including death, which could give rise to product liability claims against us. For example, our certain EVs use lithium-ion batteries, which, if not appropriately managed and controlled, can rapidly release energy by venting smoke and flames that can ignite nearby materials. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to product liability claims against us and potentially a safety recall. Any losses that we may suffer from any liability claims and the effect that any product liability litigation may have upon the brand image, reputation and marketability of our products could have a material adverse impact on our business, results of operations or financial condition. No assurance can be given that material product liability claims will not be made in the future against us, or that claims will not arise in the future in excess or outside of our insurance coverage and contractual indemnities with suppliers and manufacturers. We may not be able to obtain adequate product liability insurance for our existing or new products or the cost of doing so may be prohibitive. Adverse determinations of material product liability claims made against us could also harm our reputation and cause us to lose customers and could have a material adverse effect on our business, prospects, financial condition and operating results.

We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

The loss of the services of our CEO could have a material adverse effect on us. We do not maintain any key man life insurance on our executives, including our CEO. The loss of the services of any of our executive management could impair our ability to execute our business plan and growth strategy, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Our future success will also depend on our ability to attract, retain and motivate other highly skilled employees. Competition for personnel in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, prospects, financial condition and operating results will be adversely affected.

Our management team does not have any experience in operating a publicly traded company.

While our management team has a wide breadth of business experience, none of our executive officers have held an executive position at a publicly traded company. Given the onerous compliance requirements to which public companies are subject, there is a chance our executive officers will fail to perform at a level expected of public company officers. In such an event, the Company’s share price could be adversely effected. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. In addition, the development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;

•        pay substantial damages;

•        seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•        redesign our vehicles or other goods or services; or

•        establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

If we are unable to adequately establish, maintain, protect and enforce our intellectual property and proprietary rights, our reputation may be harmed, we may be subject to litigation, and our business may be adversely affected.

Our future success and competitive position depend on our ability to establish, maintain, protect and enforce our intellectual property and proprietary rights. We currently hold one trademark in the United States. Other than that, we do not own any issued patents, copyright nor other intellectual property registrations in the United States. We also seek to protect our trade secrets and other proprietary information through common law copyright and trademark principles, but these actions may be inadequate. The steps we have taken and will take may not prevent unauthorized use, reverse engineering or misappropriation of our technologies and we may be unable to detect any of the foregoing. Our lack of intellectual property protection in the United States may restrict our ability to protect our technologies and processes from competition. Defending and enforcing our intellectual property rights may result in litigation, which can be costly and divert management attention and resources. We plan to apply for patents, additional trademarks and other intellectual property registrations in the United States in the future to protect our brand and technologies. However, the intellectual property application process is complex and can be time-consuming. Even after investing significant resources in preparing and filing an application, there is no guarantee that it will be granted. If our efforts to protect our technologies and intellectual property are inadequate, the value of our brand and other intangible assets may be diminished and competitors may be able to mimic our cloud services. Any of these events could have a material adverse effect on our business, prospects, financial condition and operating results.

Improper activities by third parties, exploitation of encryption technology, new data-hacking tools and discoveries and other events or developments may result in future intrusions into or compromise of our networks and technology systems.

Our systems, website, data (wherever stored), software or networks and those of third-party suppliers and service providers, are vulnerable to security breaches, including unauthorized access, computer viruses or other malicious code and other cyber threats that could have a security impact. We, our third-party suppliers and service providers may not be able to anticipate evolving techniques used to effect security breaches (which change frequently and may not be known until launched), or prevent attacks by hackers, including phishing or other cyber-attacks, or prevent breaches due to employee error or malfeasance, in a timely manner or at all. Cyber-attacks have become far more prevalent in the past few years, potentially leading to the theft or manipulation of confidential and proprietary information or loss of access to, or destruction of, data on our or third-party systems, as well as interruptions or malfunctions in our or third parties’ operations. If a breach occurs within the supply chain, disjointed or delayed response efforts can exacerbate the impact, prolong recovery time, and increase potential damage to our operations and reputation. In addition, at present, there are no existing contractual agreements delineating cybersecurity responsibilities between our company and our suppliers or service providers. This absence of clear terms poses a risk wherein disputes regarding liability and accountability in the event of a security breach may emerge. Such disputes could potentially result in legal complexities, financial losses, and impeded incident resolution within our supply chain.

We have taken and are taking steps to monitor and enhance the security of our information technology systems. Furthermore, our board of directors schedules periodic discussions with management regarding significant risk exposures, including risks related to data privacy and cybersecurity, and assists in taking steps to mitigate the risk of cyberattacks on us. However, the techniques used by cyber criminals change frequently and often cannot be recognized until launched against a target; accordingly, we may not be able to anticipate these frequently changing techniques, implement adequate preventive measures for all of them or remediate any unauthorized access on a timely basis. All preventive measures, as well as additional measures that may be required to comply with rapidly evolving security standards and protocols imposed by law, regulation, industry standards or contractual obligations, may cause us to incur substantial expenses. Any unauthorized access into our customers’ sensitive information, data belonging to us or our vendors or employee data, even if we are compliant with industry security standards, could put us at a competitive disadvantage, result in deterioration of our customers’, vendors’ and employees’ confidence in us and subject us to investigations, required notifications, potential litigation, liability, fines and penalties and consent decrees, resulting in a possible material adverse impact on our brand, business, prospects, financial condition and operating results.

Potential tariffs and other restrictions on trade could increase our costs and could further increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

We source a significant portion of our vehicle components from China. We cannot predict what actions may be taken with respect to tariffs or trade relations between the United States and China, what products may be subject to such actions, or what actions may be taken by the China in retaliation. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and our product margins. Any such cost increases or decreases in availability could slow our growth and cause our business, prospects, financial condition and operating results to suffer.

We may be unable to improve our existing products and develop and market new products that respond to customer needs and preferences and achieve market acceptance.

We may not be able to compete as effectively with our competitors, and ultimately satisfy the needs and preferences of our customers unless we can successfully enhance existing products, develop new innovative products and distinguish our products from our competitors’ products through innovation and design. Product development requires significant financial, technological and other resources. There can be no assurance that we will be able to incur a level of investment in research and development that will be sufficient to successfully make us competitive in product innovation and design. In addition, even if we are able to successfully enhance existing products and develop new products, there is no guarantee that the markets for our existing products and new products will progress as anticipated. If any of the markets in which our existing products compete do not develop as expected, our business, prospects, financial condition and operating results could be materially adversely affected.

We have limited experience servicing our vehicles, and if we are unable to address the service requirements of our customers, our business could be materially and adversely affected.

We have limited experience servicing or repairing our vehicles. Servicing electric vehicles is different than servicing traditional vehicles and requires specialized skills, including training and servicing techniques for electric vehicles. If we are unable to successfully address the servicing requirements of our customers or establish a market perception that we maintain high-quality support, our reputation could be harmed, we may be subject to claims from our customers, and our business, prospects, financial condition and operating results may be materially and adversely affected.

Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on our business, results of operations or financial condition.

We provide a three-month warranty against defects for our EVs and three-month warranty on the battery. Our warranty will generally require us to repair or replace defective products during such warranty periods at no cost to the consumer. We will record provisions based on an estimate of product warranty claims, but there is the possibility that actual claims may exceed these provisions and therefore negatively impact our results of operations of financial condition.

In addition, we may in the future be required to make product recalls or could be held liable in the event that some of our products do not meet safety standards or statutory requirements on product safety, even if the defects related to any such recall or liability are not covered by our limited warranty. The repair and replacement costs that we could incur in connection with a recall could have a material adverse effect on our business, results of operations or financial condition. Product recalls could also harm our reputation and cause us to lose customers, particularly if recalls cause consumers to question the safety or reliability of our products, which could have a material adverse effect on our business, prospects, financial condition and operating results.

If our vehicle owners customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm our business.

Electric vehicle enthusiasts may seek to “hack” our vehicles to modify their performance, which could compromise vehicle safety systems. Also, customers may customize their vehicles with after-market parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of our vehicles and any injuries resulting from such modifications could result in adverse publicity which would negatively affect our brand and harm our business, prospects, financial condition and operating results.

Risks Related to Our Common Stock and this Offering

Prior to this offering, we had no public market for our common stock and you may not be able to resell our common stock at or above the price you paid, or at all.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between us and the underwriters, and may vary from the market price of our common stock following the completion of this offering. An active or liquid market in our common stock may not develop upon completion of this offering or, if it does develop, it may not be sustainable. In the absence of an active trading market for our common stock, you may not be able to resell any shares you hold at or above the initial public offering price or at all. We cannot predict the prices at which our common stock will trade.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our common stock may be volatile.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. If this were to happen, investors could find the market price of our common stock to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their common stock.

Our directors and executive officers will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this offering, the existing holdings of our directors and executive officers will be, in the aggregate, approximately _____% of our outstanding common stock. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our company; (2) impeding a merger, consolidation, takeover or other business combination involving our company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

If you purchase our common stock sold in this offering, you will experience immediate and substantial dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the as adjusted net tangible book value per share after giving effect to this offering of $___ per share, based on an assumed initial public offering price of $___ per share, because the price that you pay will be substantially greater than the as adjusted net tangible book value per share that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price per share when they purchased shares of our common stock. You will experience additional dilution when we issue additional shares of common stock. See “Dilution.”

Our management will have broad discretion in application of the net proceeds of this offering and may not use these proceeds effectively.

Our management will have considerable discretion in the application of the net proceeds of this offering. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds.”

As an emerging growth company, we are exempt from the requirements under the Sarbanes-Oxley Act that a public accounting firm attest as to internal controls, and we lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the Nasdaq Capital Market.

The Nasdaq Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the Nasdaq Capital Market, we must meet the following criteria:

•        Our shareholders’ equity must be at least $2,500,000; or the market value of our listed securities must be at least $35,000,000; or our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•        The market value of our publicly held shares must be at least $1,000,000;

•        The minimum bid price for our shares must be at least $1.00 per share;

•        We must have at least 300 shareholders;

•        We must have at least 500,000 publicly held shares;

•        We must have at least 2 market makers; and

•        We must have adopted Nasdaq-mandated corporate governance measures, including a board of directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

If our shares are listed on the Nasdaq Capital Market but are delisted from the Nasdaq Capital Market at some later date, our shareholders could find it difficult to sell our shares. In addition, if our common stock is delisted from the Nasdaq Capital Market at some later date, we may apply to have our common stock quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the Nasdaq Capital Market. In addition, if our common stock is not so listed or are delisted at some later date, our common stock may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. If our common stock is not so listed or is delisted from the Nasdaq Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

The price of our common stock may be volatile and fluctuate substantially and rapidly, which could result in the loss of a significant part of your investment.

The market price of our common stock following this offering may fluctuate substantially and rapidly and may be higher or lower than the public offering price. The stock market, in general, and the market for smaller companies such as ours, in particular, have experienced extreme price and volume fluctuations. Such volatility, including any stock-run up, may be unrelated or disproportionate to the actual or expected operating performance and financial condition or prospects of those companies, making it difficult for the investors to assess the rapidly changing value of our common stock. These fluctuations may be even more pronounced in the trading market for our common stock shortly following the listing of our common stock on Nasdaq as a result of the limited public float available following the offering. The market price for our common stock may be influenced by many factors, including:

•        limited trading volume;

•        our success in commercializing our products;

•        developments with respect to competitive products or technologies;

•        developments or disputes concerning patent applications, issued patents or other intellectual property or proprietary rights;

•        the recruitment or departure of key personnel;

•        actual or anticipated changes in estimates as to financial results, commercialization timelines or recommendations by securities analysts;

•        variations in our financial results or the financial results of companies that are perceived to be similar to us;

•        sales of common stock by us, our executive officers, directors or principal stockholders or others;

•        general economic, industry and market conditions, such as the impact of the COVID-19 pandemic on our industry;

•        the publication of unfavorable research reports and updates thereto by financial analysts; and

•        the other factors described in this “Risk Factors” section.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We will incur increased costs as a result of being a publicly traded company.

As a company with publicly traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and the national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the federal securities laws, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company”, (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. We currently intend to take advantage of these exemptions. In addition, an emerging growth company may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if we become a large accelerated filer, (2) if our gross revenue exceeds $1.235 billion in any fiscal year, or (3) if we issue more than $1.0 billion in non-convertible notes in any three year period. We cannot assure you that we will be able to take advantage of all of the benefits of the available to emerging growth companies.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. As a result, investors will be reliant upon capital appreciation for any returns on their investment in the shares of our common stock.

Use of Proceeds

We estimate that we will receive net proceeds from the sale of shares of common stock in this offering of approximately $_______ million (or approximately $_________ million if the underwriters’ option to purchase additional common stock from us is exercised in full), based upon an assumed initial public offering price of $_____ per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows: (i)  approximately $_______ for purchase of inventory and production costs of our vehicles; (ii) approximately $_______ for the expansion of our retail stores; (iii) approximately $_______ for our technology, research and development efforts, and (iv) and the reminder for working capital.

To the extent the underwriters’ option to purchase additional common stock from us is exercised, we intend to use any additional net proceeds from such over-allotment option for working capital.

Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

Dividend Policy

We have never declared or paid any cash or other dividends or distributions on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2023 on:

•        An actual basis; and

•        a pro forma basis after giving effect to the sale of ____________ shares of our common stock in this offering at an assumed initial public offering price of $_____ (the midpoint of the range set forth on the cover page of this prospectus), and our receipt of the estimated $_________ in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	At September 30, 2023
	Actual	Pro Forma
Cash and cash equivalents	$1,109,429	$

Debt:
Current portion of long-term loan payables	964,235
Current portion of long-term loan payables-related parties	30,000
Long-term loan payables	270,817
Total debt	1,265,052
Stockholders’ equity:
Common stock, $0.01 par value: 400 shares authorized, actual and pro forma; 200 shares issued and outstanding, actual and __________ shares issued and outstanding, pro forma	2
Additional paid-in capital	2,400,000
Retained earnings	3,687,426
Total stockholders’ equity	6,087,428
Total capitalization	$7,352,480	$

The number of shares of common stock to be outstanding after this offering is based on _________ shares outstanding as of September 30, 2023.

Dilution

Our net tangible book value as of September 30, 2023 was approximately $___, or $___ per share of common stock based upon ___ shares of common stock outstanding on that date. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

Our as adjusted net tangible book value will be $_______ or $ ___ per share. As adjusted net tangible book value per share represents as adjusted net tangible book value divided by the total number of shares outstanding after giving effect to the sale of the shares in this offering at the assumed initial public offering price of $ ___ per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. This represents an immediate increase in as adjusted net tangible book value of $ ___ per share to existing stockholders and an immediate dilution of $___ per share to investors purchasing shares of common stock in this offering at the assumed public offering price.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Net tangible book value per share as of September 30, 2023	$
Increase in net tangible book value per share attributable to new investors	$
Pro forma net tangible book value per share after giving effect to this offering		$
Dilution in net tangible book value per share to new investors		$

The following tables set forth, as of _________, 2023, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at the public offering price.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders
Investors purchasing shares in this offering
Total

The number of shares of common stock to be outstanding after this offering is based on _______________ shares outstanding as of ______, 2023.

If the underwriters exercise their overallotment option, our as pro forma net tangible book value following the offering will be $ _____ per share, and the dilution to new investors in the offering will be $______ per share.

A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our as adjusted net tangible book value after this offering by approximately $_____, and dilution per share to new investors by approximately $_______.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto included in this prospectus. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Overview

We are an electric vehicle (“EV”) company that is principally engaged in designing, installing and selling smart electric motorcycles (“E-motorcycles”), electric bikes (“E-bikes”), electric scooters (“E-scooters”) and related accessories under the brand “Fly E-Bike.” At Fly E-Bike, our commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future.

Fly E-Bike was established in 2018 with its first store opened in New York. Our business has grown rapidly since then and we are now one of the leading providers of E-bikes for food delivery workers in New York City. As of January 31, 2024, we have opened 39 retail stores, including 38 stores in the U.S. and one store in Canada. We plan to expand our presence in the United States and extend our business into South America and Europe in the future. We also sell our products through our online store at flyebike.com.

We have a diversified product portfolio that is designed to satisfy the various demands of our customers and address different urban travel scenarios. As of January 31, 2024, we offered 21 E-motorcycle products, 34 E-bike products and 12 E-scooter products.

We are currently in the process of developing a Fly E-Bike app, which is a management service mobile software for our EVs. We aim to design an app that will bring users a comprehensive intelligent experience to create a safer and more satisfying riding life. The development of the app is still in its preliminary stage. We have launched a testing version of the app, which is currently unavailable to our customers.

We source a significant portion of our vehicle components from China and the United States, and then assemble them into our vehicles in a facility located in Brooklyn, New York. For the year ended March 31, 2023, we produced 2,039 E-motorcycles, 5,953 E-bikes and 2,279 E-scooters at this facility. For the six months ended September 30, 2023, we produced 4,015 E-motorcycles, 5,980 E-bikes and 2,107 E-scooters at the same facility. In response to the increasing demand for our products, we are currently looking to lease a larger assembling facility to replace our current facility in the near future.

Key Factors that Affect Operating Results

Our results of operations and financial condition are affected by the general factors driving the U.S.’s electric two-wheeled vehicles industry, including, among others, the U.S.’s overall economic growth, the increase in per capita disposable income, the expansion of urbanization, the growth in consumer spending and consumption upgrades, the competitive environment, governmental policies and initiatives towards electric two-wheeled vehicles, as well as the general factors affecting the electric two-wheeled vehicles industry in overseas markets. Unfavorable changes in any of these general industry conditions could negatively affect demand for our products and materially and adversely affect our results of operations.

While our business is influenced by these general factors, our results of operations are more directly affected by company specific factors, including the following major factors:

New Customers

Our growth will depend on our ability to achieve sales targets, including our ability to attract new customers, which in turn depends in part on our ability to execute on our retail strategy and produce effective marketing initiatives to expand our brand perception with prospective customers. As of January 31, 2024, we have opened 38 retail stores in the United States and one in Canada. It is critical for us to successfully manage production ramp-up and quality control to deliver to customers in adequate volume and quality.

With respect to branding and marketing, we plan to raise brand awareness through both traditional and social media channels and connect with customers through physical touchpoints such as our retail stores and distributors. We believe that effective marketing can boost our brand awareness and contribute to increased sales. In addition, we intend to provide superior customer experience through our trained technicians who will provide after-sale maintenance and repair services at our retail stores. An inability to attract new customers would substantially impact our ability to grow revenue or improve our financial results.

Product Sales Price and Volume

The increase in our product sales price was a key driver of our revenue growth during fiscal 2023. Our net revenues increased by 26.7% from $17.2 million for the year ended March 31, 2022 to $21.8 million for the year ended March 31, 2023, primarily attributable to the increase of the average sale price for our EVs by $297, or 46.1%, from $644 in fiscal 2022 to $941 in fiscal 2023, while our sales volume slightly decreased by 1,118 units, from 12,381 units in fiscal 2022 to 11,263 units in 2023.

For the six months ended September 30, 2023, our net revenues increased by 38.6% to $16.6 million, compared to $12.0 million for the same period in 2022, which was primarily driven by increased product sales volume and higher average sales price. For the six months ended September 30, 2023, the number of EVs sold increased by 3,162, or 56.9%, from 6,474 in the six months ended September 30, 2022 to 9,636 in six months ended September 30, 2023. The average sales price per EV increased by $50, or 5.4%, from $930 in the six months ended September 30, 2022 to $980 in six months ended September 30, 2023.

In the future, our ability to increase our product sales price and volume will depend on our ability to innovate in design and technology and offer products that meet the customers’ demand. We currently have a streamlined product portfolio consisting of three categories, with multiple models and specifications for each category. Moreover, our ability to increase the sales price and volume will depend on our ability to continually enhance our brand to attract customers, as well as our ability to successfully execute our retail stores and expand our sales network both domestically and globally. However, our product sales price is influenced by various factors such as market demand and competitors’ pricing, and although we continue working on product improvements and retail expansion, there can be no guarantee of sustained sales price increase or improved sales volume. If our prices remain stable, increasing sales volume would become important for continued revenue growth, and failure to do so would significantly impact our ability to grow revenue or improve our financial results.

Employees

Our payroll expenses were $1.9 million for the year ended March 31, 2023, compared to $1.0 million for the year ended March 31, 2022. For the six months ended September 30, 2023, our payroll expenses were $1.7 million, compared to $0.9 million for the same period in 2022. As our business expands, we expect increased payroll expenses due to hiring more employees for our retail stores and corporate office. Each of our retail stores has a minimum of two employees, and additional office employees will be hired to support retail stores in customer service and marketing. In addition, to maintain excellent customer service in our retail stores, each store will have at least one trained repair professional, further contributing to the increase in payroll expenses. An inability to effectively manage payroll expenses while expanding the business would significantly impact our ability to grow revenue or improve our financial results.

Vendor and Supply Management

During the year ended March 31, 2023, we worked with three principal vendors, Transpro US Inc., Anhui Ineo International Trading Co., Ltd. and Fly Wing E-Bike Inc., each of which respectively supplied approximately 33%, 21% and 12% accessories and components used in all our products for fiscal 2023. During the year ended March 31, 2022, Anhui Ineo International Trading Co., Ltd. supplied approximately 70% of our accessories and components.

During the six months ended September 30, 2023, we worked with three principal vendors, Fly Wing E-Bike Inc., Xiamen Finely Technology Co., Ltd. and Anhui Ineo International Trading Co., Ltd., each of which respectively supplied approximately 34%, 20% and 13% of our accessories and components. During the six months ended September 30, 2022, we worked with three principal vendors, Transpro US Inc., Anhui Ineo International Trading Co., Ltd. and Nanrobot Technology Co., Limited, each of which respectively supplied approximately 41%, 24% and 11% of our accessories and components.

We have implemented a centralized vendor management system that streamlines purchasing, enhances our negotiating power and maintains strong vendor relationships. We believe this approach delivers cost savings, improved risk management and increased negotiating power, ultimately benefiting our operating results. Changes in costs related to our major vendors can significantly affect our financial condition and operating results.

Recently, the COVID-19 pandemic and conflict between Russia and Ukraine have caused supply chain disruptions and challenges for many companies. For example, following the launch of a military action in Ukraine by Russia in February 2022, commodity prices, including the price of oil, gas, nickel, copper and aluminum increased. Our results of operations have not been materially impacted by either COVID-19-related supply chain constraints or the Russia-Ukraine conflict. However, the extent and duration of the military action, sanctions and resulting market disruptions could be significant, could result in increases in commodity, freight, logistics and input costs and could potentially have substantial impact on the global economy and our business for an unknown period of time.

Market Trends and Competition

We operate in a rapidly growing EV market with a special focus on E-motorcycles, E-bikes and E-scooters. However, increased competition may pressure prices and margins, reducing sales volume, revenues, and sales margin for us. Additionally, marketing and advertising costs may rise as we differentiate ourselves and maintain our market position. Moreover, competitors may impact customer acquisition and retention, satisfaction and loyalty. While we believe we maintain competitive advantages in several areas, including brand, product design and quality, smart features, omnichannel retail model, customer satisfaction and loyalty, we must continuously innovate, invest in research and development and marketing to maintain our competitive edge and unique selling points.

Regulatory Landscape

We operate in an industry that is subject to extensive environmental, safety and other laws and regulations, which include products safety and testing, as well as battery safety and disposal. These requirements create additional costs and possible production delay in connection with the testing and manufacturing of our products. We also benefit from environmental regulations in our target markets which include economic incentives to purchasers of EVs and tax credits for EV manufacturers. As such, while we expect environmental regulations to provide a tailwind to our growth, it is possible for other regulations to result in margin pressures.

How to Assess Our Performance

In assessing performance, management considers a variety of performance and financial measures, including principal growth in net sales, gross profit, gross margin, selling, general and administrative expenses and EBITDA. The key measures that we use to evaluate the performance of our business are set forth below.

Net Sales

We generate revenue from sales of our EVs, their accessories and spare parts, and provision of repair services at our retail stores. Our net sales comprise gross sales net of discounts, and return allowances. We do not record sales taxes as a component of retail revenues as we consider it a pass-through conduit for collecting and remitting sales taxes. Return allowances, which reduce net revenues, are estimated based on historical experience.

E-bikes, E-motorcycles and E-scooters Sales. We generate a substantial majority of our revenues from sales of E-bikes, E-motorcycles and E-scooters directly to customers through our online store and retail stores, and to our distributors.

Accessories and spare parts sales. We also sell accessories and spare parts for our EVs, such as rear storage boxes and front baskets. In addition, we offer Fly E-Bike branded accessories and general merchandise, such as decorative car plates, key chains and apparel.

Service revenues. We also provide repair services at our retail stores for a fee.

Cost of Sales

Cost of sales includes product costs, warehouse rent expenses, payroll costs, depreciation costs, inventory reserves, warranty costs, and logistic costs. The logistic costs incurred to receive products from our vendors are included in our inventory and recognized as cost of sales upon sale of products to our customers.

Gross Profit and Gross Margin

We calculate gross profit as net sales and less cost of revenue. Gross margin represents gross profit as a percentage of its net sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of retail operational expenses, salaries and benefits costs, marketing, advertising, and corporate overhead.

Marketing costs primarily consist of advertising and payroll and related expenses for personnel engaged in marketing and selling activities.

We expect that our selling and marketing expenses will continue to increase in the foreseeable future, as we plan to further expand our sales network and retail channels, and engage in more selling and marketing activities to enhance our brand and attract more purchases from new and existing customers.

General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses, facilities and equipment expenses, such as depreciation and amortization expense and rent, and professional fees. We expect that our general and administrative will increase in the foreseeable future, as we hire additional personnel and incur additional expenses related to the anticipated growth of our business and our operation as a public company after the completion of this offering.

EBITDA

EBITDA stands for earnings before interest, taxes, depreciation, and amortization. EBITDA provides additional insight into our underlying, ongoing operating performance and facilitates year-to-year comparisons by excluding the earnings impact of interest, tax, depreciation and amortization. Management believes that presenting EBITDA is more representative of our operational performance and may be more useful for investors. EBITDA along with a reconciliation to net income is shown under Non-GAAP Financial Measures within the Results of Operations below.

Results of Operations

Results of Operations for the six months ended September 30, 2023 and 2022

The following table sets forth the components of our results of operations for the six months ended September 30, 2023 and 2022:

	For the six months ended September 30,
	2023	2022	Change	Percentage Change
Revenues, net	$16,606,185	$11,983,113	$4,623,072	38.6%
Cost of Revenues	10,122,171	7,461,381	2,660,790	35.7%
Gross Profit	6,484,014	4,521,732	1,962,282	43.4%
Operating Expenses
Selling Expenses	2,701,545	1,667,355	1,034,190	62.0%
General and Administrative Expenses	1,930,300	1,394,753	535,547	38.4%
Total Operating Expenses	4,631,845	3,062,108	1,569,737	51.3%
Income from Operations	1,852,169	1,459,624	392,545	26.9%
Other Income (Expenses), net	29,701	(2,375)	32,076	(1350.6)%
Interest Expenses, net	(50,592)	(12,263)	(38,329)	312.6%
Provision for Income Taxes	(644,279)	(443,840)	(200,439)	45.2%
Net Income attributable to Fly-E Group	$1,186,999	$1,001,146	$185,853	18.6%

Net Revenues

The following table sets forth our net revenues by retail and whole sales for the six months ended September 30, 2023 and 2022:

	For the six months ended September 30,
	2023	2022	Change	Percentage Change
Sales-Retail	$12,937,001	$10,248,369	$2,688,632	26.2%
Sales-Wholesale	$3,669,184	$1,734,744	$1,934,440	111.5%
Net Revenues	$16,606,185	$11,983,113	$4,623,072	38.6%

Our net revenues were $16.6 million for the six months ended September 30, 2023, an increase of $4.6 million, or 38.6%, from $12.0 million for the six months ended September 30, 2022. Our net revenue increase was driven primarily by higher sales volume and an increase in the average per unit sales price of our EVs. The number of EVs sold increased by 3,162, or 48.8%, from 6,474 in the six months ended September 30, 2022 to 9,636 in the six months ended September 30, 2023. The average per unit sales price of our EVs increased 5.4% from $930 in the six months ended September 30, 2022 to $980 in the six months ended September 30, 2023.

Our retail sales revenue increased $2.7 million, or 26.2%, from $10.2 million for the six months ended September 30, 2022 to $12.9 million for the six months ended September 30, 2023. Our wholesale revenue increased $2.0 million, or 111.5%, from $1.7 million for the six months ended September 30, 2022 to $3.7 million for the six months ended September 30, 2023. The increase in wholesale revenue was primarily attributable to the addition of two new distributors we worked with, both of which experienced rapid growth during the six months ended September 30, 2023.

Cost of Revenues

The following table sets forth our cost of revenues for the six months ended September 30, 2023 and 2022:

	For the six months ended September 30,
	2023	2022	Change	Percentage Change
Total Cost of Revenues	$10,122,171	7,461,381	2,660,790	35.7%

Cost of revenues increased $2.7 million, or 35.7%, from $7.5 million for the six months ended September 30, 2022, to $10.1 million for the six months ended September 30, 2023. The increase in cost of revenues was primarily attributable to the increase in the number of EVs sold in the six months ended September 30, 2023.

Gross Margin

The following table shows our gross profit and gross margin for the six months ended September 30, 2023 and 2022:

	For the six months ended September 30,
	2023	2022	Change	Percentage Change
Gross Profit	$6,484,014	4,521,732	1,962,282	43.4%
Gross Margin	39.0%	37.7%

Gross profit was $6.5 million and $4.5 million for the six months ended September 30, 2023 and 2022, respectively. Gross margin was 39.0% and 37.7% of the six months ended September 30, 2023 and 2022, respectively. The increase in both gross profit and gross margin was primarily the result of the increased gross profit from the sales of our EVs and their accessories, coupled with our improved cost control measures that enabled us to effectively manage the rise in our costs.

Total Operating Expenses

The following table sets forth the components of our total operating expenses for the six months ended September 30, 2023 and 2022:

	For the six months ended September 30,
	2023	2022	Change	Percentage Change
Selling Expenses	$2,701,545	1,667,355	1,034,190	62.0%
General and Administrative Expenses	1,930,300	1,394,753	535,547	38.4%
Total Operating Expenses	$4,631,845	3,062,108	1,569,737	51.3%
Percentage of Net Revenue	27.9%	25.6%

Total operating expenses were $4.6 million for the six months ended September 30, 2023, an increase of $1.6 million, or 51.3%, compared to $3.0 million for the six months ended September 30, 2022. The increase in operating expenses was primarily attributable to the increase in our payroll expenses, rent expenses, meals and entertainment expenses, and professional fees.

Selling Expenses

For the six months ended September 30, 2023, the total payroll expenses were $0.8 million, compared to $0.63 million for the same period in 2022; rent expenses were $1.1 million, compared to $0.8 million for the same period in 2022; marketing referral expenses were $0.4 million, compared to $0.02 million for the same period in 2022; and depreciation expenses were $0.1 million, compared to $0.04 million for the same period in 2022. The increase in these expenses was primarily due to the increase in the number of new stores and new employees hired for these new stores in the six months ended September 30, 2023.

General and Administrative Expenses

Various general and administrative expenses increased during the six months ended September 30, 2023 compared to the same period of the previous year. Meals and entertainment expenses increased to $0.2 million, compared to $0.1 million for the same period in 2022, primarily due to increased meal expenses for employees who worked overtime; payroll expenses increased to $0.4 million from $0.2 million for the same period in 2022 primarily due to additional hires in operation and accounting departments; rent expenses increased to $0.2 million, compared to $0.1 million for the same period of the prior year, primarily due to the additional leasing of corporate office space in the six months ended September 30, 2023.

Other Income (Expenses), net

Other income were $29,701 for the six months ended September 30, 2023, and other expenses were $2,375 for the six months ended September 30, 2022. The increase in other income was primarily due to the receipt of the sales tax credit of $7,401, an insurance payment of $50,000, and the New York State Seed Funding for small business of $15,202, all received during the six months ended September 30, 2023.

Income Tax Provisions

Income taxes provision was $0.6 million for the six months ended September 30, 2023, an increase of $0.2 million from $0.4 million for the six months ended September 30, 2022. The increase in income tax provisions was mainly due to the Company’s increased taxable income and tax penalty paid during the six months ended September 30, 2023.

Net Income

Net income was $1.2 million for the six months ended September 30, 2023, an increase of $0.2 million or 18.6%, from $1.0 million for the six months ended September 30, 2022, which was mainly attributable to the reasons discussed above.

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”), management periodically uses certain “non-GAAP financial measures,” as such term is defined under the rules of the SEC, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. For example, non-GAAP measures may exclude the impact of certain items such as acquisitions, divestitures, gains, losses and impairments, or items outside of management’s control. Management believes that the following non-GAAP financial measure provides investors and analysts useful insight into our financial position and operating performance. Any non-GAAP measure provided should be viewed in addition to, and not as an alternative to, the most directly comparable measure determined in accordance with U.S. GAAP. Further, the calculation of these non-GAAP financial measures may differ from the calculation of similarly titled financial measures presented by other companies and therefore may not be comparable among companies.

We use EBITDA to evaluate our operating performance. EBITDA does not represent and should not be considered an alternative to net income as determined by U.S. GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP. We use non-GAAP financial measures as supplements to our U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. EBITDA is a measure of operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net (loss) income as determined in accordance with U.S. GAAP.

We reconcile our non-GAAP financial measure to our net income, which is its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Our management uses EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. EBITDA is not presented in accordance with U.S. GAAP. EBITDA includes adjustments for provision for income taxes, as applicable, interest income and expense, depreciation, and amortization.

EBITDA

The following table sets forth the components of our EBITDA for the six months ended September 30, 2023 and 2022:

	For the six months ended September 30,
	2023	2022	Change	Percentage Change
Net Income from Operations	$1,186,999	$1,001,146	$185,853	18.6%
Income Tax Provision	644,279	443,840	200,439	45.2%
Depreciation	190,559	74,325	116,234	156.4%
Interest Expenses	50,592	12,263	38,329	100%
Amortization	—	—	—	N/A
EBITDA	$2,072,429	$1,531,574	$540,855	35.3%
Percentage of Net Revenue	12.5%	12.8%

Before interest expenses, income tax, depreciation, and amortization, for the six months ended September 30, 2023, our net income was $2.1 million, an increase of $0.6 million, compared to $1.5 million for the six months ended September 30, 2022, which was mainly attributable to the increase in sales described above. The ratio of EBITDA to revenue was 12.5% and 12.8% for the six months ended September 30, 2023 and 2022, respectively.

Results of Operations for the years ended March 31, 2023 and 2022

The following table sets forth the components of our results of operations for the years ended March 31, 2023 and 2022:

	For the years ended March 31,
	2023	2022	Change	Percentage Change
Revenues, net	$21,774,937	$17,192,659	$4,582,278	26.7%
Cost of Revenues	13,485,405	13,950,620	(465,215)	(3.3)%
Gross Profit	8,289,532	3,242,039	5,047,493	155.7%
Operating Expenses
Selling Expenses	3,667,227	2,042,668	1,624,559	79.5%
General and Administrative Expenses	2,309,927	571,639	1,738,288	304.1%
Total Operating Expenses	5,977,154	2,614,307	3,362,847	128.6%
Income from Operations	2,312,378	627,732	1,684,646	268.4%
Other Expenses, net	(11,574)	(48,503)	(36,929)	71.6%
Interest Expenses, net	(100,341)	—	100,341	100.0%
Provision for Income Taxes	(821,892)	(171,208)	(650,684)	380.1%
Net income attributable to Fly-E Group	$1,378,571	$408,021	$970,550	237.9%

Revenues

	For the years ended March 31,
	2023	2022	Change	Percentage Change
Sales-Retail	$18,844,921	$12,804,757	$6,040,164	47.2%
Sales-Wholesale	$2,930,016	$4,387,902	$(1,457,886)	(33.2)%
Total Net Revenues	$21,774,937	$17,192,659	$4,582,278	26.7%

Our net revenues were $21.8 million for the year ended March 31, 2023, an increase of $4.6 million, or 26.7%, from $17.2 million for the year ended March 31, 2022. The increase in our net revenues was driven primarily by the increase of the average sale price of our EVs by $297, or 46.1%, from $644 in fiscal 2022 to $941 in fiscal 2023, despite that our sales volume slightly decreased by 1,118 units, from 12,381 units in fiscal 2022 to 11,263 units in 2023.

Our retail sales revenue increased $6.0 million, or 47.2%, from $12.8 million for the year ended March 31, 2022 to $18.8 million for the year ended March 31, 2023. Our wholesale revenue decreased $1.5 million, or 33.2%, from $4.4 million for the year ended March 31, 2022 to $2.9 million for the year ended March 31, 2023. The decrease in wholesale revenue primarily resulted from management’s focus shift towards expanding our retail stores during fiscal 2023.

Cost of Revenues

The following table sets forth our cost of revenues for the years ended March 31, 2023 and 2022:

	For the years ended March 31,
	2023	2022	Change	Percentage Change
Total Cost of Revenues	$13,485,405	13,950,620	(465,215)	(3.3)%

Cost of revenues decreased $0.5 million, or 3.3%, from $14.0 million for the year ended March 31, 2022, to $13.5 million for the year ended March 31, 2023. The decrease in cost of revenues was primarily attributable to the decrease in logistics costs as the Company sourced more EV parts and accessories within the United States rather than importing from overseas during fiscal 2023.

Gross Margin

The following table shows our gross profit and gross margin for the years ended March 31, 2023 and 2022:

	For the years ended March 31,
	2023	2022	Change	Percentage Change
Gross Profit	$8,289,532	3,242,039	5,047,493	155.7%
Gross Margin	38.1%	18.9%

Gross profit was $8.3 million and $3.2 million for the years ended March 31, 2023 and 2022, respectively. Gross margin was 38.1% and 18.9% for the years ended March 31, 2023 and 2022, respectively. The significant increase in gross profit and gross margin was a result of higher average per unit selling price, increasing from $644 for fiscal 2022 to $941 for fiscal 2023. These improvements were driven by product upgrades, enhanced sales channels, and an improved brand image in the market.

Total Operating Expenses

The following table sets for the components of our total operating expenses for the years ended March 31, 2023 and 2022:

	For the years ended March 31,
	2023	2022	Change	Percentage Change
Selling Expenses	$3,667,227	2,042,668	1,624,559	79.5%
General and Administrative Expenses	2,309,927	571,639	1,738,288	304.1%
Total Operating Expenses	$5,977,154	2,614,307	3,362,847	128.6%
Percentage of Revenue	27.4%	15.2%

Total operating expenses were $6.0 million for the year ended March 31, 2023, an increase of $3.4 million, or 128.6%, compared to $2.6 million for the year ended March 31, 2022. The increase in operating expenses was attributable to the increase in our payroll expenses, rent expenses, meals and entertainment expenses, professional fees, and development expenses as we expanded our business.

Selling Expenses

Total payroll expenses were $1.4 million for the year ended March 31, 2023, compared to $0.7 million for the year ended March 31, 2022. Rent expenses were $1.7 million for the year ended March 31, 2023, compared to $1.0 million for the year ended March 31, 2022. Utilities expenses were $0.13 million for the year ended March 31, 2023, compared to $0.06 million for the year ended March 31, 2022. The increase in these expenses was primarily due to the increase in the number of new stores and new employees hired for these new stores in fiscal 2023.

General and Administrative Expenses

Various general and administrative expenses increased during the year ended March 31, 2023 compared to the previous year. Meals and entertainment expenses increased to $0.3 million for the year ended March 31, 2023, compared to $0.04 million for the year ended March 31, 2022, primarily due to increased meal expenses for employees who worked overtime. Professional fees increased to $0.6 million for the year ended March 31, 2023, compared to $0.1 million for the year ended March 31, 2022, primarily attributable to the increase in audit fee, consulting, and legal counsel expenses associated with our proposed IPO. Payroll expenses increased to $0.5 million for the year ended March 31, 2023 from $0.2 million for the year ended March 31, 2022 primarily due to additional hires in operation and accounting departments. Rent expenses increased to $0.1 million for the year ended March 31, 2023, compared to $0.05 million for the prior year as a result of office space expansion in fiscal 2023.

Other Expenses, net

Other expenses were $11,915 for the year ended March 31, 2023, and $48,503 for the year ended March 31, 2022. The decrease in other expenses was primarily attributable to absence of foreign exchange losses recorded in fiscal 2023. During fiscal 2022, we conducted transactions with vendors in China using China’s currency Renminbi (RMB). However, in fiscal 2023, we switched to using U.S. dollar for inventory purchases, resulting in no foreign exchange loss recorded in fiscal 2023.

Income Tax Provisions

Income taxes provision was $0.8 million for the year ended March 31, 2023, an increase of $0.6 million from $0.2 million for the year ended March 31, 2022. The increase in income taxes provision was consistent with our increased taxable income for the year ended March 31, 2023.

Net Income

Net income was $1.4 million for the year ended March 31, 2023, an increase of $1.0 million, or 238%, from $0.4 million for the year ended March 31, 2022, which was mainly attributable to the reasons discussed above.

Non-GAAP Financial Measures

EBITDA

The following table set forth the components of our EBITDA for the years ended March 31, 2023 and 2022:

	For the years ended March 31,
	2023	2022	Change	Percentage Change
Net Income from Operations	$1,378,571	$408,021	$970,550	237.9%
Income Tax Provision	821,892	171,208	650,684	380.1%
Depreciation	145,783	95,162	50,621	53.2%
Interest Expenses	100,341	—	100,341	100%
Amortization	—	—	—	N/A
EBITDA	$2,466,587	$674,391	$1,772,196	262.8%
Percentage of Revenue	11.2%	3.9%

Before interest expenses, income tax, depreciation, and amortization, for the year ended March 31, 2023, our net income was $2.5 million, an increase of $1.8 million, compared to $0.7 million for the year ended March 31, 2022, which was mainly attributable to the increase in sales described above. The ratio of EBITDA to revenue was 11.2% and 3.9% for the years ended March 31, 2023 and 2022, respectively.

Liquidity and Capital Resources

As of September 30, 2023, we had cash of $1.1 million. We had operating income of $1.9 million and $1.5 million for the six months ended September 30, 2023 and September 30, 2022, respectively. We had working capital of $3.0 million and $0.6 million as of September 30, 2023 and March 31, 2023, respectively. We had net income of $1.2 million and $1.0 million for the six months ended September 30, 2023 and 2022, respectively.

We had funded our working capital and other capital requirements in the past primarily by equity contributions from our stockholders, cash flow from operations, and bank loans. Our ability to repay our current obligation will depend on the future realization of our current assets. Management has considered the historical experience, the economy, trends in the retail industry, the expected collectability of the accounts receivables and the realization of the inventories as of September 30, 2023. Our ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of our control.

We believe our cash on hand will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash we have on hand, we may seek to issue equity or equity linked securities or obtain debt financing. The issuance and sale of additional equity would result in further dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our accounts receivable represents primarily accounts receivable from the distributors that purchased our EVs and other products. As of September 30, 2023 and March 31, 2023, our accounts receivable, net of allowance for doubtful accounts, was $0.9 million and $0.4 million, respectively. Our accounts receivable turnover period decreased from 68 days in fiscal 2023 to 53 days in the six months ended September 30, 2023, which was mainly attributable to a stricter credit policy implemented towards our U.S. distributors. Additionally, we have ceased offering credit terms for all retail sales, further contributing to this decrease.

Our accounts payable represents primarily accounts payable to suppliers from whom we purchased accessories and components for our products. As of September 30, 2023 and March 31, 2023, our accounts payable was $0.5 million and $1.0 million, respectively. Our accounts payable turnover period decreased to 18 days in the six months ended September 30, 2023 from 49 days in fiscal 2023, which was primarily the result of the Company’s switch to a new vendor and the clearance of one vendor’s balance during this period.

Our inventories primarily include our EVs, their accessories and spare parts. As of September 30, 2023 and March 31, 2023, our inventories, net of allowance, were $5.4 million and $3.8 million, respectively. The increase in inventory was primarily due to our anticipation of future sales growth. Our inventory turnover days decreased to 83 days in the six months ended September 30, 2023 from 114 days in fiscal 2023, which was primarily due to our enhanced supply chain management, allowing us to convert our inventory into sales more efficiently.

For the six months ended September 30, 2023 and 2022, the interest expenses on our outstanding loans amounted to $50,592 and $12,263, respectively. Refer to Note 7 of the Notes to the Unaudited Condensed Consolidated Financial Statements included within this prospectus for further information on details of our outstanding loans.

The following table summarizes our cash flow data for the six months ended September 30, 2023 and 2022:

	For the six months ended September 30,
	2023	2022
Net Cash Provided by Operating Activities	$1,593,868	$503,608
Net Cash Used in Investing Activities	(526,214)	(136,879)
Net Cash Used in Financing Activities	(317,119)	(418,385)
Net Change in Cash	$750,535	$(51,656)

The following table summarizes our cash flow data for the years ended March 31, 2023 and 2022:

	For the years ended March 31,
	2023	2022
Net Cash Provided by Operating Activities	$1,757,139	$11,688
Net Cash Used in Investing Activities	(442,915)	(323,544)
Net Cash (Used in) Provided by Financing Activities	(1,350,364)	534,536
Net Change in Cash	$(36,140)	$222,680

Operating Activities

Net cash provided by operating activities for the six months ended September 30, 2023 was $1.6 million, which was mainly comprised of net income of $1.2 million, an increase in accounts payable of $1.8 million, a noncash item of amortization of right-of-use assets of $1.2 million, offset by noncash item of an increase in inventories of $1.7 million and a decrease in operating lease liabilities of $1.1 million.

Net cash provided by operating activities for the six months ended September 30, 2022 was $0.5 million, which was mainly comprised of net income of $1.0 million, a decrease in prepayment and other receivables of $0.3 million, an increase in accounts payable of $0.6 million, a noncash item of amortization of right-of-use assets of $1.1 million, offset by noncash item of an increase in inventories of $0.8 million, a decrease in taxes payable of $0.7 million and a decrease in operating lease liabilities of $1.0 million.

Net cash provided by operating activities for the year ended March 31, 2023 was $1.8 million, which was mainly comprised of net income of $1.4 million, deferred income tax expenses of $0.4 million, amortization of right-of-use assets of $1.9 million and provision for inventories of $0.8 million, offset by an increase in account receivable of $0.5 million, an increase in prepayments of $0.6 million and a decrease in operating lease liabilities of $1.7 million.

Net cash provided by operating activities for the year ended March 31, 2022 was $11,688, which was mainly comprised of net income of $0.4 million, an increase in accounts payable of $1.1 million, an increase in taxes payable of $0.6 million and noncash item of depreciation and amortization of right-of-use assets of $1.2 million, offset by noncash item of deferred income taxes expense of $0.5 million, an increase in inventories of $2.1 million as we stocked up our inventories to ensure we have sufficient products for sales, and a decrease in operating lease liabilities of $0.7 million.

Investing Activities

Net cash used in investing activities was $0.5 million for the six months ended September 30, 2023, which was due to the purchase of equipment of $0.5 million.

Net cash used in investing activities was $0.1 million for the six months ended September 30, 2022, which was due to the purchase of equipment of $0.1 million.

Net cash used in investing activities was $0.4 million for the year ended March 31, 2023, which was due to the purchase of equipment of $0.4 million.

Net cash used in investing activities was $0.3 million for the year ended March 31, 2022, which was due to the purchase of equipment of $0.3 million.

Financing Activities

Net cash used in financing activities was $0.3 million for the six months ended September 30, 2023, which consisted of deferred IPO cost of $0.1 million, repayments of loan payables of $0.3 million, repayments of other payables of related party of $0.2 million, and payments of related-party loan of $0.1 million, offset by borrowing from loan payables of $0.4 million.

Net cash used in financing activities was $0.4 million for the six months ended September 30, 2022, which consisted of repayments of other payables of related parties of $1.0 million, offset by borrowing from loan payables of $0.6 million.

Net cash used in financing activities was $1.4 million for the year ended March 31, 2023, which consisted of repayments to related parties and loan payable of $2.8 million, deferred IPO cost of $0.1 million, offset by borrowings from loan payable of $1.5 million.

Net cash provided by financing activities was $0.5 million for the year ended March 31, 2022, which consisted of borrowings from related parties of $0.5 million.

Commitments and Contractual Obligations

The following table presents our material contractual obligations as of September 30, 2023:

Contractual Obligations	Total	Less than 1 year	1 – 2 years	3 – 5 years	Thereafter
Operating Lease Obligations and others	$12,206,828	2,157,611	4,207,486	2,634,490	3,207,241
Loan Payable	1,235,052	964,235	167,287	103,530	—
Total Contractual Obligations	$13,441,880	3,121,846	4,374,773	2,738,020	3,207,241

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

A substantial majority of all of our revenues and expenses are denominated in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. In addition, as our business and operation expand in European and other overseas markets in the future, we may be exposed to increased foreign exchange risks for other currencies.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest expenses on our short-term and long-term bank borrowings. Our short-term and long-term bank borrowing bears interests at fixed rates. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest expenses may exceed expectations due to changes in market interest rates. If we were to renew these short-term and long-term bank borrowings, we might be subject to interest rate risk.

Critical Accounting Estimates

Estimated allowance for Inventories.

Our estimated allowance for the inventory obsolescence reserves is based on our assessment of realization of inventory. Any excess of the cost over the realizable value of each items of inventories recognized as a provision for diminution in the value of inventories. As of September 30, 2023 and March 31, 2023, we recorded inventory allowance balance of $421,464 and $431,363, respectively.

Estimated useful lives of long-lived assets.

The judgment that the long-lived assets, which include property, plant and equipment and right-of-use assets, are being amortized over their useful lives and are not impaired are significant accounting estimates. We have estimated the useful life and residual value and concluded that no impairment loss was recognized as of September 30, 2023 and March 31, 2023.

Estimated of the valuation allowance of deferred tax assets

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. We have not assessed a valuation allowance as we determine it is more likely than not that all deferred tax assets will be realized before expiration.

Critical Accounting Policies

The preparation of the financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of expenses during the reporting periods.

Revenue recognition

We follow the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognized that was included in the contract liabilities of this ASU allows us to recognize — revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

Revenue from sales of products is recognized when the products are accepted by our customers or distributors. Acceptance of the products is evidenced by goods receipt notes signed by the distributors, which generally take place at our warehouse. No further obligations remain upon acceptance, and the risks and rewards of ownership of the products are transferred to the distributors. The distributors have no rights to return the products. For overseas sales to distributors, risks and rewards of ownership are transferred to the distributors when the products are delivered to and accepted by distributors at the named port of shipment. When selling products to customers through our online store and retail stores, we are responsible for delivery. Acceptance of the products is evidenced by delivery notes signed by the customers, signifying the transfer of ownership risks and rewards. For online purchases, we offer a seven-day return-and-refund policy to customers.

Revenue is recognized net of return allowances, and sales tax. Return allowances, which reduce net revenues, are estimated based on historical experience. Historically, the Company has not experienced any significant returns.

Product warranties

We provide a three-month warranty on our vehicles and the battery pack. We accrue warranty reserves at the time a vehicle is delivered to the customer. Warranty reserves include our best estimate of the projected cost to repair or to replace any items under warranty, based on actual warranty experience as it becomes available and other known factors that may impact our evaluation of historical data. We review our reserves regularly to ensure that our accruals are adequate in meeting expected future warranty obligations, and we will adjust our estimates as needed. Factors that could have an impact on the warranty reserve include the following: changes in manufacturing quality, shifts in product mix, changes in warranty coverage periods, product recalls and changes in sales volume. Warranty expense is recorded as a component of cost of revenues in the statement of operations. The portion of the warranty provision which is expected to be incurred within three months from the balance sheet date will be classified as current and classified as short-term liabilities.

Income taxes

We provide current income tax expenses in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, we are required to estimate its income taxes in each of the tax jurisdictions in which it operates, including New York State, New York City, New Jersey, Texas, and Florida.

We account for income taxes using the asset and liability approach. Under this method, deferred income taxes are recognized for tax consequences in future years based on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to reverse.

A valuation allowance is recorded to reduce deferred tax assets to the extent that we consider it is more likely than not that a deferred tax asset will not be realized in the foreseeable future.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determines if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained on audit, including resolution of any related appeals or litigation processes, and (2) measures the tax benefit as the largest amount that is more likely than not to be realized upon ultimate settlement. An uncertain income tax provision will not be recognized if it has less than a 50 percent likelihood of being sustained.

We consider many factors when evaluating our tax positions and estimating its tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes. We will include interest and fines arising from the underpayment of income taxes as a component of the provision for income taxes (if anticipated). Penalties and interest incurred related to underpayment of income tax are classified as penalties in the period incurred.

BUSINESS

Overview

We are an electric vehicle (“EV”) company that is principally engaged in designing, installing and selling smart electric motorcycles (“E-motorcycles”), electric bikes (“E-bikes”), electric scooters (“E-scooters”) and related accessories under the brand “Fly E-Bike.” At Fly E-Bike, our commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future.

Fly E-Bike was established in 2018 with its first store opened in New York. Our business has grown rapidly since then and we are now one of the leading providers of E-bikes for food delivery workers in New York City. As of January 31, 2024, we have opened 39 retail stores, including 38 stores in the United States and one store in Canada. We plan to expand our presence in the United States and extend our business into South America and Europe. We also sell our products through our online store at flyebike.com.

We have a diversified product portfolio that is designed to satisfy the various demands of our customers and address different urban travel scenarios. As of January 31, 2024, we offered 21 E-motorcycle products, 34 E-bike products and 12 E-scooter products.

We build our smart E-bikes based on advanced and innovative technologies, including smart technologies, powertrain and battery technologies and automotive inspired functionalities. Adhering to our user-centric philosophy in product design, we collect user feedback and product performance data to develop new products or functionalities to satisfy unmet demand. All our products are designed to embody themes of style, freedom and technology. Some of our E-bikes are specifically designed for food delivery workers and are featured with longer battery life and stable backseat for holding a basket. In addition, we designed an easy battery swap system for these E-bikes, allowing food delivery workers to easily replace a fully charged battery at any of our stores within a minute.

Our History and Corporate Structure

We initially started our business in 2018 through Ctate Inc. (“Ctate”), a New York corporation. Our business has experienced rapid growth since then and we opened multiple retail stores within a short period of time. In the interest of efficient management, Ctate acquired all of these stores in 2022.

Fly E-Bike, Inc. (“Fly E-Bike”), a Delaware corporation, was a wholly owned subsidiary of Ctate incorporated on August 22, 2022. On September 12, 2022, Ctate and Fly E-Bike entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation.

Fly-E Group, Inc. (“Fly-E Group” or the “Company”), a Delaware corporation, was incorporated on November 1, 2022. On December 21, 2022, Fly E-Bike, the stockholders of Fly E-Bike and Fly-E Group entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group. Fly-E Group has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike and Fly EV, Inc., which is a Delaware corporation incorporated on November 1, 2022 and currently has no substantive operations.

Our Industry

E-motorcycles, E-bikes and E-scooters are the two-wheelers that run on electric energy that is converted into mechanical energy rather than running on fuel. They are chargeable and eco-friendly automotive solutions. E-motorcycles and E-bikes are built with solid metal and fiber frames that are combined with mechanical and electronic components. An E-scooter is a plug-in EV powered by electric power. These scooters offer additional advantages such as agility, flexibility, versatility and ease of maneuver in high traffic congestion areas.

The EV industry has been experiencing significant growth and innovation in recent years. With the advancement of technology and the increasing demand for environmentally friendly transportation options, E-bikes, E-motorcycles and E-scooters have become popular choices for commuting, leisure and sports. As the demand for sustainable transportation options continues to grow, the EV industry is poised for further growth and development.

Some of the major trends driving the growth of the EV industry include the increasing demand for sustainable transportation options, advancements in battery and motor technology, and the growing popularity of E-bike sharing services. Government incentives and regulations, such as tax credits and subsidies for the purchase of EVs, are also driving the growth of the industry.

The Asia-Pacific region is the largest market for the electric two-wheelers due to the growing awareness about the benefits of electric vehicles, rising personal disposable income, growing demand for affordable electric vehicles for short-distance commuting and increasing adoption of smart technologies. We believe that North America is expected to experience significant growth in the future due to growing government initiatives to raise awareness of such products among individuals.

City bikes and city E-bikes are popular in big cities in the United States, such as New York City, Miami and Dallas. There is also a growing popularity of E-scooters as an increasing number of EV merchants are launching their businesses in these cities.

The growth of the EV industry is further accelerated by the rise in small package deliveries in big cities. New York City is a major commercial hub and the largest metropolitan area in the United States. As a result, the volume of small package deliveries in New York City is remarkably high, and it has continued to grow over the years. With the rise of E-commerce and online shopping, more and more people in New York City are relying on package deliveries for their everyday needs, leading to a significant increase in small package delivery volume. The COVID-19 pandemic has further accelerated this trend as more people have turned to online shopping.

The high volume of package deliveries in New York City has led to concerns about traffic congestion and delivery vehicle emissions, which the city is working to address through initiatives such as congestion pricing and EV incentives. For short-distance deliveries within urban areas, E-bike delivery can be a more efficient and environmentally friendly option compared to truck delivery. E-bikes can navigate through congested city streets, often taking shorter routes that trucks cannot access, and deliver packages quickly without contributing to traffic congestion or air pollution. Additionally, E-bikes are often cheaper to operate and maintain than trucks. We expect that other large densely populated cities in the United States, such as Miami and Dallas, face similar challenges and will continue to adopt the use of E-bikes, E-motorcycles, and E-scooters to meet their delivery needs.

Our Strengths

Early Entry into the Market:    We entered the EV market early and were able to seize the market opportunities to experience rapid growth. We started our business in 2018 and were able to leverage the potential created by the thriving E-commerce industry. Additionally, the COVID-19 lockdown further amplified the demand for online food and essential item deliveries, creating a favorable environment for the expansion and utilization of EVs, particularly E-bikes, which further accelerated our business growth.

Brand Reputation:    We have a strong brand reputation for consistent delivery of high-quality EV products and excellent customer service. Our brand and retail stores have become reliable business partners for most food delivery workers, especially in New York City. As a result, they have come to recognize our name and trust our services, establishing a loyal customer base for us.

Innovative Products and Services:    We continue to offer innovative, differentiated products and services that help set us apart from our competitors. Since 2018, we have launched over 67 new products and introduced new versions to our existing products with upgrades to design, motor and battery technology. Additionally, we are developing the Fly E-Bike app, which will be designed for customers to better manage and enjoy their riding experience. We are also developing the Fly E-Bike Care, an extended warranty program that will provide value-added options for our customers in the near future.

Our Strategies

Our plan to grow our business using the following key strategies:

Enhance our position as a leader in urban mobility:    We are one of the leading providers of urban mobility solutions for New York City, particularly for food and package delivery workers. We intend to leverage this first mover advantage to continue to solidify our market leadership, by enhancing our brand, continuing to innovate, growing our product and service portfolio and expanding our sales network.

Improve brand recognition:    We will maintain our commitment to providing exceptional customer service as a means of further enhancing our brand. We will provide an enhanced shopping experience by effectively managing and upgrading our retail stores. In addition, we plan to open more flagship stores in high-traffic retail locations in New York City and other major cities in the United States to further elevate the quality of our brand messaging. Furthermore, we plan to increase our offerings of accessories, such as introducing more style options to our branded apparel, to further strengthen our customers’ connection to Fly E-Bike. We also intend to collaborate with other lifestyle brands across different industries to further promote our brand image.

Continue our innovation:    We will persist in advancing our product line by incorporating cutting-edge design, optimizing user experience and delivering optimal performance. We are developing our Fly E-Bike app, which we plan to include functions to improve the communication between our customers and our products. Additionally, we plan to launch Fly E-Bike Care in the near future, a service designed to function as an insurance policy and provide customers with continuous maintenance services beyond the manufacturer and battery warranty period.

Expand our sales network:    We plan to further expand our sales network in United States and internationally. As of January 31, 2024, we operate one store in Canada and 38 retail stores in the United States, spanning across the states of New York, Texas, Florida, Washington D.C., California and New Jersey. We plan to significantly increase our footprint in the United States by opening our stores in additional states. In addition, we intend to enter selected overseas markets that offer identified growth opportunities and favorable government policies, such as South America and Europe.

Diversify our service offerings:    We are planning to broaden our business by leveraging our existing retail stores as logistics hubs for small package delivery. We are currently in the process of seeking business partners, assembling a delivery team and developing an app for the delivery business.

Our Products

We offer a diverse product portfolio that satisfies various demands of our customers and addresses different urban travel scenarios. Following market trends and technological updates, we continuously develop and add new products into our portfolio to meet our customers’ needs. We also regularly introduce upgrades and refreshes to our existing models.

E-motorcycles

Our E-motorcycle category consists of 21 different products, which include a range of E-moped, E-motorcycle and E-tricycle.

E-moped

(Fly-7)	(Fly-10)	(Fly-Pro)

Our E-moped product line is one of our most popular, featuring a range of eight different models. Our E-mopeds can run an average of 20-70 miles on a single charge, with a top speed of 20-38 miles per hour. Additionally, our E-mopeds are capable of holding a payload of 185-400 pounds. Each E-moped offer several standard features, including a remote key fob, alarm system, lockable under-seat storage, front and rear suspension, and a complete lighting package. Some models also offer a USB phone charging port for added convenience. These features make them an ideal choice for delivery workers.

All of our E-mopeds feature a low seat height and large tires, providing excellent stability at all speeds and on all surfaces. Moreover, their electric drivetrain requires no clutch or gears, making them easy to operate for almost anyone.

E-motorcycle

(RZ)	(FTC)	(DY-VNM SL)

We also offer E-motorcycles that are designed for urban commuting and city riding, offering a range of 25-80 miles on a single charge and a top speed of 30-59 miles per hour. They have a payload capacity of 160-400 pounds and feature a powerful electric motor with multiple riding modes to choose from. Additionally, our E-motorcycles are equipped with advanced safety features, including anti-lock brakes and a high-performance suspension system, ensuring optimal handling and rider safety.

E-tricycle

(Fly-Tricycle)

The Fly-Tricycle is an electric three-wheel vehicle that offers three seats. The interior of this vehicle is crafted with high-quality automotive-grade materials, ensuring long-lasting durability. This vehicle can run a range of 43-62 miles on a single charge, with a top speed of 30 miles per hour. Additionally, the Fly-Tricycle is capable of holding a payload of 1239 pounds.

E-bikes

We currently offer 34 different E-bike products, which include a range of City E-bike, foldable E-bike and standard E-bike.

City E-bike

(City E-Bike)

Our City E-Bike has a range of 15-20 miles on a single charge and a maximum speed of 20 miles per hour. It has a payload capacity of 200 pounds and an under-seat storage area.

Foldable E-bike

(Dolphin E-Bike)	(Air-2)

Our foldable E-bikes, including the Dolphin E-Bike and the Air-2, are versatile and convenient for folding. They are capable of running 20-25 miles on a single charge with a top speed of 23 miles per hour. In addition, our foldable E-bikes have a payload capacity of 250 pounds. They are compact, portable and easy to store, making them a good choice for people who are conscious of space limitations, such as those who live in small apartments in big cities.

Standard E-bike

(Sword Fish E-Bike)	(Rhino)

Our standard E-bikes are designed to be lightweight and come in a variety of different outlook designs, with multiple speed options to choose from. They offer a range of 20-60 miles on a single charge, with a top speed range of 15-32 miles per hour, and have a payload capacity of 180-250 pounds.

E-scooters

Our E-scooter segment currently offers 12 different products, which include the Insurgent E-Scooter, Flytron, H-Max and H-1 models.

(Insurgent E-Scooter)	(Flytron)	(H-Max)	(H-1)

Our E-scooters offer a range of 15-45 miles on a single charge and a top speed range of 15-40 miles per hour. They are also capable of holding a weight range of 250-330 pounds. Additionally, our smart E-scooters are equipped with hydraulic disc brakes made from special alloys. The brake discs are slotted to extend the life of the system. The hardware of the brakes is complemented by the electronic braking system, which provides for intelligent braking and recycling kinetic energy. Certain of our models also employ the combined braking system, which splits braking force between the front and rear discs to shorten the braking distance at higher speeds.

Accessories and spare parts

We offer a comprehensive line of Fly E-Bike branded accessories and spare parts. We also sell traditional bikes.

For accessories, we offer riding gear, such as raincoats, gloves and knee pads, and accessories that can be installed on our products to enhance their functionality, such as storage baskets and tail boxes, smart phone holders, backrests and locks, among others. We also sell branded apparel.

In addition, we provide performance upgrades, including high-performance upgrade components for wheels, shock absorbers, brake calipers and carbon fiber body panels, among others.

Fly E-Bike App

We are currently developing the Fly E-Bike app, which is a management service mobile software for our EVs. We aim to design an app that will bring users a comprehensive intelligent experience to create a safer and more satisfying riding life. The development of the app is still in its preliminary stage. We have launched a testing version of the app, which is currently unavailable to our customers. Once development is completed, the app is expected to include functions such as GPS, navigation, battery and tire pressure management, online shopping, and anti-theft features.

After Sales Services

Our EVs are primarily serviced through our retail stores, which provide repair, maintenance and bodywork services. Our regular maintenance services include exterior check, mechanical structure service, motor system check, electrification service, battery maintenance service, tire pressure check and cleaning services. We also provide other value-added services through our retail stores, including GPS add-on and installation, and theft reporting.

Warranty Policy

Manufacturer Warranty

We offer a three-month limited manufacturer’s warranty on all models of our E-bikes, E-motorcycles and E-scooters. The warranty period starts on the day the product is delivered to the customer. This warranty only covers limited factory defects and minor cosmetic damages. It does not cover misuse or broken parts caused by the user or by any other events.

Battery Warranty

We also offer a three-month warranty on battery for any manufacturer defect in material or workmanship. If a battery becomes faulty within the specified warranty period, we will replace it free of charge.

Fly E-Bike Care

We plan to launch our value-added Fly E-Bike Care program in the near future, which will function as an insurance policy to provide customers with continuous maintenance services beyond the warranty period mentioned above. This program will be designed to offer a wider range of coverage than the manufacturer and battery warranties, including accidental damages caused by customers. Additionally, we intend to add a “Fly E-Bike Care” feature to our app, which will send maintenance reminders to users based on their driving behavior and mileage.

Manufacturing and Assembly

We source a significant portion of our vehicle components from China and the United States. For the six months ended September 30, 2023, 55% and 45% of the parts were from China and the United States, respectively. For fiscal 2023 and 2022, over 40% and 80% of the parts were sourced from China, respectively. For fiscal 2023, we sourced over 50% of our vehicle components from the United States. Although we rely on certain principal vendors in China and the United States for most of our components, we believe there are multiple sources for each of our critical components.

To ensure a secure and reliable supply chain, we have implemented a centralized vendor management system that consolidates all vendor management activities under a centralized team. This approach enables us to streamline our purchasing process, enhance our negotiating power and maintain better relationships with our vendors.

We are currently working with three principal vendors, Fly Wing E-Bike Inc., Xiamen Finely Technology Co., Ltd. (“XFT”), and Anhui Ineo International Trading Co., Ltd., each of which respectively supplied approximately 34%, 20% and 13% of our accessories and components during the six months ended September 30, 2023. During fiscal 2023, our top three principal vendors included Transpro US Inc., Anhui Ineo International Trading Co., Ltd. and Fly Wing E-Bike Inc., each of which respectively supplied approximately 33%, 21% and 12% accessories and components. During fiscal 2022, Anhui Ineo International Trading Co., Ltd. supplied approximately 70% of our accessories and components. Our principal vendors are responsible for sourcing all the parts used in our vehicles from various suppliers, and they also oversee the quality control process. We maintain close relationships with our principal vendors to ensure that we have access to high-quality accessories and components for our EVs at competitive prices and receive reliable and timely deliveries. We work closely with them to improve our supply chain efficiency and reduce costs.

Our centralized vendor management system also helps us to manage risk more effectively by identifying potential risks and developing strategies to mitigate them. Rather than dealing with the original suppliers, we monitor the performance of our principal vendors, which enables us to quickly identify and address any problems and manage the supply resources more efficiently. This approach helps us to reduce the risk of supply chain disruptions, which can have a significant impact on our business operations.

After importing the accessories and components, we assemble them into our vehicles in a leased facility located in Brooklyn, New York. In the year ended March 31, 2023, we produced 2,039 E-motorcycles, 5,953 E-bikes and 2,279 E-scooters in this facility. For the six months ended September 30, 2023, we produced 4,015 E-motorcycles, 5,980 E-bikes and 2,107 E-scooters at the same facility. In response to the increasing demand for our products, we are currently looking to lease a larger assembling facility to replace our current facility in the near future.

Quality Control

We believe that the quality of our products is crucial to our continued growth. We place great emphasis on quality control and have implemented stringent monitoring and quality control systems to manage our operations.

For the parts sourced from China, we rely on our one of our principal vendors in China, XFT, to monitor the factories responsible for manufacturing these parts used in our vehicles. Its duties include the following:

Factory check:    XFT is responsible for confirming the size, production capacity and certification qualifications of a factory, confirming whether the equipment required for the production line is complete and whether the testing equipment is complete, checking the factory’s quality assurance process and other quality control procedures.

Proofing:    After the samples that meet the requirements are confirmed by XFT and us, they will be sealed as golden samples, and mass production is required to follow the golden sample standard.

Mass production:    Before the start of mass production, the factory is required to develop and review standard operating procedures and quality assurance standards that are acceptable to XFT and us. XFT will closely follow the production process, ensuring that strict quality control measures are implemented at every stage of production. After the mass production starts, XFT will perform the first article inspection to confirm whether the mass production meets the required standards.

Inspection:    After mass production, in addition to requiring the factory to submit a quality control report, XFT will send its own quality control personnel to conduct random inspections on the products according to the corresponding standards of acceptable quality level.

We also source certain parts used in our vehicles from the United States. For these parts, our U.S. principal vendors and our quality control team perform quality control procedures similar to those discussed above for our China-sourced parts. This includes ensuring that the parts meet our quality standards and specifications, as well as conducting regular factory audits and inspections to identify any potential issues, and ensure ongoing compliance with our requirements.

We have not experienced any significant product recall, refunds or other quality control outbreak since we commenced operations.

Sales and Marketing

We have established an omnichannel retail model network to sell our products and provide services to our customers. We currently operate 39 retail stores and work with 80 distributors in the United States to sell our products. In addition, we have our own online store and Fly E-Bike app. We also leverage our omnichannel retail network to deliver maintenance and repair services at our retail stores and to collect data for business insights.

We focus on promoting awareness of our brand as a lifestyle brand with high-quality smart E-bikes, E-motorcycles and E-scooters. Our brand and products are marketed to retail customers through digital and experiential activities as well as through more traditional promotional and advertising activities. We aim to engage in cost-effective marketing activities by taking advantage of social media and to build an online and offline ecosystem of users that will promote awareness of our brand.

One key component of our strategy is to expand our presence on social media platforms. We currently have accounts on Facebook, Instagram, TikTok and WeChat, on which we frequently post guides, videos and tutorials that educate people on how to use and maintain E-bikes, E-scooters and E-motorcycles, as well as benefits of E-mobility.

In terms of offline marketing, we prioritize in-store promotions and targeted advertising. This includes offering discounts and special deals in our retail stores, as well as using targeted advertising to reach potential customers who are likely to be interested in our products. We also place ads in local newspapers and magazines and distribute flyers on the streets to promote the opening of new stores. Additionally, our products have gained significant visibility among food delivery workers in New York City, who make up the majority of our customer base. The increasing trend of people ordering food delivery, particularly during and after the COVID-19 lockdown, has contributed to the widespread visibility of our products in the cities.

Our Distribution Channels

Retail Distribution Network

Our sales are conducted through both retail stores and distributors.

Out of our 38 retail stores in the United States, 28 are situated in New York, while four are in New Jersey, two in Florida, two in Texas, one in California and one in Washington, D.C. We also operate one retail store in Canada. Our retail stores adopt a consistent design and layout and provide a consistent shopping experience. We closely monitor the sales performance, service level and activities within our retail stores. We will continue to collect store operation data such as consumer traffic flow and traffic flow sources, test drive frequencies and sales conversion rate. This information helps us adjust store-specific retailing and marketing strategies, thereby increasing per store sales.

In terms of our distributors, most of them are located in the United States. Our distributors purchase products from us at a wholesale price, and are responsible for the logistics, warehousing and distribution to other retail stores. We do not charge any initial fees or continuing fees to our distributors. The majority of our distributors make full payments upfront for their orders, which helps us improve cash flow management.

We intend to expand our overseas market and are currently working with one distributor in the Dominican Republic.

Online Distribution Network

All of our products can be purchased on our website, flyebike.com, and Fly E-Bike app.

We have adopted an online to offline model that enables us to seamlessly integrate the online and offline networks to provide a cohesive and consistent experience to our customers. The online platform acts as a conduit for influencing customers and directing sales to our retail stores. Our customers can conveniently place orders online and pick up their products at our retail stores.

Our Customers

We acquire customers through multiple channels, including (i) referrals from our existing customers, (ii) our distributors, and (iii) our marketing and promotional activities. Due to our strong brand image, loyal customer base and evolving product portfolio, we believe there are significant growth opportunities across these channels. No customers account for more than 10% of our revenues for the six months ended September 30, 2023, and for the fiscal years ended March 31, 2023 and 2022. The majority of our customers are food delivery workers in New York City. This group constitutes approximately 70% of our customer base for the year ended March 31, 2023.

Environmental Matters

We are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and the remediation of environmental contaminants (collectively, “Environmental Laws”). In the ordinary course of our assembling processes, we may use materials or generate waste that are subject to these Environmental Laws.

We endeavor to adhere to all applicable Environmental Laws and act as necessary to comply with these laws. We maintain an environmental and safety program at our facilities. The environmental and safety program includes obtaining environmental permits as required, capturing and appropriately disposing of any waste by-products, tracking hazardous waste generation and disposal, air emissions, safety situations, material safety data sheet management, storm water management and recycling, and auditing and reporting on its compliance.

Intellectual Property

We currently hold one trademark in the United States, which covers our logo. We also hold four trademarks in China, which cover the names “FLY E-BIKE”, “FLY EBIKE”, “FLYEBIKE” and our logo. Additionally, we have two trademarks in the Dominican Republic covering the name “FLY E-BIKE” and our logo, and one trademark in Panama covering the name “FLY E-BIKE”. All these trademarks are effective from 2022 to 2033. In addition, we have applied for trademark rights for the name “FLY E-BIKE” in Canada, and the application is currently pending.

Other than the trademark mentioned above, we do not own any patents, copyrights or other intellectual property registrations in the United States. We plan to seek further intellectual property registrations in the United States in the future. We currently also seek to protect our trade secrets and other proprietary information through common law copyright and trademark principles.

Competition

There are numerous companies that sell E-bikes, E-motorcycles and E-scooters in the United States and even more globally. The markets for EVs are highly competitive based on a number of factors, including innovation, performance, price, technology, product features, styling, fit and finish, brand recognition, quality and distribution. We believe our ability to compete successfully in these markets depends on our ability to capitalize on our competitive strengths and build brand recognition.

Many companies, which have greater financial and marketing resources than us, make electric two-wheelers, including Trek Bicycle Corporation, Specialized Bicycle Components, Inc., Specialized Bicycle Components, Inc. and Rad Power Bikes Inc. While we believe we are well positioned in this competitive market, there is no assurance that our vehicles will be successful in the respective markets in which they compete. See “Risk Factors — Risks Related to the Company’s Business, Operations, and Industry — The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in this industry.”

Regulation

We are subject to a wide variety of laws and regulations in the United States. These laws and regulations govern various items directly or indirectly related to our business, such as labor and employment, anti-discrimination, product liability, vehicle defects, vehicle maintenance and repairs, personal injury, rider text messaging, service payments, consumer protection, taxation, privacy, data security, intellectual property, competition, terms of service, mobile application accessibility, insurance, money transmittal, and environmental, health and safety. They are often complex and subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

The micromobility industry is relatively nascent and rapidly evolving. New laws and regulations continue to be adopted, implemented, interpreted and iterated upon in response to our growing industry and associated technology. As we expand our business into new markets or introduce new offerings into existing markets, regulatory bodies or courts may claim that (i) we are subject to additional requirements or (ii) we are prohibited from conducting our business in certain jurisdictions.

Our products may also be subject to various environmental, health, and safety regulations, including, but not limited to, those regarding product safety and waste management. For example, we are subject to environmental laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release of the hazardous substance occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the Environmental Protection Agency (“EPA”) and, in some instances, third parties to act in response to threats to the public health or the environment and seek to recover costs incurred from the responsible classes of persons. In the course of ordinary operations, we, through third parties and contractors, may handle hazardous substances within the meaning of CERCLA and similar state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

We may also be subject to the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes for the generation, storage, or disposal of solid wastes, which may include hazardous wastes. RCRA regulates both solid and hazardous wastes, but, in particular, imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. In addition, federal and state laws may require or otherwise regulate the reuse and recycling of batteries, including lead-acid and lithium-ion batteries, used in our products.

Certain of our products are also regulated by the U.S. Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws. CPSC can require the manufacturer of products containing a safety defect to recall or repurchase such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities, and other countries in which we sell our products.

Certain of our products are also regulated by the National Highway Traffic Safety Administration (“NHTSA”) pursuant to various federal laws and regulations. NHTSA can require the manufacturer of motor vehicles or motor vehicle equipment containing a safety defect to recall or repurchase such products and may also impose fines or penalties on the manufacturer. Certain of our products are also regulated by EPA, and the California Air Resources Board (“CARB”) for products sold in California. EPA and CARB can require the manufacturer to recall or repurchase vehicles that are uncertified or that contain an emission-related defect and may also impose fines or penalties on the manufacturer.

In addition, some of our products may be subject to local laws and regulations. For instance, in March 2023, the New York City Council amended its administrative code to require that all powered bicycles, powered mobility devices including electric scooters, and storage batteries for such mobility devices distributed, sold, leased, rented, or offered for sale, lease, or rental in New York City must be certified as compliant with the applicable Underwriter Laboratories (UL) standard, which is a widely recognized standard for safety in electrical products in the United States. The law became effective in September 2023.

Additionally, because we receive, use, transmit, disclose, and store personally identifiable information and other data relating to users on our platform, we are subject to numerous local, municipal, state, federal, and international laws and regulations that address privacy, data protection, and the collection, storing, sharing, use, transfer, disclosure, and protection of certain types of data. Such regulations include the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act of 1991, the U.S. Federal Health Insurance Portability and Accountability Act of 1996 and Section 5(a) of the Federal Trade Commission Act of 1914.

We plan to sell and distribute our vehicles internationally through international distributors. As such, we will be subject to the local laws of each jurisdiction in which we sell our vehicles. These regulations may result in increased costs and expenses, which may materially and adversely affect our business, results of operations or financial condition.

Employees

As of September 30, 2023, we had 78 employees, consisting of 55 full-time employees and 23 part-time employees.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and to date, we have not experienced any significant labor disputes.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceedings, investigations or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations.

Properties

Our corporate and executive offices are located in a leased facility in 136-40 39th Avenue, Flushing, NY 11354, where we lease approximately 2,500 square feet of under a lease that is due to expire on October 31, 2024. In addition, we lease a warehouse in Brooklyn, New York, where we assemble all of our vehicles. The warehouse, which comprises three areas in one location totaling approximately 27,000 square feet, is under three separate leases that are due to expire on December 14, 2025, May 30, 2026 and May 14, 2027, respectively. We believe our facilities are sufficient to meet our current needs. However, as we expand our operations, we may require additional space in which to assemble our vehicles and we do not have any commitments for such space. All of our retail stores are leased. We do not own any real property.

Management

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of January 31, 2024:

Name	Age	Position
Zhou (Andy) Ou	35	Chairman of the Board and Chief Executive Officer
Ruifeng (Steven) Guo	36	Director and Chief Financial Officer
Rui (Ricky) Feng	39	Chief Operating Officer
Ke (Simon) Zhang	37	Chief Human Resource Officer
Bin Wang	63	Director Nominee
Lun Feng	64	Director Nominee
Alan Jacobs	82	Director Nominee

Set forth below is biographical information about each of the individuals named in the tables above:

Zhou (Andy) Ou, Founder, Chairman of the Board and Chief Executive Officer.    Mr. Ou founded Fly E-Bike in 2018 and has since served as our Chairman of the Board and Chief Executive Officer (“CEO”). Before founding Fly E-Bike, Mr. Ou operated a motorcycle repair business for over eight years, and previously held a managerial position at a food delivery company. We believe that Mr. Ou’s prior experience in the motorcycle industry and his understanding of the delivery industry, combined with his tenure at our company, qualifies him to serve as our Chairman of the Board.

Ruifeng (Steven) Guo, Director and Chief Financial Officer.    Mr. Guo joined our company as a tax and financial advisor in March 2020 and has been serving as our Chief Financial Officer (“CFO”) since December 2022. Upon effectiveness of this registration statement, Mr. Guo will serve as our full-time CFO. He is currently a partner at DGLG Accounting and Tax LLC, a U.S. financial consulting firm, where he has been working since May 2020. Mr. Guo was appointed as our director on September 1, 2023. Additionally, he is the managing partner at SJ International Development, a New York based real estate management company, since October 2020. Mr. Guo is also the managing partner at PJMG LLC, a New York based consulting company, since June 2019. Prior to that, Mr. Guo worked as a senior business manager at Xinyuan Real Estate Co., Ltd. from April 2018 to April 2020. Between 2013 and 2017, Mr. Guo worked as an associate and senior auditor at three auditing firms, including Friedman LLP, Marcum LLP and Janover LLC. Mr. Guo obtained his Bachelor of Economy from Beijing International Studies University in 2010 and his MBA in Accounting from Hofstra University in 2012. Mr. Guo was selected to serve as a member of our board of directors because of his senior-level experience in the financial services industry and his extensive knowledge of our business and industry.

Rui (Ricky) Feng, Chief Operating Officer.    Mr. Feng joined us as a retail store manager in 2018 and was responsible for overseeing our supply chain, implementing effective customer strategies, and ensuring legal compliance. He has served as our Chief Operating Officer since December 2022. Prior to joining us, Mr. Feng owned and operated a restaurant for four years, which provided him with valuable experience in managing a business.

Ke (Simon) Zhang, Chief Human Resource Officer.    Mr. Zhang has also been serving as our Chief Human Resource Officer since December 2022. Mr. Zhang previously served as our director and resigned from this position on September 1, 2023. He joined us as a retail store manager in 2018, where he was responsible for overseeing various HR functions, including recruiting, employee training and development and managing our benefits system.

Bin Wang, Director Nominee.    Mr. Wang has been nominated to serve as a director upon effectiveness of this registration statement. Mr. Wang has over 30 years of management experience in the financial industry. He currently serves as the Managing Director of Eon Capital International Ltd, a Hong Kong corporate advisory service company. Previously, from 2018 to 2020, Mr. Wang was the Chairman and CEO of Alberton Acquisition Corp., a Nasdaq-listed company. From 2007 to 2018, he provided financial advisory services to dozens of corporate clients in the United States and Asia. Mr. Wang graduated from Northwestern Polytechnic University in 1980, obtained his Master of Science degree in Mechanical Engineering from Xi’an Jiaotong University in 1983, and earned his Master of Arts degree in economics from Illinois State University in 1992. Mr. Wang was nominated to serve as a member of our board of directors because of his extensive senior-level experience in the financial services industry and his profound knowledge of our business and the industry as a whole.

Lun Feng, Director Nominee.    Mr. Feng has been nominated to serve as a director upon effectiveness of this registration statement. Since August 2015, Mr. Feng has held the position of executive director at Si Fang Yu Feng Investment Co., Ltd., a Chinese investment management company. From June 2009 to June 2021, he served as the chairman of the board of directors at Beijing Wan Tong Li Ti Zhi Cheng Investment Co., Ltd., a Chinese investment management company. Additionally, Mr. Feng currently holds the position of an independent director at three public companies listed on the Shanghai Stock Exchange and Shenzhen Stock Exchange. These companies include Bank of Xi’an Co., Ltd., Shanghai Xinnanyang Only Education and Technology Co., Ltd., and Bona Film Group Co., Ltd. Mr. Feng received his Bachelor’s degree in Political Economy from Northwest University (China) in 1982. Mr. Feng was nominated to serve as a member of our board of directors because of his extensive senior-level management experience of public companies, his board experience and his extensive knowledge of our business and industry.

Alan Jacobs, Director Nominee.    Mr. Jacobs has been nominated to serve as a director upon effectiveness of this registration statement. Mr. Jacobs has over 40 years of experience as a corporate and securities attorney, investment banker, business and financial advisor and senior executive of both private and public companies. Since August 2018, Mr. Jacobs has been serving as President at Worthy Lending, LLC. In addition, he has been serving as Executive Vice President, Treasurer and Chief Strategy Officer of Worthy Financial, Inc. since January 2016. Mr. Jacobs currently serves as President of the Worthy Lending V subsidiary. He currently also serves as Executive Vice President, Chief Operating Officer, and a member of the board of directors of Worthy Financial, Inc.’s wholly owned subsidiaries, including Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc., and as President of their respective wholly owned loan and investment subsidiaries, all since their respective dates of organization. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning, and corporate development. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman & Co.. Inc., Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and his law degree from Columbia University in 1966. Mr. Jacobs was nominated to serve as a member of our board of directors because of his extensive experience in the investment and financial services industry.

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the Company.

Committees of the Board of Directors

Upon effectiveness of this registration statement, our board of directors will establish an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will operate under a charter that will be approved by our board of directors.

Audit Committee.    Our audit committee will consist of three independent directors. The members of the audit committee will be Bin Wang, Lun Feng and Alan Jacobs. The audit committee shall consist exclusively of directors who are financially literate. In addition, upon effectiveness of this registration statement, Mr. Wang will be considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The audit committee responsibilities include:

•        overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

•        engaging, retaining and terminating our independent auditor and determining the terms thereof;

•        assessing the qualifications, performance and independence of the independent auditor;

•        evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

•        reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

•        reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•        producing a committee report for inclusion in applicable SEC filings;

•        reviewing the adequacy and effectiveness of internal controls and procedures;

•        establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

•        reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee.    Our compensation committee will consist of three independent directors. The members of the Compensation Committee will be Lun Feng, Bin Wang and Alan Jacobs. The committee has primary responsibility for:

•        reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

•        reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

•        once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

•        approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

•        reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee.    The Nominating and Governance Committee will consist of three independent directors. The members of the Nominating and Governance Committee will be Alan Jacobs, Bin Wang and Lun Feng. The Nominating and Governance Committee’s responsibilities include:

•        recommending persons for election as directors by the stockholders;

•        recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

•        reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

•        reviewing any stockholder proposals and nominations for directors;

•        advising the board of directors on the appropriate structure and operations of the board and its committees;

•        reviewing and recommending standing board committee assignments;

•        developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

•        making recommendations to the board as to determinations of director independence; and

•        making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Board Diversity

Our Nominating and Governance Committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. Although our board of directors does not have a formal written diversity policy with respect to the evaluation of director candidates, in its evaluation of director candidates, our Nominating and Governance Committee will consider factors including, without limitation, issues of character, integrity, judgment, potential conflicts of interest, other commitments, and diversity, and with respect to diversity, such factors as gender, race, ethnicity, experience, and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the board of directors.

The Nominating and Governance Committee will ensure compliance with the new rule by Nasdaq for board diversity (the “Nasdaq Diversity Rule”), on or before the date required under the Nasdaq Diversity Rule. The Nasdaq Diversity Rule requires, assuming our shares of common stock are listed on the Nasdaq Capital Market and that we are a smaller reporting company, that we will have at least two directors serving on our board of directors, at least one of which identifies as female and the second of which identifies as female, underrepresented minority or LGBTQ+, by December 31, 2026, unless our board of directors is comprised of five or less directors.

Controlled Company Exemption

Because our directors and executive officers will continue to control a majority of the voting power of our common stock after the completion of this offering, we will be a “controlled company” for purposes of the listing standards of Nasdaq and the rules of the SEC. As a “controlled company”, exemptions under the listing standards of Nasdaq will exempt us from certain of Nasdaq’s corporate governance requirements, including the following requirements:

•        that our board of directors be composed of a majority of “independent directors,” as defined under the rules of Nasdaq,

•        that our compensation committee be composed entirely of independent directors, and

•        that our nominating and governance committee be composed entirely of independent directors.

Although we do not currently expect to rely on the “controlled company” exemption, we may elect to do so in the future. Accordingly, for so long as we are a “controlled company,” holders of our common stock may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements to the extent we elect to take advantage of these exemptions. In the event that we cease to be a “controlled company”, we will be required to comply with these provisions within the transition periods specified in the rules of Nasdaq.

These exemptions do not modify the independence requirements for our audit committee, and we expect to satisfy the member independence requirement for the audit committee upon completion of this offering.

Code of Business Conduct and Ethics

Prior to this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be made available on the Corporate Governance section of our website, which is located at flyebike.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

Compensation of Executive Officers

Summary Compensation Table

The following table shows the compensation awarded to or earned during the fiscal years ended 2023 and 2022 by our chief executive officer. We did not have any officers that received more than $100,000 in compensation. The person listed in the following table is referred to herein as the “named executive officer.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock awards ($)	All other compensation ($)	Total ($)
Zhou Ou, Chief Executive Officer	2023	100,000	—	—	100,000
	2022	49,250	—	—	49,250

Narrative Disclosure to Summary Compensation Table

Zhou Ou, Chief Executive Officer

We plan to enter into an employment agreement with Mr. Ou in the near future. In order to support the company’s operations and allocate more resources towards the company’s development, Mr. Ou received compensation at the level of a store manager during the 2023 and 2022 fiscal years.

As of March 31, 2023, there were no option or stock awards outstanding.

Director Compensation

Our employee directors do not currently receive any compensation for serving as directors. The appointment of our independent directors will take effect upon the effectiveness of this registration statement. Each independent director is entitled to an annual cash compensation of $50,000.

Policies on Clawback and Recovery of Compensation

In connection with this offering, we are required to adopt and we will adopt a clawback policy to address the recovery of erroneously-awarded incentive compensation in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable listing standards.

2024 Omnibus Incentive Plan

Before the effectiveness of this registration statement, we plan to adopt the FLY-E Group Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) in order to grant equity-based and other incentive awards to our officers, employees, directors, consultants and advisers. The purpose of the 2024 Plan is to help us attract, motivate and retain such persons with awards under the 2024 Plan and thereby enhance shareholder value. The 2024 Plan will be effective upon our shareholders’ approval (the “Effective Date”). The following is a summary of the material terms of the 2024 Plan.

Plan Administration

The 2024 Plan will be administered by our Compensation Committee. Our board of directors will retain the authority under the 2024 Plan to exercise any or all of the powers and authorities related to the administration and implementation of the 2024 Plan.

Award Eligibility

Awards under the 2024 Plan may be made to our or any of our affiliates’ employees, officers and directors, as well as to consultants and advisors currently providing services to us or any of our affiliates at the time of such award.

Shares Subject to the 2024 Plan

The number of shares of our common stock available for issuance under the 2024 Plan is________ (the “Share Limit”). The maximum number of shares of our common stock that are issuable as incentive stock options is ________.

Reversion of Shares

If any shares covered by an award are not purchased or are forfeited or expire, or if any award otherwise terminates without delivery of any shares subject to the award or is settled in cash in lieu of shares, then the number of shares counted against the Share Limit with respect to such award will, to the extent of any such forfeiture, termination, expiration or settlement, again be available for issuance under the 2024 Plan.

Awards

The 2024 Plan provides for the grant of awards of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, and other equity-based awards.

Stock Options

Stock options granted under the 2024 Plan may be nonqualified stock options or incentive stock options within the meaning of Section 422 of the Code. Each option will become vested and exercisable at such times and under such conditions as our Compensation Committee may approve consistent with the terms of the 2024 Plan. No option may be exercisable more than ten years after the option grant date. Our Compensation Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service.

The exercise price per share of our common stock for each option granted under the 2024 Plan may not be less than 100%, or 110% in the case of an incentive stock option granted to a stockholder who owns more than ten percent of our voting stock, of the fair market value of a share of our common stock on the option grant date, except in the case of an option granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by us or an affiliate of ours or with which we or an affiliate has combined or will combine. Payment of the exercise price for shares purchased pursuant to the exercise of an option may be made in such forms as are approved by our Compensation Committee. These forms may include, in our Compensation Committee’s discretion, cash, cash equivalents, shares of our common stock and net issuance.

Restricted Stock, Restricted Stock Units, and Deferred Stock Units

Restricted stock is an award of our common stock on which vesting restrictions are imposed that subject such shares of our common stock to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit is an award that represents a conditional right to receive shares of our common stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. A deferred stock unit is a restricted stock unit that may be settled at some point in the future at a time or times consistent with the requirements of Section 409A of the Code.

Stock Appreciation Rights

A SAR is a right to receive upon exercise, in the form of common stock, cash or a combination of common stock and cash, the excess of the fair market value of one share of common stock on the exercise date over the grant price of the SAR. SARs may be granted in conjunction with all or a part of any option or other award granted under the 2024 Plan, or without regard to any option or other award. Upon exercise of a SAR, the holder will be entitled to receive, in the specified form of consideration, the excess of the fair market value of one share of our common stock on the exercise date over the exercise price of the SAR, as determined by our Compensation Committee. The exercise price of a SAR may not be less than the fair market value of a share of our common stock on the grant date.

Dividend Equivalent Rights

Dividend equivalent rights entitle the grantee to receive cash, shares of our common stock, or a combination of both equal to the amount of that the grantee would have received had the grantee held a specified number of shares of our common stock during the period. Dividend equivalent rights may be granted independently or in connection with the grant of any equity-based award, except that no dividend equivalent right may be granted in connection with, or related to an option or SAR.

Other Equity-Based Awards

Our Compensation Committee may grant other types of equity-based or equity-related awards in such amounts and subject to such terms and conditions as our Compensation Committee may determine, including unrestricted stock and dividend equivalent rights which are described in more detail in the 2024 Plan.

Changes to Capital Structure

In the event of a merger, reorganization, recapitalization, reclassification, stock split, reverse stock split, spin-off combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without the receipt of consideration by us, then the number and kind of shares for which grants of options and other awards may be made under the 2024 Plan may be adjusted proportionately and accordingly by our Compensation Committee.

Change of Control

Except as otherwise provided in the applicable award agreement, upon the occurrence of a change of control of our Company in which outstanding awards are not being assumed or continued, all outstanding shares of restricted stock, restricted stock units, deferred stock units, dividend equivalent rights and performance-based awards will be deemed to have vested and any underlying shares of our common stock will be deemed delivered immediately before the change of control; and either or both of the following actions shall be taken: (i) at our Compensation Committee’s discretion, all options and SARs will become exercisable fifteen days before the change of control (with any exercise of an option or SAR during such fifteen day period to be contingent upon the consummation of the change of control) and terminate upon the change of control to the extent not exercised; and/or (ii) at our Compensation Committee’s discretion, all options, SARs, shares of restricted stock, restricted stock units, deferred stock units, dividend equivalent rights and/or performance-based awards will be canceled and cashed out in connection with the change of control. Other equity-based awards will be governed by the terms of the applicable award agreement.

If we experience a change of control in which outstanding awards that are not exercised prior to the change of control will be assumed or continued by the surviving entity, then, except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of the change of control, the 2024 Plan and the awards granted under the 2024 Plan will continue in the manner and under the terms so provided in the event of the change of control to the extent that provision is made in writing in connection with such change of control for the assumption or continuation of such awards, or for the substitution for such awards with new awards, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and SARs.

Plan Amendment and Termination

The Compensation Committee may adopt, amend and rescind rules relating to the administration of the 2024 Plan, and our board of directors may amend, suspend, or terminate the 2024 Plan at any time; provided, that, no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award granted under the 2024 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. The 2024 Plan will automatically terminate the day before the tenth (10th) anniversary of the Effective Date, unless earlier terminated by our board of directors or in accordance with the terms of the 2024 Plan.

CERTAIN Relationships and Related Party Transactions

From April 1, 2021 to September 30, 2023, our Chairman and CEO, Mr. Ou, provided financial support to the Company by advancing funds and making various payments on behalf of the Company totaling $4,198,865. These amounts payable to Mr. Ou are unsecured, bear no interest and do not have a maturity date. From April 1, 2021 to September 30, 2023, the Company repaid a total of $3,550,168 to Mr. Ou, including repayment of amounts owed to Mr. Ou prior to April 1, 2021. As of September 30, 2023, the Company transferred $2,263,630 of the payable balance along with a cash contribution of $136,370 from Mr. Ou as capital contribution. As of September 30, 2023, March 31, 2023 and March 31, 2022, the remaining balance of these payables was $183,866 $332,481 and $2,476,418, respectively.

From April 1, 2021 to September 30, 2023, Mr. Xi Lin and Mr. Rui Feng, each a shareholder holding more than 5% of the Company’s issued and outstanding common stock, respectively advanced a total of $139,804 and $55,136 to the subsidiaries of the Company to support their business operations. These amounts payable to Mr. Lin and Mr. Feng are unsecured, bear no interest and do not have a maturity date. From April 1, 2021 to September 30, 2023, the Company repaid $162,330 and $118,760 to Mr. Lin and Mr. Feng, respectively, including repayment of amounts owed to them prior to April 1, 2021. As of September 30, 2023, the Company has paid off all amounts owed to Mr. Lin and Mr. Feng.

From April 1, 2021 to September 30, 2023, Mr. Ke Zhang, a shareholder holding more than 5% of the Company’s issued and outstanding common stock, advanced an aggregate of $158,942 to the subsidiaries of the Company to support their business operations. These amounts payable to Mr. Zhang are unsecured, bear no interest and do not have a maturity date. From April 1, 2021 to September 30, 2023, the Company repaid $340,772 to Mr. Zhang, including repayment of amounts owed to him prior to April 1, 2021. As of September 30, 2023, the Company has paid off all amount owed to Mr. Zhang.

On March 6, 2021, the Company and DGLG Accounting and Tax LLC (“DGLG”) entered into an engagement letter, wherein the Company engaged DGLG as a consultant to assist the Company in its IPO planning, financing and tax services. Mr. Guo is a partner at DGLG. In December 2022, the Company hired Mr. Guo as its CFO. Under the terms of the engagement agreement with DGLG, the Company has agreed to compensate DGLG for consulting services based on an hourly fee arrangement. DGLG’s consulting fees were $25,000 and $100,000 for the three months ended June 30, 2022 and September 30, 2023, respectively. In addition, during the six months ended September 30, 2023, the Company paid a total of $29,300 for tax services to DGLG.

On February 1, 2023, PJMG LLC, a company in which Mr. Guo, our CFO, holds over 50% of the equity interests, provided a loan of $150,000 to the Company. This loan is unsecured, bears no interest and will mature on May 31, 2024. Furthermore, the Company has agreed to retain the services of PJMG LLC as a consultant following the completion of its IPO. To secure these services, the Company made a prepayment of $120,000 to PJMG LLC during the six months ended September 30, 2023, which was subsequently offset against the outstanding loan payables to PJMG LLC.

Fly E Bike SRL, a company formed under the laws of the Dominican Republic and in which Mr. Ou holds over 50% of the equity interests, is a distributor for the Company. During the three months ended March 31, 2023, Fly E Bike SRL purchased certain EV products from the Company in the amount of $136,565. In addition, during the six months ended September 30, 2023, Fly E Bike SRL purchased additional EV products from the Company in the amount of $282,814. As of September 30, 2023 and March 31, 2023, the Company had accounts receivable from Fly E Bike SRL in the amounts of $339,634 and $136,565, respectively. During the six months ended September 30, 2023, the Company advanced $99,500 to Fly E Bike SRL. This advance is unsecured, bears no interest and does not have a maturity date.

Policies and Procedures for Related Party Transactions

Our audit committee charter will provide that our audit committee will be responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section occurred prior to the creation of our audit committee and the adoption of this policy, and, as such, they were not conducted on an arms’ length basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of January 31, 2024, regarding beneficial ownership of our common stock by:

•        each of our directors;

•        each of our executive officers;

•        all directors and executive officers as a group; and

•        each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Fly-E Group, Inc., 136-40 39th Avenue, Flushing, NY 11354.

Name and address of beneficial owner	Shares beneficially owned prior to offering	Percentage owned prior to offering(1)	Percentage owned after offering(1)
Executive Officers and Directors
Zhou Ou	70	35%	%
Ruifeng Guo	—	—%
Rui Feng	16	8%	%
Ke Zhang	70	35%	%
Directors and Officers as a group (four persons)	156	78%	%
Other 5% Stockholders:
Yidi Xie	16	8%	%
Xi Lin	14	7%	%
Tong Chen	14	7%	%

____________

*        Less than 1%.

(1)      Based on 200 shares of common stock outstanding as of January 31, 2024.

Description of Securities

The following description of the material terms of our securities and the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective prior to the effectiveness of this offering, are summaries and are qualified by reference to such documents.

Authorized Capital Stock

Our amended and restated certificate of incorporation authorize us to issue up to ___________ shares of common stock and ___________ shares of preferred stock. Upon the closing of this offering, we will have ___________ shares of common stock outstanding immediately after the closing of this offering.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to ___________ shares of preferred stock. Our certificate of incorporation authorizes the board of directors to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not later than 90 days and not earlier than 120 calendar days prior to the first anniversary date of the immediately preceding year’s annual meeting, subject to certain exceptions. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders.    Our bylaws provide that special meetings of stockholders may be called at any time by only the board of directors or the Chief Executive Officer.

No Written Consent of Stockholders.    Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws.    Our bylaws may be altered, amended or repealed and new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or of the board of directors, at any special meeting of the stockholders or of the board of directors or by written action by the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting or any notice required for such written action.

Preferred Stock.    Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Delaware Takeover Statute

Upon completion of the offering, we will not be subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that the person becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock.

Under Section 203 of the DGCL, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions: (1) before the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the shareholder became an interested shareholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the DGCL. We expect to obtain additional directors’ and officers’ liability insurance coverage prior to the completion of this offering.

Listing

We have applied to list the shares of our common stock offered hereby on the Nasdaq Capital Market under the symbol “FLYE.”

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

Shares Eligible for Future Sale

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the closing of this offering, we will have:

•        _________ shares of common stock outstanding; and

•        _________ shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters in connection with this offering.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders. None of the holders of shares of our common stock or securities exercisable for or convertible into shares of our common stock have any registration rights.

Lock-Up

Our directors, officers and holders of more than 5% of our outstanding shares of common stock have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is 180 days after the date of this offering.

Rule 144

Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any person who is or has been our affiliate during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares of common stock may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants, or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchase shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to current public information provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or any U.S. federal non-income tax consequences, such as estate or gift tax consequences, or any tax consequences arising under any state, local or foreign tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”) all as in effect on the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a non-U.S. holder in light of such non-U.S. holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including:

•        certain former citizens or long-term residents of the United States;

•        partnerships or other entities or arrangements treated as pass-through or disregarded entities for U.S. federal income tax purposes (and investors therein);

•        “controlled foreign corporations” as defined in Section 957 of the Code;

•        “passive foreign investment companies” as defined in Section 1297 of the Code;

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•        tax-exempt organizations and governmental organizations;

•        tax-qualified retirement plans;

•        persons who acquire our common stock through the exercise of an option or otherwise as compensation;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        persons that own or have owned, actually or constructively, more than 5% of our common stock;

•        persons who have elected to mark securities to market; and

•        persons holding our common stock as part of a hedging or conversion transaction or straddle, or synthetic security or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF

OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. holder” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. holder is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described under “Dividend Policy”, we do not anticipate declaring or paying, in the foreseeable future, any cash distributions on our capital stock. However, if we distribute cash or other property to holders of shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent such distribution is made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “Material U.S. federal income tax consequences for non-U.S. holders — Gain on disposition of our common stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of shares of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent with a valid IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of the dividends and must be updated periodically. In the case of a non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of the tax treaty, dividends will be treated as paid to the entity or to those holding an interest in the entity. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected dividends, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•        our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not “regularly traded” on an established securities market during the calendar year in which the sale or other disposition occurs.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.- source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. Even if we are treated as a USRPHC, gain realized by a non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is regularly traded on an established securities market within the meaning of applicable U.S. Treasury regulations. There can be no assurance that our common stock qualifies as regularly traded on an established securities market. If any gain on a non-U.S. holder’s disposition of our common stock is taxable because we are a USRPHC and such holder’s ownership of our common stock exceeds 5%, such holder will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of such holder’s common stock may be required to withhold tax with respect to that obligation.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption, and if the payor does not have actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code, which are commonly referred to as FATCA, impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent a certification that it does not have any “substantial United States owners” or provides information identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock and would have applied also to payments of gross proceeds from the sale or other disposition of our common stock. However, the U.S. Treasury Department has released proposed regulations under FATCA providing for the elimination of the federal withholding tax of 30% applicable to gross proceeds of a sale or other disposition of from property of a type that can produce U.S. source dividends or interest. Under these proposed Treasury Regulations (which may be relied upon by taxpayers prior to finalization), FATCA will not apply to gross proceeds from sales or other dispositions of our common stock.

Prospective investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT AND PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

We have entered into an underwriting agreement with The Benchmark Company, LLC, as the representative of the underwriters (“Benchmark” or the “Representative”), with respect to the shares sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters have agreed, severally and not jointly, to purchase from us the number of shares of common stock set forth opposite the underwriter’s name in the following table at the initial public offering price less the underwriting discounts set forth in the cover page of this prospectus:

Underwriter	Number of Shares
The Benchmark Company, LLC
TOTAL

The underwriters have committed to purchase all of the shares offered by us other than those shares covered by the over-allotment option described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an option to purchase from us, at the initial public offering price less the underwriting discounts and commissions, up to an additional _____ shares of our common stock, solely to cover over- allotments, if any. The underwriters may exercise this option, in whole or in part, for our common stock, any time during the 30-day period from the date of this prospectus. If this option is exercised in full, the total price to the public will be $_____ and the total net proceeds before expenses to us will be $___________.

Underwriting Discount, Commissions and Expenses

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock, assuming an initial public offering price of $___ per share, the midpoint of the estimated price range set forth on the cover page of this prospectus.

Total
	Per Share	No Exercise	Full Exercise
Initial public offering price(1)	$	$	$
Underwriting discounts and commissions (7%)(2)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      Assuming an initial public offering price is $___, the midpoint of the range set forth on the cover page of this prospectus.

(2)      Represents underwriting discounts equal to (i) 7% per share, which is the underwriting discounts we have agreed to pay on investors in this offering introduced by the underwriters; and (ii) 5.5% per share, which is the underwriting discounts we have agreed to pay on investors in this offering introduced by us. For purpose of the calculation only, we assume 100% investors in this offering are introduced by the underwriters.

The Representative has advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $____ per share. After the initial public offering, the public offering price, concession and discount may be changed.

We have agreed to pay all of the expenses relating to the offering, including, but not limited to, (a) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in this offering with the SEC; (b) all fees and expenses relating to the listing of the shares on the Nasdaq Capital Market and such other exchanges as the Company and the Representative together determine, including any fees charged by DTC; (c) all filing fees and communication expenses associated with the review of the offering by FINRA; (d) all fees, expenses and disbursements relating to the registration or qualification of the shares under “blue sky” or securities laws of such states of the United States of America and other jurisdictions designated by the Representative, including the reasonable fees and expenses of the Representative’s blue sky counsel; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions designated by the Representative; (f) the costs of mailing and printing the underwriting documents (including the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (g) the costs of preparing, printing and delivering certificates representing the common stock issued in this offering; (h) transfer and/or stamp taxes, if any, payable upon our transfer of the shares to the underwriters; (i) the fees and expenses of the transfer agent for our common stock; (j) the cost associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (k) the fees and expenses of the Company’s accountants; (l) expenses incurred by the Underwriters for any roadshow for the offering; (n) the fees of counsel to the Underwriters in an amount not to exceed $100,000; provided that the forgoing underwriter’s out-of-pocket expenses shall not exceed $125,000. Additionally, we have agreed to pay all fees, expenses and disbursements relating to background checks of our directors and offices in an amount not to exceed $7,500.

We have paid a $25,000 expense advance to the Representative, which shall be applied against actual out-of-pocket-accountable expenses, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C). We have agreed to pay to the Representative a non-accountable expense allowance of 1.0% of the gross proceeds of the offering at the closing of the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $_________.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they have discretionary authority.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. Benchmark may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by Benchmark on the same basis as other allocations.

Representative’s Warrants

We have agreed to issue to the Representative or its designees at the closing of this offering warrants to purchase the number of common stock equal to 5% of the aggregate number of shares sold in this offering. The warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the commencement of sales in this offering. The warrants will be exercisable at a per share price equal to 100% of the initial public offering price per share in the offering. The Warrants provide for registration rights (including a one-time demand registration right at our expense and unlimited piggyback rights, each expiring five (5) years from commencement of sales of the offering) and customary anti-dilution provisions, as permitted by FINRA Rule 5110(g)(8).

The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The warrants and the common stocks underlying the warrants are being registered as a part of the registration statement of which this prospectus forms a part and will be freely tradable upon the declaration of the effectiveness of such registration statement by the SEC.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.

Lock-Up Agreements

Our officers and directors, and holders of more than 5% of our outstanding shares of common stock have agreed not to, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any shares of our common stock (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of the shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for periods of 180 days from the date of this prospectus.

Tail Financing

If during the twelve (12) month period that is following the closing of this initial public offering, we consummate a financing with investors with whom we have had a conference call or a meeting arranged by the Representative during the period in which we engaged the representative, we will pay the Representative a fee equal 7% of the proceeds of such financing; provided, however, if the underwriting agreement is terminated for cause by the Company, no tail financing fee shall be payable as provided in FINRA Rule 5110(g)(5)(B).

Right of First Refusal

We have granted the Representative the right to act as lead or joint-lead investment banker, lead or joint book-runner and/or lead or joint placement agent, for any of our future public and private equity and debt offerings, including all equity linked financings, during the twelve (12) month period following the completion of this initial public offering; provided, however, if the underwriting agreement is terminated for cause by the Company, the first of first refusal shall be terminated as provided in FINRA Rule 5110(g)(5)(B).

Determination of Offering Price

The public offering price was negotiated between Benchmark and us. In determining the public offering price of our common stock, Benchmark considered:

•        the history and prospects for the industry in which we compete;

•        our financial information;

•        the ability of our management and our business potential and earning prospects;

•        the prevailing securities markets at the time of this offering; and

•        the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our Company’s common stock.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales.

•        Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•        Over-allotment transactions involve sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriter is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involves purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriter sells more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be affected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriter, and selling group members may engage in passive market making transactions in our securities on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

SELLING RESTRICTIONS

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Hogan Lovells US LLP, New York, New York. Lucosky Brookman LLP has represented the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements as of March 31, 2023 and 2022 appearing in this prospectus have been audited by Marcum Asia CPAs LLP (“Marcum Asia”) and Friedman LLP (“Friedman”), an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The office of Marcum Asia is located at 7 Pennsylvania Plaza, Suite 830, New York, NY 10001. The office of Friedman is located at One Liberty Plaza, 165 Broadway, 21st Floor, New York, NY 10006.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective September 1, 2022, Friedman, our then independent registered public accounting firm, combined with Marcum LLP and continued to operate as an independent registered public accounting firm. On January 5, 2023, our board of directors dismissed Friedman and engaged Marcum Asia to serve as our independent registered public accounting firm. The services previously provided by Friedman are now provided by Marcum Asia.

Friedman’s report on our consolidated financial statements for the year ended March 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our fiscal year ended March 31, 2022 and through January 5, 2023, there have been no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Friedman’s satisfaction, would have caused Friedman to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our fiscal year ended March 31, 2022 and the subsequent interim period through January 5, 2023, there were no “reportable events”, as defined in Item 304(a)(1)(v) of Regulation S-K.

During our fiscal year ended March 31, 2022 and through January 5, 2023, neither our Company nor anyone acting on our behalf consulted Marcum Asia with respect to any of the matters or reportable events described in Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We will be subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements as of and for the years ended
March 31, 2023 and 2022

Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended
September 30, 2023 and 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Fly-E Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Fly-E Group, Inc. (the “Company”) as of March 31, 2023, the related consolidated statements of income, stockholders’ equity and cash flows for the year ended March 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022 (such date takes into account the acquisition of certain assets of Friedman LLP by Marcum Asia CPAs LLP effective September 1, 2022).

New York, NY
August 11, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Fly-E Group, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Fly-E Group, Inc. and its subsidiaries (the “Company”) as of March 31, 2022, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended March 31, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022, and the results of its operations and its cash flows for the year ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Friedman LLP

We served as the Company’s auditor during 2022

New York, New York

December 28, 2022

FLY-E GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars, except for the number of shares)

	March 31, 2023	March 31, 2022
ASSETS
Current Assets
Cash	$358,894	$395,034
Accounts receivable	389,077	54,325
Accounts receivable – related parties	136,565	—
Inventories, net	3,838,754	4,605,526
Other receivables	782,819	145,189
Total Current Assets	5,506,109	5,200,074
Property and equipment, net	785,285	424,480
Security deposits	424,942	294,262
Deferred IPO costs	75,819	—
Deferred tax assets, net	211,100	659,900
Operating lease right-of-use assets	10,261,556	8,083,920
Total Assets	$17,264,811	$14,662,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,005,401	$1,076,329
Current portion of long-term loan payables	412,224	—
Accrued expenses and other payables	365,662	470,759
Other payables – related parties	332,481	2,828,804
Operating lease liabilities – current	1,836,737	1,312,549
Taxes payable	959,456	734,429
Total Current Liabilities	4,911,961	6,422,870
Long-term loan payables	723,228	—
Long-term loan payables – related parties	150,000	—
Operating lease liabilities – non-current	8,979,193	7,117,908
Total Liabilities	14,764,382	13,540,778

Commitment and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 40 shares authorized and nil outstanding as of March 31, 2023 and 2022	—	—
Common stock, $0.01 par value, 400 shares authorized and 200 shares outstanding as of March 31, 2023 and 2022*	2	2
Retained Earnings	2,500,427	1,121,856
Total Stockholders’ Equity	2,500,429	1,121,858
Total Liabilities and Stockholders’ Equity	$17,264,811	$14,662,636

____________

*        Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on December 21, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

FLY-E GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended March 31,
	2023	2022
Revenues	$21,774,937	$17,192,659
Cost of Revenues	13,485,405	13,950,620
Gross Profit	8,289,532	3,242,039

Operating Expenses
Selling Expenses	3,667,227	2,042,668
General and Administrative Expenses	2,309,927	571,639
Total operating expenses	5,977,154	2,614,307
Income from Operations	2,312,378	627,732

Other Expenses, net	(11,574)	(48,503)
Interest Expenses, net	(100,341)	—
Income Before Income Taxes	2,200,463	579,229
Income Tax Expense	(821,892)	(171,208)
Net Income	$1,378,571	$408,021

Earnings per Share	$6,893	$2,040
Weighted Average Number of Common Stock
– Basic and Diluted*	200	200

____________

*        Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on December 21, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

FLY-E GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Expressed in U.S. dollars, except for the number of shares)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares*	Amount
Balance at March 31, 2021	—	$—	200	$2	$—	$713,835	$713,837
Net Income	—	—	—	—	—	408,021	408,021
Balance at March 31, 2022	—	$—	200	$2	$—	$1,121,856	$1,121,858
Net Income	—	—	—	—	—	1,378,571	1,378,571
Balance at March 31, 2023	—	$—	200	$2	$—	$2,500,427	$2,500,429

____________

*        Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on December 21, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

FLY-E GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$1,378,571	$408,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	145,783	95,162
Deferred income taxes expenses (benefits)	448,800	(484,000)
Amortization of operating lease right-of-use assets	1,905,028	908,728
Inventories reserve	431,363	279,985
Changes in operating assets and liabilities:
Accounts receivable	(334,752)	161,405
Accounts receivable – related parties	(136,565)	—
Inventories	335,409	(2,131,637)
Other receivables and other current assets	(637,630)	(77,709)
Security deposits	(130,680)	(161,688)
Accounts payable	(70,928)	1,076,329
Accrued expenses and other payables	(105,097)	62,929
Operating lease liabilities	(1,697,190)	(743,811)
Taxes payable	225,027	617,974
Net cash provided by operating activities	1,757,139	11,688

Cash flows from investing activities
Payments of property and equipment	(442,915)	(323,544)
Net cash (used in) investing activities	(442,915)	(323,544)

Cash flows from financing activities
Deferred IPO Cost	(75,819)	—
Borrowing from loan payables	1,500,000	—
Repayments of loan payables	(278,222)	—
Borrowing from other payables – related parties	—	534,536
Repayments on other payables – related parties	(2,496,323)	—
Net cash (used in) provided by financing activities	(1,350,364)	534,536

Net changes in cash	(36,140)	222,680
Cash at beginning of the year	395,034	172,354
Cash at the end of the year	$358,894	$395,034

Supplemental disclosure of cash flow information
Cash paid for interest expense	$100,387	—
Cash paid for income taxes	$148,064	$37,235

Supplemental disclosure of non-cash investing and financing activities
Initial recognition of Right-Of-Use Assets and Lease Liabilities	$4,082,664	$6,311,020
Unpaid deferred IPO costs	$11,717	—

The accompanying notes are an integral part of these consolidated financial statements.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

1 — DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

Organization and principal activities

Fly-E Group, Inc. (the “Company” or “Fly-E Group”) was incorporated under the laws of the State of Delaware on November 1, 2022. The Company has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike Inc. (“Fly E-Bike”) and Fly EV, Inc. (“Fly EV”). Fly E-Bike and Fly EV were incorporated under the laws of the State of Delaware on August 22, 2022 and November 1, 2022, respectively. Fly EV has no substantive operations. The Company, through its wholly owned subsidiaries, is principally engaged in designing, installing and selling smart electric bikes (“E-bikes”), electric motorcycles (“E-motorcycles”), electric scooters (“E-scooters”) and related accessories under the brand name of “Fly E-Bike.” The Company’s principal operations and geographic markets are mainly in the United States of America (the “U.S.”). As of August 1, 2023, the Company has opened a total of 32 stores in the U.S.

The Company’s business was initially operated under CTATE INC. (“Ctate”), a corporation formed under the laws of the State of New York in 2018. Before merging with Fly E-Bike, Ctate owned 27 companies, each of which operated a Fly E-Bike store. On September 12, 2022, Ctate and Fly E-Bike, which was a wholly-owned subsidiary of Ctate, entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation (the “Merger”). As a result of the Merger, the original shareholders of Ctate became the stockholders of Fly E-Bike and subsequently effectively controlled the combined entity.

On December 21, 2022, Fly-E Group and Fly E-Bike entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group.

As a result of the Merger and the Share Exchange, Fly E-Bike and its subsidiaries are under common control of Fly-E Group, resulting in the consolidation of Fly E-Bike and its subsidiaries, which was accounted as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of Fly-E Group.

The accompanying consolidated financial statements include the financial statements of the Company and each of the following subsidiaries as of March 31, 2023.

Name	Background	Ownership
FLY-E GROUP, INC.	• A Delaware corporation • Incorporated on November 1, 2022 • A holding company	Parent Company
FLY EV, INC.	• A Delaware corporation • Incorporated on November 1, 2022 • A holding Company	100% owned by Fly-E Group, Inc.
FLY E-BIKE, INC.	• A Delaware Company • Incorporated on August 22, 2022 • A holding Company	100% owned by Fly-E Group, Inc.
UNIVERSE KING CORP	• A New York corporation • Incorporated on November 19, 2018 • A retail store	100% owned by Fly E-Bike, Inc.
UFOTS CORP.	• A New York corporation • Incorporated on May 2, 2019 • A retail store	100% owned by Fly E-Bike, Inc.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

1 — DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (cont.)

Name	Background	Ownership
ARFY CORP.	• A New York corporation • Incorporated on April 29, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
TKPGO CORP.	• A New York corporation • Incorporated on July 3, 2018 • A retail store	100% owned by Fly E-Bike, Inc.
FLYFLS INC	• A New York corporation • Incorporated on October 13, 2020 • A retail store and corporate office	100% owned by Fly E-Bike, Inc.
FLY37 INC	• A New York corporation • Incorporated on October 14, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
FIYET INC	• A New York corporation • Incorporated on November 12, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
FLY GC INC.	• A New York corporation • Incorporated on November 13, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
FLY MHT INC.	• A New York corporation • Incorporated on December 15, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
FLYAM INC	• A New York corporation • Incorporated on February 19, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
OFLYO INC	• A New York corporation • Incorporated on March 29, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYEBIKE INC	• A New York corporation • Incorporated on March 30, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYCLB INC	• A New York corporation • Incorporated on April 15, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYEBIKE NJ INC	• A New Jersey corporation • Incorporated on June 8, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
ESEBIKE INC	• A New York corporation • Incorporated on October 13, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYEBIKEMIAMI INC	• A Florida corporation • Incorporated on June 30, 2021 • A retail store	100% owned by Fly E-Bike, Inc.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

1 — DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (cont.)

Name	Background	Ownership
GOFLY INC	• A Texas corporation • Incorporated on July 23, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLY14 CORP.	• A New York corporation • Incorporated on September 15, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
EDISONEBIKE INC.	• A New York corporation • Incorporated on October 13, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYTRON INC.	• A New York corporation • Incorporated on November 9, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYCYCLE INC.	• A New York corporation • Incorporated on January 10, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLYNJ2 INC.	• A New Jersey corporation • Incorporated on February 10, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLYBWY INC.	• A New York corporation • Incorporated on March 2, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLYCORONA INC.	• A New York corporation • Incorporated on March 9, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
MEEBIKE	• A New York corporation • Incorporated on March 25, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLY6AVE, INC.	• A New York corporation • Incorporated on April 16, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLY E BIKE NJ3, INC	• A New Jersey corporation • Incorporated on July 18, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLYEBIKE BROOKLYN, INC.	• A New York corporation • Incorporated on November 2, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLY E-BIKE SAN ANTONIO INC	• A Texas corporation • Incorporated on January 1, 2023 • A retail store	100% owned by Fly E-Bike, Inc.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

1 — DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (cont.)

Name	Background	Ownership
FLYEBIKE WORLD INC.	• A New York corporation • Incorporated on February 27, 2023 • A retail store	100% owned by Fly E-Bike, Inc.
FLY DELIVERY INC.	• A New York corporation • Incorporated on March 2, 2023 • A delivery store	100% owned by Fly E-Bike, Inc.

Liquidity

As March 31, 2023 the Company had working capital of approximately $0.6 million and cash of approximately $0.4 million. The Company had net income of $1.4 million and $0.4 million for the years ended March 31, 2023 and 2022, respectively. The management plans to increase the Company’s revenue by strengthening its sales force, providing attractive sales incentive programs, and increasing marketing and promotion activities. Management also intends to raise additional funds by way of a private or public offering, or by obtaining loans from banks, related parties or others. The working capital requirements are affected by the efficiency of operations and depend on the Company’s ability to increase its revenue. The Company anticipates that it will continue to incur net income for the foreseeable future and believes that its cash on hand and operating cash flows will be sufficient to fund its operations over at least the next 12 months from the date of issuance of these financial statements. However, the Company may need additional cash resources in the future if the Company wishes to pursue opportunities for investment, expansion of new stores, acquisition, strategic cooperation, or other similar actions. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may seek to issue debt or equity securities or obtain a credit facility.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S. (the “U.S. GAAP”) and regulations of the Securities Exchange Commission (the “SEC”).

The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and its ability to attract investors and to borrow funds on reasonable economic terms.

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c) Segment Information

The Company’s chief operating decision-makers (i.e., chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. The Company and its subsidiaries offer E-bikes, E-motorcycles, E-scooters and other items and services in its stores. The Company’s retail operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s operating segments are reported in one reportable segment-wholesale and retail. There are no segment managers who are held accountable for operations,

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

(d) Use of Estimates

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates. Significant accounting estimates include, but not limited to, useful lives of depreciable property and equipment, impairment of long-lived assets, the realization of deferred income tax assets, allowance for inventories, and discount rate for operating leases. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(e) Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters.

An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(f)  Cash

Cash consists of cash on hand and cash deposited with banks. The Company’s cash is maintained at financial institutions in the U.S. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation’s (the “FDIC”) federally insured limits, which is $250,000. The Company has not incurred any losses during the past for amount over the FDIC limits. As of March 31, 2023 and 2022, no balance deposited with banks was uninsured.

(g) Accounts Receivable

Accounts receivables include trade account due from customers. Accounts receivables are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest, which are due after 30 to 90 days, depending on the credit term with the customers. Management considers the following factors when determining the collectability of specific accounts: historical experience, credit worthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. An allowance for doubtful accounts is made and recorded into general and administrative expenses based on the aging of accounts receivable and on any specifically identified accounts receivable that may become uncollectible. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. No allowance for doubtful accounts as of March 31, 2023 and 2022 was recorded.

(h) Inventories, Net

Inventories, consisting of products available for sale, are stated at the lower of cost or net realizable value using the first-in-first-out method. Adjustments to the carrying value are recorded for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Inventory cost consists of the direct cost of merchandise including freight.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(i)  Prepayments and Other Receivables

Prepayments and other receivables are mainly prepayments to vendors, prepaid expenses paid to service providers, prepaid taxes, advances to employees, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes that the collection of amounts due is at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of March 31, 2023 and 2022, no allowance against prepayments and other receivables was recorded.

(j)  Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

The estimated useful lives are as follows:

Machinery and equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	3 – 10 years (shorter of lease term or useful lives)
Motor vehicles	5 years

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals, and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

(k) Impairment of Long-lived Assets

At the end of each reporting period, the Company reviews the carrying amounts of its property, plant and equipment, and right-of-use assets, to determine whether there is any indication that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of March 31, 2023 and 2022, no impairment of long-lived assets was recognized.

(l)  Deferred IPO Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred IPO costs consist of underwriting, legal, accounting and other professional expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to additional paid in capital upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(m)Fair Value Measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and consider assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level-1	—	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level-2	—	Include other inputs that are directly or indirectly observable in the marketplace.
Level-3	—	Unobservable inputs which are supported by little or no market activity.

The fair value for certain assets and liabilities such as cash, accounts receivable, other receivables, prepayments and other current assets, short-term loans, accounts payable, contract liabilities, accrued expenses and other payables, and tax payables have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its long-term loan to a third party approximates the fair value based on current yields for debt instruments with similar terms. The Company and its subsidiaries did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and 2022.

(n) Revenue Recognition

The Company follows the revenue accounting requirements of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The core principle underlying the revenue recognition of this ASC allows the Company to recognize revenue that represents the transfer of products and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of products and services transfers to a customer.

To achieve that core principle, the Company applies a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

Product revenue — Performance obligations satisfied at point in time

The Company generates substantially all its revenues from sales of products such as smart E-bikes, E-motorcycles, E-scooters and accessories to the retail and wholesale customers through its wholly owned subsidiaries stores. In accordance with ASC 606, the Company’s performance obligations are satisfied upon the control of products being passed to the customer, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the products or services. The transfer of control typically occurs at a point in time based on consideration of when the customer has an obligation to pay for the products, and physical possession of, legal title to, and the risks and rewards of ownership of the products have been transferred, and the customer has accepted the products. Revenue is recognized net of estimates of variable consideration, including product returns, customer discounts and allowance. which occurs at the point of sale, or the services have been rendered. Historically, the Company has not experienced any significant returns nor provided significant customer discounts.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company offers an assurance-type warranty to its customers. An assurance-type warranty guarantees that the product will perform as promised and is not a performance obligation. This type of warranty promises to repair or replace a delivered good or service if it does not perform as expected. Since an assurance-type warranty guarantees the functionality of a product, the warranty is not accounted for as a separate performance obligation, and thus no transaction price is allocated to it. Rather, to account for an assurance-type warranty the vendor should estimate and accrue a warranty liability when the promised good or service is delivered to the customer (see ASC 460-10).

Since the contract price and term are fixed and enforceable, and an assurance-type warranty guarantees the functionality of a product, and the warranty is not accounted for as a separate performance obligation, no transaction price is allocated to it. The Company recognizes sales in full at the point in time when the products are delivered or accepted by the customers, in accordance with the acceptance term specified in the contract. The Company records estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at the time of delivery and these warranties are not service warranties separately sold by the Company. Generally, the estimated claim rates of warranty are based on actual warranty experience or the Company’s best estimate. The Company accrued $22,056 and $53,541 of warranty reserves under accrued expenses and other payables as of March 31, 2023 and 2022, respectively.

Disaggregated information of revenues by business lines are as follows:

	For the year ended March 31,
	2023	2022
	USD	USD
Sale-retail	$18,844,921	$12,804,757
Sale-wholesale	2,930,016	4,387,902
Net revenues	$21,774,937	$17,192,659

(o) Selling and Marketing Expenses

Selling and marketing expenses mainly consist of advertising costs, promotion expenses and payroll and related expenses for personnel engaged in selling and marketing activities. Advertising expenses, which consist primarily of online and offline advertisements, are expenses when the services are received. The advertising expenses were $49,420 and $51,332 for the years ended March 31, 2023 and 2022, respectively.

(p) Income Taxes

Current income taxes are provided based on net income/(loss) for financial reporting purposes and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The tax returns filed in 2018 to 2021 are subject to examination by any appropriate tax authorities.

(q) Leases

The Company accounts for leases in accordance with ASC 842. The Company leases premises for offices, warehouses, and retail stores under non-cancellable operating leases.

The Company recognizes right-of-use assets and lease liabilities for all leases at the commencement date of a lease, except for short-term leases and low-value asset leases accounted for applying a recognition exemption where lease payments are recognized as expenses on a straight-line basis over the lease terms. Leases with an initial term of 12 months or less are short-term leases and not recognized as operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

Right-of-use assets are initially measured at cost, which comprises the initial measurement of lease liabilities adjusted for lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs needed to restore the underlying assets, and less any lease incentives received. Right-of-use assets are subsequently measured at cost less accumulated depreciation and impairment losses and adjusted for any remeasurement of the lease liabilities. Right-of-use assets are presented on a separate line in the consolidated balance sheets.

Right-of-use assets are depreciated using the straight-line method from the commencement dates to the earlier of the end of the useful lives of the right-of-use assets or the end of the lease terms.

Lease liabilities are initially measured at the present value of the lease payments, which comprise fixed payments, in-substance fixed payments, variable lease payments which depend on an index or a rate. The lease payments are discounted using the interest rate implicit in a lease if that rate can be readily determined. If that rate cannot be readily determined, the Company uses the lessee’s incremental borrowing rate.

Subsequently, lease liabilities are measured at amortized cost using the effective interest method, with interest expense recognized over the lease terms. When there is a change in a lease term or a change in future lease payments resulting from a change in an index or a rate used to determine those payments, the Company remeasures the lease liabilities with a corresponding adjustment to the right-of-use-assets. However, if the carrying amount of the right-of-use assets is reduced to zero, any remaining amount of the remeasurement is recognized in profit or loss. Lease liabilities are presented on a separate line in the consolidated balance sheets.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the periods in which they are incurred.

(r)  Concentration and Risk

Concentration of customers and suppliers

No customers individually represented greater than 10% of total net revenues of the Company for the years ended March 31, 2023, and 2022.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the year ended March 31, 2023, the Company’s top three suppliers represented 33%, 21% and 12% of total purchase of the Company respectively. One supplier represented 70% of total purchases of the Company for the year ended March 31, 2022. As of March 31, 2023, three suppliers accounted for 55%, 27%, and 11% of accounts payable balance respectively. One supplier accounted for 100% of the accounts payable balance as of March 31, 2022.

Concentration of credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its account receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Historically, the Company did not have any bad debt on its account receivable.

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, term deposits, restricted cash, short-term investments, and accounts receivable, net. The Company’s investment policy requires cash and cash equivalents, term deposits, restricted cash, and short-term investments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer. The Company regularly evaluates the credit standing of the counterparties or financial institutions.

(s)  Related Parties

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management and/or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities. Transactions involving related parties cannot be presumed to be carried out on an arm’s length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s length transactions unless such representations can be substantiated.

(t)  Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common stock outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential common stock (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential shares of common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

For the years ended March 31, 2023 and 2022, there were no dilutive shares.

(u) Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning April 1, 2023 as the Company is qualified as an emerging growth company. The Company is currently evaluating the impact ASU 2019-05 may have on its consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

3 — INVENTORIES, NET

Inventories, net consisted of the following:

	March 31, 2023	March 31, 2022
Battery	$1,370,513	$2,224,452
Electric Vehicle	2,485,573	2,320,713
Tire	414,031	340,346
Inventories	4,270,117	4,885,511
Inventory reserves	(431,363)	(279,985)
Inventories, net	$3,838,754	$4,605,526

Movements of inventory reserves are as follows:

	March 31, 2023	March 31, 2022
Beginning balance	$279,985	$242,252
Addition	151,378	37,733
Write off	—	—
Ending Balance	$431,363	$279,985

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

4 — PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other current assets on March 31, 2023 and 2022 consisted of the following:

	March 31, 2023	March 31, 2022
Prepaid tax	$—	$5,800
Prepaid rent	26,332	44,040
Prepaid salary	—	6,023
Prepayments to vendor	647,746	—
Prepayments to DMV	500	—
Prepaid insurance	108,241	—
Other receivable-services	—	89,326
Total Prepayment and Other Receivables	$782,819	$145,189

5 — PROPERTY AND EQUIPMENT, NET

Property and equipment on March 31, 2023 and 2022 consisted of the following:

	March 31, 2023	March 31, 2022
Furniture & Fixtures	$113,485	$48,143
Machinery & Equipment	103,684	58,116
Automobile	242,633	161,058
Leasehold improvements	575,134	261,030
Property and Equipment	1,034,936	528,347
Less: Accumulated depreciation	(249,651)	(103,867)
Property and Equipment, net	$785,285	$424,480

Depreciation expenses were $145,783 and $95,162 for the years ended March 31, 2023 and March 31, 2022, respectively.

6 — ACCRUED EXPENSES AND OTHER PAYABLES

	March 31, 2023	March 31, 2022
Accrued payroll	$15,808	$53,395
Rent payable	—	28,168
Advances from customers	36,396	21,626
Accrued warranty	22,056	53,541
Payroll tax and sales tax payable	155,689	114,806
Accrued store expenses	123,996	199,223
Accrued IPO offering cost	11,717	—
Accrued Expenses and Other Payables	$365,662	$470,759

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

7 — Loan Payable

A summary of the Company’s loans is listed as follows:

Lender	Due Date	March 31, 2023	March 31, 2022
Flushing Bank(i)	June 1, 2027	$435,537	$—
Chase Bank(ii)	October 25, 2027	214,529	—
Chase Bank(iii)	January 12, 2028	68,051
Xuper Loan(iv)(v)	May 01, 2023	259,072	—
Leaf Capital Funding, LLC(vi)	September 30, 2027	58,263	—
Sinoelite Corp(vii)	April 03, 2024	100,000	—
Total loan payables		1,135,452	—
Current portion of loan payables		(412,224)	—
Long-term loan payables		$723,228	$—

____________

(i)      On June 14, 2022, Ctate (now merged into Fly E-Bike, Inc.) obtained a five-year long-term loan of $500,000 from Flushing Bank with an annual interest rate of 7%. The collateral provided includes Ctate Inc.’s all inventories, accounts, notes, machinery, equipment, fixtures and other products, and any proceeds and products generated from these items in any form. From April 1 to July 31, 2023, the Company paid off $$39,698 on principal and interest of the loan.

(ii)     On October 25, 2022, the Company’s subsidiary, Universe King Corp. obtained a five-year long-term loan of $230,000 from Chase Bank with an annual interest rate of 10.35%. Mr. Ke Zhang, a director and an original stockholder of the Company, provided a guarantee on this loan. To secure payment and performance of the liabilities, Universe King Corp. pledges, assigns and grants to JPMorgan Chase Bank, N.A., a continuing security interest in, all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. From April 1 to July 31, 2023, the Company paid off $19,706 on principal and interest of the loan.

(iii)    On January 12, 2023, the Company’s subsidiary, Arfy Corp. obtained a five-year long-term loan of $70,000 from Chase Bank with an annual interest rate of 9.8%. Mr. Tong Chen, an original stockholder of the Company, provided a guarantee on this loan. To secure payment and performance of the liabilities, Arfy Corp. pledges, assigns and grants to JPMorgan Chase Bank, N.A., a continuing security interest in, all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. From April 1 to July 31, 2023, the Company paid off $5,940 on principal and interest of the loan.

(iv)    On January 11, 2023, Fly E-Bike, Inc. obtained a seven-month short-term loan of $250,000 from Xuper Funding with annual interest rate of 136%. On May 1, 2023, the Company paid off this loan in full.

(v)      On February 23, 2023, Fly E-Bike, Inc. obtained a seven-month short-term loan of $100,000 from Xuper Funding with an annual interest rate of 54%. On May 1, 2023, the Company paid off this loan in full.

(vi)    On August 24, 2022, Universe King Corp. obtained a five-year long-term loan of $63,674 from Leaf Capital Funding, LLC with an annual interest rate 7.0%. The collateral provided included the Fuso trucks, whether now owned or hereafter acquired by Universe King Corp., and together with all accessories, accessions, attachments thereto, and all other substitutions, renewals, replacements and improvements and all proceeds of the foregoing, including proceeds in the form of goods, accounts, chattel paper, rentals, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights, insurance payments, and supporting obligations. From April 1 to July 31, 2023, the Company paid off $5,047 on principal and interest of the loan.

(vii)   On January 3, 2023, Fly E-Bike, Inc. obtained a one-year and three-month long-term loan of $100,000 from Sinoelite Corp with no interest. As of July 31, 2023, the Company has not paid off any amount of the loan.

For the years ended March 31, 2023 and 2022, the total interest expenses on the Company’s outstanding loans amounted to $100,387 and $0, respectively.

8 — SHAREHOLDER’S EQUITY

The Company is authorized to issue 400 shares of common stock having a par value of $0.01 per share (the “Common Stock”) and 40 shares of preferred stock having a par value of $0.01 per share. 200 shares of Common Stock were issued on December 21, 2022.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

9 — INCOME TAX

(a) Current Tax

Fly-E Group, Fly EV and Fly E-Bike are Delaware companies that were incorporated on November 1, 2022, November 1, 2022 and August 22, 2022, respectively. As a result of the reorganization discussed under Note 1, all of FLY-E Groups subsidiaries would separately file the short year corporation income tax returns for the period ended December 21, 2022, and a consolidated federal tax return, as well as combined tax returns for New Jersey, New York State, Florida, Texas, and New York City for the period December 22, 2022 to March 31, 2023.

Most subsidiaries of the Company were incorporated in the State of New York and are subject to the U.S. federal corporate income taxes with a tax rate of 21.0%. The State of New York levies a corporate income tax rate of 8.45% on state-level earnings. In addition, a sum of fixed dollar minimum taxes is imposed on the taxable group members, in accordance with their gross receipts within the State of New York. The City of New York levies a 6.50% city corporate income tax, along with a sum of fixed dollar minimum taxes, applied to taxable group members based on their gross receipts within the city. One of the Company’s subsidiaries is located in Florida, which imposes a state income tax rate of 5.5%. Three subsidiaries are located in New Jersey, and the state of New Jersey imposes 9.0% state Income tax rate for one subsidiary’s 2022 short year tax return for tax income base above $100,000, 7.5% state income tax rate for the second subsidiary’s 2022 short year tax return for tax income base between $50,000 to $100,000, and 6.5% state income tax rate for the third subsidiary’s 2022 short year tax return and 2022 combined New Jersey short year tax return for tax income base below $50,000. Two subsidiaries of the Company are located in Texas, which imposes a state franchise tax rate of 0.331% on the appointed state revenue. Income tax on unappropriated earnings is accrued during the period the earnings arise and adjusted to the extent that distributions are approved by the stockholders in the following year.

Income tax expense for the years ended March 31, 2023 and 2022 amounted to $821,892 and $171,208, respectively. Significant components of the provision for income taxes are as follows:

	For the years ended March 31,
	2023	2022
Current
Federal	$210,924	366,285
State	107,321	165,627
City	54,847	123,296
Deferred
Federal	236,200	(289,400)
State	115,700	(110,900)
City	96,900	(83,700)
Total	$821,892	$171,208

The following table reconciles to the Company’s effective tax rate:

	For the years ended March 31,
	2023	2022
Pre-tax book income	2,200,463	579,229
Federal Statutory rate	21.00%	21.00%
State income tax rate, net of federal income tax benefit	9.5%	3.7%
City income tax rate, net of federal income tax benefit	6.9%	0.0%
Permanent differences	1.6%	2.2%
Return to project adjustment	(1.6)%	2.7%
Total	37.4%	29.60%

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

9 — INCOME TAX (cont.)

Penalties and interest incurred related to underpayment of income tax are classified as penalties in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended March 31, 2023 and 2022. As of March 31, 2023, the Company has received no notice of audit from the IRS, States or City for the tax years ended December 31, 2018 through March 31, 2023.

(b) Deferred Tax Assets

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Net deferred tax assets as of March 31, 2023, and 2022 amounted to $211,100 and $659,900, respectively. Significant components of deferred tax assets, net was as follows:

	For the years ended March 31,
	2023	2022
Net operating loss carry forwards	$93,800	$584,000
Inventory reserve	155,400	119,900
Deferred Rent	192,500	—
Less: Valuation allowance	—	—
Total deferred tax assets	$441,700	$703,900
Accumulated depreciation	(230,600)	(44,000)
Total deferred tax liabilities	(230,600)	(44,000)
Total deferred tax assets, net	$211,100	$659,900

As of March 31, 2023 and 2022, the Company had approximately $0.40 million and $0.70 million, respectively, in net deferred tax assets (DTAs). These DTAs include approximately $0.09 million and $0.58 million, respectively, related to net operating loss carry-forwards that can be used to offset taxable income in future periods, of which $0.19 million and $0 were related to deferred rent, and $0.16 million and $0.12 million were related to inventory allowance for the years ended March 31, 2023 and 2022, respectively. At this time, management considers it more likely than not that the Company will have sufficient taxable income in the future that will allow it to realize these DTAs.

Therefore, a substantial valuation allowance to reduce the Company’s U.S. DTAs may be not required. Positive evidence could include, among other things: (a) existing firm sales backlog that will produce more than enough taxable income to realize the deferred tax asset based on existing sales price structures, (b) an excess of appreciated asset value of $0.23 million and $0.04 million, respectively for the year end for March 31, 2023 and 2022, over the tax basis of the entity’s net assets in an amount sufficient to realize the DTA, and (c) a strong earnings history exclusive of the losses that created the future deductible amount (tax loss carry-forward or deductible temporary difference). As of March 31, 2023, the Company had approximately $2.2 million pre-tax book income, compared to $0.58 million pre-tax income for year end March 31, 2022, and part of previous net tax loss carryforward was used as to reduce taxable income in the current period.

In assessing the realization of DTAs, management considers whether it is more likely than not that some portion or all the DTAs will be realized. The ultimate realization of DTAs depends upon the Company’s future generation of taxable income during the periods in which temporary differences representing net future deductible amounts

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

9 — INCOME TAX (cont.)

become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that there was no significant uncertainty exists with respect to future realization of the DTAs and has therefore no need for valuation allowance.

Net operating Loss

A net operating loss (“NOL”) arising in a tax year beginning after 2020 has no carryback period, but may be carried forward indefinitely until it is fully absorbed. An NOL arising in a tax year beginning in 2018, 2019, or 2020 is carried back five years and has an unlimited carryforward period. A group of corporations filing a consolidated return determines its NOL on a consolidated basis. The separate taxable income of each member of the group is determined without taking into account any separate NOL deduction. Member NOLs arising during a consolidated return year are taken into account in determining the group’s Consolidated NOL for that year. Thus, the positive net income of some members is netted against the NOLs for other members to determine whether, on net basis, the group has a Consolidated NOL.

As of March 31, 2023 and 2022, Fly-E Group’s subsidiaries had approximately $0.41 million and $1.65 million, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income which do not expire but are limited to 80% of income until utilized. As of March 31, 2023 and 2022, Fly-E Group’s subsidiaries had approximately $0.06 million and $1.61 million, respectively, of New York State net operating loss which can be carried forward up to 20 years and begin to expire in 2040 to offset future taxable income.

Uncertain Tax Positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions.

10 — LEASES

Effective on April 1, 2019, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. The leases of the Company mainly consisted of offices, retail stores and warehouses.

The Company’s operating right-of-use (“ROU”) assets and lease liabilities were as follows:

	For the years ended March 31
	2023	2022
Operating ROU:
ROU assets	$10,261,556	$8,083,920
Total operating ROU assets	$10,261,556	$8,083,920
	For the years ended March 31
	2022	2022
Operating lease obligations:
Current operating lease liabilities	$1,836,737	$1,312,549
Non-current operating lease liabilities	8,979,193	7,117,908
Total lease liabilities	$10,815,930	$8,430,457

The Company had 31 and 27 leases as of March 31, 2023 and March 31, 2022, respectively.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

10 — LEASES (cont.)

The weighted average lease term, discount rates, and remaining lease terms for the operating leases as of March 31, 2023 were as follows:

Remaining lease term and discount rate:

Weighted average discount rate	5%
Weighted average remaining lease term (years)	6.47 Years

The weighted average lease term, discount rates, and remaining lease terms for the operating lease as of March 31, 2022 were as follows:

Remaining lease term and discount rate:

Weighted average discount rate	4.5%
Weighted average remaining lease term (years)	7.06 Years

The Company leases its offices, warehouse, and retail stores under non-cancelable operating lease agreements. Lease expenses were $2,343,869, including $486,200 cost of goods-occupancy cost, $1,741,287 rent expense in selling expense, and $116,382 rent expense in general and administrative expense for the year ended March 31, 2023. Lease expenses were $1,251,531, including $226,354 cost of goods-occupancy cost, $977,924 rent expense in selling expense, and $47,262 rent expense in general and administrative expense for the year ended March 31, 2022.

As of March 31, 2023, future minimum lease liabilities, all under office and facilities non-cancelable operating lease agreements, were as follows:

Year Ending March 31,	Operating Lease Liabilities
2023	$2,328,360
2024	2,291,221
2025	2,100,834
2026	1,563,555
2027	1,022,656
Thereafter	3,495,949
Total lease payments	12,802,575
Less: interest	(1,986,645)
Present value of lease liabilities	$10,815,930

11 — COMMITMENTS AND CONTINGENCIES

Commitments

The Company has not entered any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. The Company has not entered any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, the Company does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Company does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to itself or engages in leasing, hedging or product development services with itself.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

11 — COMMITMENTS AND CONTINGENCIES (cont.)

Contingencies

Legal

From time to time, the Company is a party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

The Company’s products and other production facilities as well as the packaging, storage, distribution, advertising and labelling of its products, are subject to extensive legal and regulatory requirements. For example, pursuant to the DMV registration requirement, the Company must satisfy the DMV Registration requirements and conduct required testing for all of its products sold in U.S. Loss of or failure to renew or obtain necessary permits, licenses, registrations, or certificates could prevent the Company from legally selling its products in the U.S. If the Company were found to be in violation of applicable laws and regulations, it could be subject to administrative punishment, including fines, injunctions, recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects. As pf the date hereof, the Company believes it is in compliance with the relevant regulations in the U.S.

Inflation

Inflationary factors, such as increases in personnel and overhead costs, could impair the Company’s operating results. Although the Company does not believe that inflation has had a material impact on the Company’s financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on the Company’s ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

12 — RELATED PARTY TRANSACTIONS

Related party balances

Accounts receivable — related parties

Name of Related Party	Relationship	Nature	March 31, 2023	March 31, 2022
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Accounts receivable	$136,565	—
Accounts receivable-related parties			$136,565	$—

As of July 31, 2023, the Company has not receive any amount of the accounts receivable.

FLY-E GROUP, INC.
Notes to Consolidated Financial Statements

12 — RELATED PARTY TRANSACTIONS (cont.)

Other payables — related parties

Name of Related Party	Relationship	Nature	March 31, 2023	March 31, 2022
Zhou Ou	Chairman, CEO	Other payable	$332,481	$2,476,418
Xi Lin	Shareholder	Other payable	—	73,645
Lin Xie	Shareholder	Other payable	—	29,646
Tong Chen	Shareholder	Other payable	—	—
Rui Feng	Shareholder	Other payable	—	64,225
Ke Zhang	Shareholder	Other payable	—	184,870
Other Payables-related parties			$332,481	$2,828,804

As of March 31, 2023, the Company has paid off $2,496,323 other payable of related parties.

Loan payables — related parties

Name of Related Party	Relationship	Nature	March 31, 2023	March 31, 2022
PJMG LLC	Ruifeng Guo (CFO), owns over 50% equity interest of this entity	Loan payable	$150,000	—
Loan Payables-related parties			$150,000	$—

On January 3, 2023, Fly E-Bike, Inc. obtained a two-year long-term loan of $150,000 from PJMG LLC with no interest. As of July 31, 2023, the Company has not paid off any amount of the loan.

Related party transactions

Revenues — related parties

Name of Related Party	Relationship	Nature	March 31, 2023	March 31, 2022
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Product sales	$136,565	—
Revenues-related parties			$136,565	$—

On March 19, 2023, Fly E Bike SRL, a distributor the Company works with and in which Mr. Ou holds over 50% of the equity interest, purchased certain EV products from the Company in the amount of $136,565.

13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events after March 31, 2023, up through August 11, 2023, the date at which the consolidated financial statements were issued.

On April 13, 2023, the Company opened a new store at 6788 Collins Avenue, Miami Beach, FL 33141.

On May 31, 2023, the Company opened a new store at 3927 Georgia Avenue NW Washington, DC 20011.

On June 2, 2023, the Company opened a new store at 659 10th Avenue, New York, NY 10036.

FLY-E GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars, except for the number of shares)

	September 30, 2023	March 31, 2023
ASSETS
Current Assets
Cash	$1,109,429	$358,894
Accounts receivable	853,026	389,077
Accounts receivable – related parties	339,634	136,565
Inventories, net	5,351,889	3,838,754
Prepayments and other receivables	777,596	782,819
Prepayments and other receivables – related parties	99,500	—
Total Current Assets	8,531,074	5,506,109
Property and equipment, net	1,155,914	785,285
Security deposits	503,133	424,942
Deferred IPO costs	175,819	75,819
Deferred tax assets, net	21,500	211,100
Operating lease right-of-use assets	11,563,288	10,261,556
Total Assets	$21,950,728	$17,264,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$505,415	$1,005,401
Current portion of long-term loan payables	964,235	412,224
Current portion of long-term loan payables-related parties	30,000	—
Accrued expenses and other payables	399,535	365,662
Other payables – related parties	183,866	332,481
Operating lease liabilities – current	2,161,081	1,836,737
Taxes payable	1,302,604	959,456
Total Current Liabilities	5,546,736	4,911,961
Long-term loan payables	270,817	723,228
Long-term loan payables – related parties	—	150,000
Operating lease liabilities – non-current	10,045,747	8,979,193
Total Liabilities	15,863,300	14,764,382

Commitment and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 40 shares authorized and nil outstanding as of September 30, 2023 and March 31, 2023	—	—
Common stock, $0.01 par value, 400 shares authorized and 200 shares outstanding as of September 30, 2023 and March 31, 2023	2	2
Additional Paid-in Capital	2,400,000	—
Retained Earnings	3,687,426	2,500,427
Total Stockholders’ Equity	6,087,428	2,500,427
Total Liabilities and Stockholders’ Equity	$21,950,728	$17,264,811

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLY-E GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Expressed in U.S. dollars, except for the number of shares)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2023	2022	2023	2022
Revenues, net	$8,763,839	$5,980,815	$16,606,185	$11,983,113
Cost of Revenues	5,002,540	4,011,212	10,122,171	7,461,381
Gross Profit	3,761,299	1,969,603	6,484,014	4,521,732

Operating Expenses
Selling Expenses	1,618,439	799,498	2,701,545	1,667,355
General and Administrative Expenses	1,058,235	556,907	1,930,300	1,394,753
Total Operating Expenses	2,676,674	1,356,405	4,631,845	3,062,108
Income from Operations	1,084,625	613,198	1,852,169	1,459,624

Other Income (Expenses), net	40,779	(3,200)	29,701	(2,375)
Interest Expenses	(17,969)	(12,263)	(50,592)	(12,263)
Income Before Income Taxes	1,107,435	597,735	1,831,278	1,444,986
Income Tax Expense	(360,879)	(172,400)	(644,279)	(443,840)
Net Income	$746,556	$425,335	$1,186,999	$1,001,146

Earnings per Share	$3,733	$2,127	$5,935	$5,006
Weighted Average Number of Common Stock
– Basic and Diluted	200	200	200	200

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLY-E GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
(Expressed in U.S. dollars, except for the number of shares)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at March 31, 2023	—	$—	200	$2	$—	$2,500,427	$2,500,429
Net Income						440,443	440,443
Capital Contributions from Stockholders					2,400,000		2,400,000
Balance at June 30, 2023	—	$—	200	$2	$2,400,000	$2,940,870	$5,340,872
Net Income						746,556	746,556
Balance at September 30, 2023	—	$—	200	$2	$2,400,000	$3,687,426	$6,087,428
	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at March 31, 2022	—	$—	200	$2	$—	$1,121,856	$1,121,858
Net Income						575,811	575,811
Balance at June 30, 2022	—	$—	200	$2	$—	$1,697,667	$1,697,669
Net Income						425,335	425,335
Balance at September 30, 2022	—	$—	200	$2	$—	$2,123,002	$2,123,004

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLY-E GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars, except for the number of shares)

	For the Six Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net Income	$1,186,999	$1,001,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	190,559	74,325
Deferred income taxes expenses	189,600	190,397
Amortization of operating lease right-of-use assets	1,221,280	1,144,910
Inventories reserve	159,851	348,355
Changes in operating assets and liabilities:
Accounts receivable	(463,949)	(449,509)
Accounts receivable – related parties	(203,069)	—
Inventories	(1,672,986)	(766,498)
Prepayments and other receivables	5,223	339,274
Security deposits	(78,191)	(98,845)
Accounts payable	1,813,644	566,078
Accrued expenses and other payables	33,873	(95,468)
Operating lease liabilities	(1,132,114)	(1,016,128)
Taxes payable	343,148	(734,429)
Net cash provided by operating activities	1,593,868	503,608

Cash flows from investing activities
Payments of property and equipment	(526,214)	(136,879)
Net cash used in investing activities	(526,214)	(136,879)

Cash flows from financing activities
Advance to a related party	(99,500)	—
Borrowing from loan payables	791,227	600,000
Repayments of loan payables	(726,601)	(37,910)
Repayments on related parties – other payables	(198,615)	(980,475)
Payments of related party loan	(120,000)	—
Deferred IPO Cost	(100,000)	—
Capital Contributions from Shareholders	136,370	—
Net cash used in financing activities	(317,119)	(418,385)
Net changes in cash	750,535	(51,656)
Cash at beginning of the period	358,894	395,034
Cash at the end of the period	$1,109,429	$343,378

Supplemental disclosure of cash flow information
Cash paid for interest expense	$50,592	12,263
Cash paid for income taxes	$185,347	$40,893

Supplemental disclosure of non-cash investing and financing activities
Settlement of accounts payable by related parties	$50,000	—
Settlement of accounts payable by capital contribution	$2,263,630	$—
Purchase of vehicle funded by financing loan	$34,974	$63,674
Initial recognition of Right-Of-Use Assets and Lease Liabilities	$2,523,012	$2,784,294

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

1 — DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

Organization and principal activities

Fly-E Group, Inc. (the “Company” or “Fly-E Group”) was incorporated under the laws of the State of Delaware on November 1, 2022. The Company has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike Inc. (“Fly E-Bike”) and Fly EV, Inc. (“Fly EV”). Fly E-Bike and Fly EV were incorporated under the laws of the State of Delaware on August 22, 2022 and November 1, 2022, respectively. Fly EV has no substantive operations. The Company, through its wholly owned subsidiaries, is principally engaged in designing, installing and selling smart electric bikes (“E-bikes”), electric motorcycles (“E-motorcycles”), electric scooters (“E-scooters”) and related accessories under the brand name of “Fly E-Bike.” The Company’s principal operations and geographic markets are mainly in the United States of America (the “U.S.”). As of January 31, 2024, the Company has opened a total of 39 stores, including 38 stores in the U.S. and one store in Canada. The Company also operates an online store.

The Company’s business was initially operated under CTATE INC. (“Ctate”), a corporation formed under the laws of the State of New York in 2018. Before merging with Fly E-Bike, Ctate owned 27 companies, each of which operated a Fly E-Bike store. On September 12, 2022, Ctate and Fly E-Bike, which was a wholly-owned subsidiary of Ctate, entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation (the “Merger”). As a result of the Merger, the original shareholders of Ctate became the stockholders of Fly E-Bike and subsequently effectively controlled the combined entity.

On December 21, 2022, Fly-E Group and Fly E-Bike entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group.

As a result of the Merger and the Share Exchange, Fly E-Bike and its subsidiaries are under common control of Fly-E Group, resulting in the consolidation of Fly E-Bike and its subsidiaries, which was accounted as a reorganization of entities under common control at carrying value. The unaudited condensed consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements of Fly-E Group.

The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and each of the following subsidiaries as of September 30, 2023.

Name	Background	Ownership
FLY-E GROUP, INC.	• A Delaware corporation • Incorporated on November 1, 2022 • A holding company	Parent Company
FLY EV, INC.	• A Delaware corporation • Incorporated on November 1, 2022 • A holding Company	100% owned by Fly-E Group, Inc.
FLY E-BIKE, INC.	• A Delaware Company • Incorporated on August 22, 2022 • A holding Company	100% owned by Fly-E Group, Inc.
UNIVERSE KING CORP	• A New York corporation • Incorporated on November 19, 2018 • A retail store	100% owned by Fly E-Bike, Inc.
UFOTS CORP.	• A New York corporation • Incorporated on May 2, 2019 • A retail store	100% owned by Fly E-Bike, Inc.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

1 — DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (cont.)

Name	Background	Ownership
ARFY CORP.	• A New York corporation • Incorporated on April 29, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
TKPGO CORP.	• A New York corporation • Incorporated on July 3, 2018 • A retail store	100% owned by Fly E-Bike, Inc.
FLYFLS INC	• A New York corporation • Incorporated on October 13, 2020 • A retail store and corporate office	100% owned by Fly E-Bike, Inc.
FLY37 INC	• A New York corporation • Incorporated on October 14, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
FIYET INC	• A New York corporation • Incorporated on November 12, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
FLY GC INC.	• A New York corporation • Incorporated on November 13, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
FLY MHT INC.	• A New York corporation • Incorporated on December 15, 2020 • A retail store	100% owned by Fly E-Bike, Inc.
FLYAM INC	• A New York corporation • Incorporated on February 19, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
OFLYO INC	• A New York corporation • Incorporated on March 29, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYEBIKE INC	• A New York corporation • Incorporated on March 30, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYCLB INC	• A New York corporation • Incorporated on April 15, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYEBIKE NJ INC	• A New Jersey corporation • Incorporated on June 8, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
ESEBIKE INC	• A New York corporation • Incorporated on October 13, 2021 • A retail store	100% owned by Fly E-Bike, Inc.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

1 — DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (cont.)

Name	Background	Ownership
FLYEBIKEMIAMI INC	• A Florida corporation • Incorporated on June 30, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
GOFLY INC	• A Texas corporation • Incorporated on July 23, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLY14 CORP.	• A New York corporation • Incorporated on September 15, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
EDISONEBIKE INC.	• A New York corporation • Incorporated on October 13, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYTRON INC.	• A New York corporation • Incorporated on November 9, 2021 • A retail store	100% owned by Fly E-Bike, Inc.
FLYCYCLE INC.	• A New York corporation • Incorporated on January 10, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLYNJ2 INC.	• A New Jersey corporation • Incorporated on February 10, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLYBWY INC.	• A New York corporation • Incorporated on March 2, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLYCORONA INC.	• A New York corporation • Incorporated on March 9, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
MEEBIKE	• A New York corporation • Incorporated on March 25, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLY6AVE, INC.	• A New York corporation • Incorporated on April 16, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLY E BIKE NJ3, INC	• A New Jersey corporation • Incorporated on July 18, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLYEBIKE BROOKLYN, INC.	• A New York corporation • Incorporated on November 2, 2022 • A retail store	100% owned by Fly E-Bike, Inc.
FLY E-BIKE SAN ANTONIO INC	• A Texas corporation • Incorporated on January 1, 2023 • A retail store	100% owned by Fly E-Bike, Inc.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

1 — DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (cont.)

Name	Background	Ownership
FLYEBIKE WORLD INC.	• A New York corporation • Incorporated on February 27, 2023 • A retail store	100% owned by Fly E-Bike, Inc.
FLY DELIVERY INC.	• A New York corporation • Incorporated on March 2, 2023 • A delivery store	100% owned by Fly E-Bike, Inc.
FLYEBIKE MIAMI2 INC.	• A Florida corporation • Incorporated on April 13, 2023 • A retail store	100% owned by Fly E-Bike, Inc.
FLYDC INC.	• A Washington, DC corporation • Incorporated on May 31, 2023 • A retail store	100% owned by Fly E-Bike, Inc.
FLYMHT659 INC.	• A New York corporation • Incorporated on June 2, 2023 • A retail store	100% owned by Fly E-Bike, Inc.
FLYBX745 INC.	• A New York corporation • Incorporated on June 15, 2023 • A retail store	100% owned by Fly E-Bike, Inc.
FLYJH8509 INC.	• A New York corporation • Incorporated on August 30, 2023 • A retail store	100% owned by Fly E-Bike, Inc.
FLYBX2381 INC.	• A New York corporation • Incorporated on August 30, 2023 • A retail store	100% owned by Fly E-Bike, Inc.

Liquidity

As of September 30, 2023 the Company had working capital of approximately $3.0 million and cash of approximately $1.1 million. The Company had net income of approximately $0.7 million and approximately $0.4 million for the three months ended September 2023 and 2022, respectively. The Company had net income of approximately $1.2 million and approximately $1.0 million for the six months ended September 2023 and 2022, respectively. The management plans to increase the Company’s revenue by strengthening its sales force, providing attractive sales incentive programs, and increasing marketing and promotion activities. Management also intends to raise additional funds by way of a private or public offering, or by obtaining loans from banks, related parties or others. On September 20, 2023, Fly-E Group, Inc obtained a line of credit of $1 million from Bank of Hope with a floating annual interest rate, and the current annual interest rate is 8.5%. The working capital requirements are affected by the efficiency of operations and depend on the Company’s ability to increase its revenue. The Company anticipates that it will continue to incur net income for the foreseeable future and believes that its cash on hand and operating cash flows will be sufficient to fund its operations over at least the next 12 months from the date of issuance of these unaudited condensed consolidated financial statements. However, the Company may need additional cash resources in the future if the Company wishes to pursue opportunities for investment, expansion of new stores, acquisition, strategic cooperation, or other similar actions. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may seek to issue debt or equity securities or obtain a credit facility.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S. (the “U.S. GAAP”) and regulations of the Securities Exchange Commission (the “SEC”).

The accompanying unaudited condensed consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and its ability to attract investors and to borrow funds on reasonable economic terms. The results of operations for the six months ended September 30, 2023 are not necessarily indicative of results to be expected for any other interim period or for the full fiscal year ending March 31, 2024. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements and note thereto as of and for the years ended March 31, 2023 and 2022.

(b) Principles of Consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c) Segment Information

The Company’s chief operating decision-makers (i.e., chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. The Company and its subsidiaries offer E-bikes, E-motorcycles, E-scooters and other items and services in its stores. The Company’s retail operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s operating segments are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

(d) Use of Estimates

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates. Significant accounting estimates include, but not limited to, useful lives of depreciable property and equipment, impairment of long-lived assets, the realization of deferred income tax assets, allowance for inventories, and discount rate for operating leases. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

(e) Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(f)  Cash

Cash consists of cash on hand and cash deposited with banks. The Company’s cash is maintained at financial institutions in the U.S. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation’s (the “FDIC”) federally insured limits, which is $250,000. The Company has not incurred any losses during the past for amount over the FDIC limits. As of September 30, 2023 and March 31, 2023, no balance deposited with banks was uninsured.

(g) Accounts Receivable

Accounts receivables include trade account due from customers. Accounts receivables are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest, which are due after 30 to 90 days, depending on the credit term with the customers. Management considers the following factors when determining the collectability of specific accounts: historical experience, credit worthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. An allowance for doubtful accounts is made and recorded into general and administrative expenses based on the aging of accounts receivable and on any specifically identified accounts receivable that may become uncollectible. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. No allowance for doubtful accounts as of September 30, 2023 and March 31, 2023 was recorded.

(h) Inventories, Net

Inventories, consisting of products available for sale, are stated at the lower of cost or net realizable value using the first-in-first-out method. Adjustments to the carrying value are recorded for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Inventory cost consists of the direct cost of merchandise including freight. For the three months ended September 30, 2023 and 2022, the impairment loss was $6,227 and $285,975 respectively. For the six months ended September 30, 2023 and 2022, the impairment loss was $159,851 and $348,355, respectively.

(i)  Prepayments and Other Receivables

Prepayments and other receivables are mainly prepayments to vendors, prepaid expenses paid to service providers, prepaid taxes, advances to employees, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes that the collection of amounts due is at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of September 30, 2023 and March 31, 2023, no allowance against prepayments and other receivables was recorded.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j)  Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

The estimated useful lives are as follows:

Machinery and equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	3 – 10 years (shorter of lease term or useful lives)
Motor vehicles	5 years

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the unaudited condensed consolidated statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals, and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

(k) Impairment of Long-lived Assets

At the end of each reporting period, the Company reviews the carrying amounts of its property, plant and equipment, and right-of-use assets, to determine whether there is any indication that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of September 30, 2023 and March 31, 2023, no impairment of long-lived assets was recognized.

(l)  Deferred IPO Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred IPO costs consist of underwriting, legal, accounting and other professional expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to additional paid in capital upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

(m)Fair Value Measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

transact and consider assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level-1 —	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level-2 —	Include other inputs that are directly or indirectly observable in the marketplace.
Level-3 —	Unobservable inputs which are supported by little or no market activity.

The fair value for certain assets and liabilities such as cash, accounts receivable, other receivables, prepayments and other current assets, short-term loans, accounts payable, contract liabilities, accrued expenses and other payables, and tax payables have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its long-term loan to a third party approximates the fair value based on current yields for debt instruments with similar terms. The Company and its subsidiaries did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of September 30, 2023 and March 31, 2023.

(n) Revenue Recognition

The Company follows the revenue accounting requirements of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The core principle underlying the revenue recognition of this ASC allows the Company to recognize revenue that represents the transfer of products and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of products and services transfers to a customer.

To achieve that core principle, the Company applies a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

Product revenue — Performance obligation satisfied at point in time

The Company generates substantially all its revenues from sales of products such as smart E-bikes, E-motorcycles, E-scooters and accessories to the retail and wholesale customers through its wholly owned subsidiaries stores. In accordance with ASC 606, the Company’s performance obligations are satisfied upon the control of products being passed to the customer, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the products or services. The transfer of control typically occurs at a point in time based on consideration of when the customer has an obligation to pay for the products, and physical possession of, legal title to, and the risks and rewards of ownership of the products have been transferred, and the customer has accepted the products. Revenue is recognized net of estimates of variable consideration, including product returns, customer discounts and allowance. which occurs at the point of sale, or the services have been rendered. Historically, the Company has not experienced any significant returns nor provided significant customer discounts.

The Company offers an assurance-type warranty to its customers. An assurance-type warranty guarantees that the product will perform as promised and is not a performance obligation. This type of warranty promises to repair or replace a delivered good or service if it does not perform as expected. Since an assurance-type warranty guarantees the functionality of a product, the warranty is not accounted for as a separate performance obligation,

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and thus no transaction price is allocated to it. Rather, to account for an assurance-type warranty the vendor should estimate and accrue a warranty liability when the promised good or service is delivered to the customer (see ASC 460-10).

Since the contract price and term are fixed and enforceable, and an assurance-type warranty guarantees the functionality of a product, and the warranty is not accounted for as a separate performance obligation, no transaction price is allocated to it. The Company recognizes sales in full at the point in time when the products are delivered or accepted by the customers, in accordance with the acceptance term specified in the contract. The Company records estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at the time of delivery and these warranties are not service warranties separately sold by the Company. Generally, the estimated claim rates of warranty are based on actual warranty experience or the Company’s best estimate. The Company accrued $47,189 and $22,056 of warranty reserves under accrued expenses and other payables as of September 30, 2023 and March 31, 2023, respectively.

Disaggregated information of revenues by business lines are as follows:

	For the three months ended September 30,		For the six months ended September 30,
	2023	2022	2023	2022
Sale-retail	$6,768,827	$4,948,499	$12,937,001	$10,248,369
Sale-wholesale	1,995,012	1,032,316	3,669,184	1,734,744
Net revenues	$8,763,839	$5,980,815	$16,606,185	$11,983,113

(o) Selling and Marketing Expenses

Selling and marketing expenses mainly consist of advertising costs, promotion expenses and payroll and related expenses for personnel engaged in selling and marketing activities. Advertising expenses, which consist primarily of online and offline advertisements, are expensed when the services are received. The advertising expenses were $14,339 and $9,454 for the three months ended September 30, 2023 and 2022, respectively. The advertising expenses were $26,066 and $18,261 for the six months ended September 30, 2023 and 2022, respectively.

(p) Software Development costs

ASC Topic 985-20, Software — Costs of Software to Be Sold, Leased, or Marketed, requires companies to expense software development costs as they incur them until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers. The development of the Fly E-Bike app is still in its preliminary stage and the development of core functions has not yet been completed. As a result, the Company expensed the development costs of the Fly E-Bike app as they incurred. For the three months ended September 30, 2023 and 2022, development costs amounted to $7,460 and $10,110, respectively. For the six months ended September 30, 2023 and 2022, development costs amounted to $7,460 and $59,820, respectively, which were insignificant and therefore recorded under General and Administrative expenses.

(q) Income Taxes

Current income taxes are provided based on net income/(loss) for financial reporting purposes and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle,

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets (the “DTAs”) are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. DTAs are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the DTAs will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The tax returns filed in 2018 to 2021 are subject to examination by any appropriate tax authorities.

(r)  Leases

The Company accounts for leases in accordance with ASC 842. The Company leases premises for offices, warehouses, and retail stores under non-cancellable operating leases.

The Company recognizes right-of-use assets and lease liabilities for all leases at the commencement date of a lease, except for short-term leases and low-value asset leases accounted for applying a recognition exemption where lease payments are recognized as expenses on a straight-line basis over the lease terms. Leases with an initial term of 12 months or less are short-term leases and not recognized as operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

Right-of-use assets are initially measured at cost, which comprises the initial measurement of lease liabilities adjusted for lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs needed to restore the underlying assets, and less any lease incentives received. Right-of-use assets are subsequently measured at cost less accumulated depreciation and impairment losses and adjusted for any remeasurement of the lease liabilities. Right-of-use assets are presented on a separate line in the consolidated balance sheets.

Right-of-use assets are depreciated using the straight-line method from the commencement dates to the earlier of the end of the useful lives of the right-of-use assets or the end of the lease terms.

Lease liabilities are initially measured at the present value of the lease payments, which comprise fixed payments, in-substance fixed payments, variable lease payments which depend on an index or a rate. The lease payments are discounted using the interest rate implicit in a lease if that rate can be readily determined. If that rate cannot be readily determined, the Company uses the lessee’s incremental borrowing rate.

Subsequently, lease liabilities are measured at amortized cost using the effective interest method, with interest expense recognized over the lease terms. When there is a change in a lease term or a change in future lease payments resulting from a change in an index or a rate used to determine those payments, the Company remeasures the lease liabilities with a corresponding adjustment to the right-of-use-assets. However, if the carrying amount of the right-of-use assets is reduced to zero, any remaining amount of the remeasurement is recognized in profit or loss. Lease liabilities are presented on a separate line in the consolidated balance sheets.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the periods in which they are incurred.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(s)  Concentration and Risk

Concentration of customers and suppliers

No customers individually represented greater than 10% of total net revenues of the Company for the three and six months ended September 30, 2023 and 2022, respectively.

For the three months ended September 30, 2023, the Company’s top three suppliers represented 31%, 20%, and 19% of total purchases of the Company, respectively. For the three months ended September 30, 2022, the Company’s top two suppliers represented 45% and 22% of total purchases of the Company, respectively. For the six months ended September 30, 2023, the Company’s top three suppliers represented 34%, 20% and 13% of total purchases of the Company, respectively. For the six months ended September 30, 2022, the Company’s top three suppliers represented 41%, 24% and 11% of total purchases of the Company, respectively. As of September 30, 2023, two suppliers accounted for 63% and 15% of accounts payable balance, respectively. As of March 31, 2023, three suppliers accounted for 55%, 27% and 11% of accounts payable balance, respectively.

Concentration of credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its account receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Historically, the Company did not have any bad debt on its account receivable.

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, term deposits, restricted cash, short-term investments, and accounts receivable, net. The Company’s investment policy requires cash and cash equivalents, term deposits, restricted cash, and short-term investments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer. The Company regularly evaluates the credit standing of the counterparties or financial institutions.

(t)  Related Parties

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management and/or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities. Transactions involving related parties cannot be presumed to be carried out on an arm’s length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s length transactions unless such representations can be substantiated.

(u) Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common stock outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential common stock (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential shares of common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the three and six months ended September 30, 2023 and 2022, there were no dilutive shares.

(v) Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers was for fiscal years beginning after December 15, 2022. ASU 2019-05 was effective for the Company for annual and interim reporting periods beginning April 1, 2024 as the Company is qualified as an emerging growth company. The Company is currently evaluating the impact ASU 2019-05 may have on its unaudited condensed consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

3 — INVENTORIES, NET

Inventories, net consisted of the following:

	September 30, 2023	March 31, 2023
Batteries	$1,431,353	$1,370,513
Electric Vehicles	3,344,750	2,485,573
Tires	393,550	414,031
Accessories	603,700	—
Inventories	5,773,353	4,270,117
Inventory reserves	(421,464)	(431,363)
Inventories, net	$5,351,889	$3,838,754

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

3 — INVENTORIES, NET (cont.)

Movements of inventory reserves are as follows:

	September 30, 2023	March 31, 2023
Beginning balance	$431,363	$279,985
Addition	159,851	151,378
Write off	(169,750)	—
Ending Balance	$421,464	$431,363

As of September 30 and March 31, 2023, the inventory allowance balance was $421,464 and $431,363, respectively. For the three months ended September 30, 2023 and 2022, the impairment loss was $6,227 and $285,975, respectively. For the six months ended September 2023 and 2022, the impairment loss was $159,851 and $348,355, respectively.

4 — PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other current assets on September 30, 2023 and March 31, 2023 consisted of the following:

	September 30, 2023	March 31, 2023
Prepaid rent	30,232	26,332
Prepayments to vendors	611,345	647,746
Prepaid iCloud Server	7,955	—
Prepayments to DMV	—	500
Prepaid insurance	114,318	108,241
Prepayments to other service providers	13,746	—
Total Prepayment and Other Receivables	$777,596	$782,819

5 — PROPERTY AND EQUIPMENT, NET

Property and equipment on September 30, 2023 and March 31, 2023 consisted of the following:

	September 30, 2023	March 31, 2023
Furniture & Fixtures	$344,557	$113,485
Machinery & Equipment	148,328	103,684
Automobile	306,607	242,633
Leasehold improvements	796,632	575,134
Property and Equipment	1,596,124	1,034,936
Less: Accumulated depreciation	(440,210)	(249,651)
Property and Equipment, net	$1,155,914	$785,285

For the three months ended September 30, 2023 and 2022, the depreciation expenses were $126,891 and $37,659, respectively. For the six months ended September 30, 2023 and 2022, the depreciation expenses were $190,559 and $74,325, respectively.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

6 — ACCRUED EXPENSES AND OTHER PAYABLES

	September 30, 2023	March 31, 2023
Accrued payroll	$42,207	$15,808
Advances from customers	20,023	36,396
Advances from a third party	49,000	—
Accrued warranty	47,189	22,056
Payroll tax and sales tax payable	187,132	155,689
Accrued store expenses	31,954	123,996
Accrued IPO offering cost	11,717	11,717
Accrued freight in cost	10,313	—
Accrued Expenses and Other Payables	$399,535	$365,662

7 — Loan Payable

A summary of the Company’s loans is listed as follows:

Lender	Due Date	September 30, 2023	March 31, 2023
Flushing Bank(i)	June 1, 2027	$—	$435,537
Chase Bank(ii)	October 25, 2027	195,790	214,529
Chase Bank(iii)	January 12, 2028	62,429	68,051
Xuper Loan(iv)(v)	May 01, 2023	—	259,072
Leaf Capital Funding, LLC(vi)	September 30, 2027	52,659	58,263
Sinoelite Corp(vii)	April 03, 2024	100,000	100,000
Automobile Loan – Honda(viii)	June 25, 2027	32,947	—
Bank of Hope(ix)	September 15, 2024	391,227	—
Bank of Hope(ix)	September 22, 2024	400,000	—
Total loan payables		1,235,052	1,135,452
Current portion of loan payables		(964,235)	(412,224)
Long-term loan payables		$270,817	$723,228

____________

(i)      On June 14, 2022, Ctate (now merged into Fly E-Bike, Inc.) obtained a five-year long-term loan of $500,000 from Flushing Bank with an annual interest rate of 7%. The collateral provided includes all of Ctate’s inventory, accounts, notes, machinery, equipment, fixtures and other products, and any proceeds and products generated from these items in any form. On September 20, 2023, the Company paid off this loan in full.

(ii)     On October 25, 2022, the Company’s subsidiary, Universe King Corp. obtained a five-year long-term loan of $230,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 10.35%. Mr. Ke Zhang, a director and an original stockholder of the Company, provided a guarantee on this loan. To secure payment and performance of the liabilities, Universe King Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. From October 1 to January 31, 2024, the Company paid $14,780 on principal and interest of the loan.

(iii)    On January 12, 2023, the Company’s subsidiary, Arfy Corp. obtained a five-year long-term loan of $70,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 9.8%. Mr. Tong Chen, an original stockholder of the Company, provided a guarantee on this loan. To secure payment and performance of the liabilities, Arfy Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in, all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. From October 1 to January 31, 2024, the Company paid $4,441 on principal and interest of the loan.

(iv)    On January 11, 2023, Fly E-Bike, Inc. obtained a seven-month short-term loan of $250,000 from Xuper Funding with annual interest rate of 136%. On May 1, 2023, the Company paid off this loan in full.

(v)      On February 23, 2023, Fly E-Bike, Inc. obtained a seven-month short-term loan of $100,000 from Xuper Funding with an annual interest rate of 54%. On May 1, 2023, the Company paid off this loan in full.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

7 — Loan Payable (cont.)

(vi)    On August 24, 2022, Universe King Corp. obtained a five-year long-term loan of $63,674 from Leaf Capital Funding, LLC with an annual interest rate 7.0%. The collateral provided included the Fuso trucks, whether now owned or hereafter acquired by Universe King Corp., and together with all accessories, accessions, attachments thereto, and all other substitutions, renewals, replacements and improvements and all proceeds of the foregoing. From October 1 to January 31, 2024, the Company paid $3,785 on principal and interest of the loan.

(vii)   On January 3, 2023, Fly E-Bike, Inc. obtained a one-year and three-month long-term loan of $100,000 from Sinoelite Corp with no interest.

(viii)  On June 12, 2023, Flyebikemiami Inc obtained a four-year long-term loan of $34,974 from AutoNation Honda Miami Lakes with an annual interest rate 3.98%. The collateral provided was the Honda vehicle purchased by Flyebikemiami Inc. From October 1 to January 31, 2024, the Company paid $2,368 on principal and interest of the loan.

(ix)    On September 20, 2023, Fly-E Group, Inc obtained a line of credit of $1,000,000 from Bank of Hope with a floating annual interest rate, currently at 8.5%. On the same date, the Company withdrew $391,227 from Bank of Hope to pay off the loan balance with Flushing Bank as of September 15, 2023. On September 22, 2023, the Company withdrew an additional $400,000 from Bank of Hope to support its business operations.

For the three months ended September 30, 2023 and 2022, the total interest expenses on the Company’s outstanding loans amounted to $17,969 and $12,263, respectively. For the six months ended September 30, 2023 and 2022, the total interest expenses on the Company’s outstanding loans amounted to $50,592 and $12,263, respectively.

8 — STOCKHOLDER’S EQUITY

The Company is authorized to issue 400 shares of common stock having a par value of $0.01 per share (the “Common Stock”) and 40 shares of preferred stock having a par value of $0.01 per share. 200 shares of Common Stock were issued on December 21, 2022.

During the six months ended September 30, 2023, Mr. Ou paid certain vendors of the Company to settle certain accounts payable balance on behalf the Company. On June 30, 2023, the Company transferred $2.26 million, a portion of the accounts payable balance, along with a cash contribution of $0.14 million from Mr. Zhou Ou as capital contribution (see Note 12). As of September 30, 2023, a total of $2.4 million were transferred and recorded as capital contribution (see Note 12).

9 — INCOME TAX

(a) Current Tax

Income tax expense for the three months ended September 30, 2023 and 2022 amounted to $0.36 million and $0.17 million, respectively. Income tax expense for the six months ended September 30, 2023 and 2022 amounted to $0.64 million and $0.44 million, respectively. Significant components of the provision for income taxes are as follows:

	For the three months ended September 30,		For the six months ended September 30,
	2023	2022	2023	2022
Current
Federal	$109,014	134,211	$124,914	139,026
State	144,296	73,600	182,296	77,465
City	126,769	51,892	147,469	36,952
Deferred
Federal	(11,900)	(35,701)	138,400	105,699
State	(4,700)	(27,101)	33,700	50,199
City	(2,600)	(24,501)	17,500	34,499
Total	$360,879	$172,400	$644,279	$443,840

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

9 — INCOME TAX (cont.)

The following table reconciles to the Company’s effective tax rate:

	For the three months ended September 30,		For the six months ended September 30,
	2023	2022	2023	2022
Pre-tax book income	1,107,534	597,735	1,831,278	1,444,986
Federal Statutory rate	21.0%	21.0%	21.0%	21.0%
State income tax rate, net of federal income tax benefit	5.1%	5.6%	6.0%	8.8%
City income tax rate, net of federal income tax benefit	3.2%	2.8%	3.9%	5.3%
Permanent differences	3.6%	1.1%	4.4%	0.8%
Return to project adjustment	(0.3)%	0.2%	(0.1)%	(5.1)%
Total	32.6%	30.7%	35.2%	30.7%

Penalties and interest incurred related to underpayment of income tax are classified as penalties in the period incurred. For the six months ended September 30, 2023, the Company incurred $73,817 income tax related penalty included in taxes payable in the unaudited condensed consolidated balance sheets.

(b) Deferred Tax Assets

Net DTAs as of September 30, 2023, and March 31, 2023 amounted to $21,500 and $211,100, respectively. Significant components of DTAs, net are as follows:

	As of September 30, 2023	As of March 31, 2023
Net operating loss carry forwards	$—	$93,800
Inventory reserve	164,900	155,400
Deferred Rent	232,000	192,500
Less: Valuation allowance	—	—
Total deferred tax assets	$394,300	$441,700
Accumulated depreciation	(372,800)	(230,600)
Total deferred tax liabilities	(372,800)	(230,600)
Total deferred tax assets, net	$21,500	$211,100

As of September 30, 2023, and March 31, 2023, the Company had approximately $0.02 million and $0.21 million, respectively, in net DTAs. These DTAs include $nil and approximately $0.09 million, respectively, related to net operating loss carry-forwards that can be used to offset taxable income in future periods, of which $0.23 million and $0.19 million were related to deferred rent, and $0.16 million and $0.16 million were related to inventory allowance for the six months ended September 30, 2023, and the year ended March 31, 2023, respectively. At this time, management considers it more likely than not that the Company will have sufficient taxable income in the future that will allow it to realize these DTAs.

Therefore, a substantial valuation allowance to reduce the Company’s federal DTAs may not be required. Positive evidence could include, among other things: (a) existing firm sales backlog that will produce more than enough taxable income to realize the DTAs based on existing sales price structures, (b) an excess of appreciated asset value of $0.39 million and $0.44 million, respectively for the six months ended September 30, 2023 and the year ended March 31, 2023, over the tax basis of the entity’s net assets in an amount sufficient to realize the DTA, and (c) a strong earnings history exclusive of the losses that created the future deductible amount (tax loss carry-forward or deductible temporary difference). For the six months ended September 30, 2023,

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

9 — INCOME TAX (cont.)

the Company had approximately $1.83 million pre-tax book income, compared to $1.44 million pre-tax income for the six months ended September 30, 2022, and part of previous net tax loss carry forward was used as to reduce taxable income in the current period.

Uncertain Tax Positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of September 30, 2023 and March 31,2023, the Company did not have any significant unrecognized uncertain tax positions.

10 — LEASES

Effective on April 1, 2019, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. The leases of the Company mainly consisted of offices, retail stores and warehouses.

The Company’s operating right-of-use (“ROU”) assets and lease liabilities were as follows:

	September 30, 2023	March 31, 2023
Operating ROU:
ROU assets	$11,563,288	$10,261,556
Total operating ROU assets	$11,563,288	$10,261,556
	September 30, 2023	March 31, 2023
Operating lease obligations:
Current operating lease liabilities	$2,161,081	$1,836,737
Non-current operating lease liabilities	10,045,747	8,979,193
Total lease liabilities	$12,206,828	$10,815,930

The Company had 35 and 31 leases as of September 30, 2023 and March 31, 2023, respectively.

The weighted average lease term, discount rates, and remaining lease terms for the operating leases as of September 30, 2023 were as follows:

Remaining lease term and discount rate:

Weighted average discount rate	5%
Weighted average remaining lease term (years)	6.16 years

The weighted average lease term, discount rates, and remaining lease terms for the operating lease as of March 31, 2023 were as follows:

Remaining lease term and discount rate:

Weighted average discount rate	5%
Weighted average remaining lease term (years)	6.47 years

The Company leases its offices, warehouse, and retail stores under non-cancellable operating lease agreements. Lease expenses were $0.75 million, including $0.13 million cost of goods-occupancy cost, $0.56 million rent expense in selling expense, and $0.06 million rent expense in general and administrative expense for the three months ended September 30, 2023. Lease expenses were $0.57 million, including $0.13 million cost of goods-occupancy cost, $0.42 million rent expense in selling expense, and $0.02 million rent expense in general

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

10 — LEASES (cont.)

and administrative expense for the three months ended September 30, 2022. Lease expenses were $1.50 million, including $0.25 million cost of goods-occupancy cost, $1.08 million rent expense in selling expense, and $0.16 million rent expense in general and administrative expense for the six months ended September 30, 2023. Lease expenses were $1.11 million, including $0.25 million cost of goods-occupancy cost, $0.81 million rent expense in selling expense, and $0.05 million rent expense in general and administrative expense for the six months ended September 30, 2022.

As of September 30, 2023, future minimum lease liabilities, all under office and facilities non-cancellable operating lease agreements, were as follows:

As of September 30, 2023	Operating Lease Liabilities
2024	$2,758,464
2025	2,772,804
2026	2,297,555
2027	1,798,840
2028	1,319,625
Thereafter	3,563,919
Total lease payments	14,511,207
Less: interest	(2,304,379)
Present value of lease liabilities	$12,206,828

11 — COMMITMENTS AND CONTINGENCIES

Commitments

The Company has not entered any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. The Company has not entered any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its unaudited condensed consolidated financial statements. Furthermore, the Company does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Company does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to itself or engages in leasing, hedging or product development services with itself.

Contingencies

Legal

From time to time, the Company is a party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited condensed consolidated financial statements.

The Company’s products and other production facilities as well as the packaging, storage, distribution, advertising and labeling of its products, are subject to extensive legal and regulatory requirements. For example, pursuant to the DMV registration requirement, the Company must satisfy the DMV Registration requirements and conduct required testing for all of its products sold in U.S. Loss of or failure to renew or obtain necessary permits, licenses, registrations, or certificates could prevent the Company from legally selling its products in the U.S. If the Company were found to be in violation of applicable laws and regulations, it could be subject to administrative

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

11 — COMMITMENTS AND CONTINGENCIES (cont.)

punishment, including fines, injunctions, recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects. As of the date hereof, the Company believes it is in compliance with the relevant regulations in the U.S.

Inflation

Inflationary factors, such as increases in personnel and overhead costs, could impair the Company’s operating results. Although the Company does not believe that inflation has had a material impact on the Company’s financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on the Company’s ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

12 — RELATED PARTY TRANSACTIONS

(A) Related party balances

Accounts receivable — related parties

Name of Related Party	Relationship	Nature	September 30, 2023	March 31, 2023
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Accounts receivable	$339,634	136,565
Accounts receivable-related parties			$339,634	$136,565

Other receivables — related party

Name of Related Party	Relationship	Nature	September 30, 2023	March 31, 2023
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Other receivables	$99,500	—
Advance to related party – other receivables			$99,500	$—

Other payables — related parties

Name of Related Party	Relationship	Nature	September 30, 2023(i)	March 31, 2023(i)
Zhou Ou	Chairman, CEO	Other payable	$183,866	$332,481
Other Payables-related parties			$183,866	$332,481

____________

(i)      Represents the remaining balance of the advance provided by the related party to the Company’s subsidiaries for the purpose of supporting their business operations. During the six months ended September 30, 2023, settlement of accounts payable by Mr. Ou was $50,000.

All of the above payables are unsecured, non-interest bearing, and due on demand.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

12 — RELATED PARTY TRANSACTIONS (cont.)

Loan payables — related party

Name of Related Party	Relationship	Nature	September 30, 2023	March 31, 2023
PJMG LLC	Ruifeng Guo (CFO), owns over 50% equity interest of this entity	Loan payable	$30,000	150,000
Loan Payables-related parties			$30,000	$150,000

On January 3, 2023, Fly E-Bike, Inc. obtained a two-year long-term loan of $150,000 from PJMG LLC with no interest. During the six months ended September 30, 2023, the Company made a total prepayment of $120,000 for post-IPO service fees. This prepayment was subsequently offset against the loan payables to PJMG LLC.

(B) Related party transactions

Revenues — related party

			For the six months ended September 30,
Name of Related Party	Relationship	Nature	2023	2022
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Product sales	$282,814	—
Revenues-related parties			$282,814	$—

During the three and six months ended September 30, 2023, Fly E Bike SRL, a distributor the Company works with and in which Mr. Ou holds over 50% of the equity interest, purchased certain EV products from the Company in the amount of nil and $282,814, respectively.

(C) Other Related Party Transactions

(i) During the six months ended September 30, 2023, Mr. Ou paid certain vendors of the Company to settle certain accounts payable balance on behalf the Company. On June 30, 2023, the Company transferred $2,263,630, a portion of the accounts payable balance, along with a cash contribution of $136,370 from Mr. Zhou Ou as capital contribution (see Note 8). As of September 30, 2023, a total of $2,400,000 were transferred and recorded as capital contribution (see Note 8).

(ii) On March 6, 2021, the Company and DGLG entered into an engagement letter, wherein the Company engaged DGLG as a consultant to assist the Company in its IPO planning, financing and tax services. Mr. Guo, the Company’s CFO, is a partner at DGLG. Under the terms of the engagement agreement with DGLG, the Company has agreed to compensate DGLG for consulting services based on an hourly fee arrangement. DGLG’s consulting fees were $100,000 and nil for the three months ended September 30, 2023 and September 30, 2022, respectively, and $100,000 and $25,000 for the six months ended September 30, 2023 and September 30, 2022, respectively. In addition, during the three and six months ended September 30, 2023, the Company paid DGLG a total of $815 and $29,300 for tax services rendered by DGLG, respectively.

FLY-E GROUP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events after September 30, 2023, up through January 31, 2024, the date at which the unaudited condensed consolidated financial statements were issued.

On October 2, 2023, the Company’s subsidiary, Fly14 Corp., obtained a long-term loan in the amount of $240,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 10.4%. Additionally, Fly14 Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising.

On October 4, 2023, the Company opened a new store at 106 Fourth Street, Hoboken, NJ 07030.

On October 18, 2023, the Company opened a new store at 693 Queen Street West, Toronto, Ontario Canada M6J 1E6.

On December 1, 2023, the Company opened a new store at 1660 Ocean Avenue, Santa Monica, CA 90401.

__________ Shares

Common Stock

Fly-E Group, Inc.

____________

Prospectus

____________

The Benchmark Company

Through and including ___________________, 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the stock exchange listing fee.

The following expenses will be borne solely by the registrant:

Amount
SEC registration fee	$2,673
FINRA filing fee
Nasdaq listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous fees and expenses
Total

Item 14.     Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. In connection with this offering, the registrant will obtain liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Our certificate of incorporation requires us to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee, or, while a director or officer, is or was serving at our request as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding.

In addition, under our certificate of incorporation, in certain circumstances, we are required to pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that we are not required to advance any expenses to a person against whom we directly bring an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to us of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

In addition, we plan to enter into indemnification agreements with our directors and executive officers that provide for additional indemnification protections, which form of agreement has been filed as an exhibit to this registration statement.

Item 15.     Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act:

On December 21, 2022, the Company and Fly E-Bike, Inc. (“Fly E-Bike”) entered into a Share Exchange Agreement, pursuant to which the Company acquired 200 shares of common stock of Fly E-Bike, representing all of the issued and outstanding shares of Fly E-Bike, by issuing its shares of common stock to the stockholders of Fly E-Bike on a one-for-one basis. Such share issuance was deemed to be exempt under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof as transactions not involving any public offering.

Item 16.     Exhibits and Financial Statement Schedules.

(a)     Exhibits

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of Fly-E Group, Inc.*
3.2	Bylaws of Fly-E Group, Inc.*
4.1	Specimen certificate evidencing shares of common stock*
4.2	Form of Representative’s Warrant*
5.1	Opinion of Hogan Lovells US LLP*
10.1	Form of the Independent Director’s Agreement of Fly-E Group, Inc.*
10.2	Fly-E Group, Inc. 2024 Omnibus Incentive Plan*
21.1	Subsidiaries of the registrant*
23.1	Consent of Marcum Asia CPAs LLP
23.2	Consent of Friedman LLP
23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)
99.1	Consent of Bin Wang to be named as a director nominee
99.2	Consent of Lun Feng to be named as a director nominee
99.3	Consent of Alan Jacobs to be named as a director nominee
107	Filing Fee Table

____________

*        To be filed by amendment.

(b)    Financial Statement Schedules: None.

Item 17.     Undertakings

The undersigned hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Flushing, New York, on February 1, 2024.

FLY-E GROUP, INC.
By:	/s/ Zhou Ou
Zhou Ou
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zhou Ou as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this registration statement and any registration statements filed by the registrant pursuant to Rule 462 of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Zhou Ou	Chairman of the Board of Directors and Chief Executive Officer	February 1, 2024
Zhou Ou	(Principal Executive Officer)
/s/ Ruifeng Guo	Director and Chief Financial Officer	February 1, 2024
Ruifeng Guo	(Principal Financial and Accounting Officer)